Exhibit 10.1

EXECUTION COPY

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE SECOND LIEN BOND DEBT. EACH CONSENTING SECOND LIEN CREDITOR’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL THE CONSENTING SECOND LIEN CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT, FORBEARANCE, AND SETTLEMENT AGREEMENT

This Restructuring Support, Forbearance, and Settlement Agreement dated as of October 4, 2016, including all schedules, annexes, and exhibits attached hereto (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”)), (iii) Caesars Acquisition Company solely for Sections 2(b)(vii), 5(g) and 30 (“CAC”), (iv) each of the undersigned bond holders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of Second Lien Bond Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any Second Lien Bond Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Second Lien Creditors,”), and (v) the Second Lien Committee (as defined below) (and together with the Consenting Second Lien Creditors, Caesars Parties, and CAC, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s and CEC’s indebtedness and other obligations pursuant to the terms and conditions of this Agreement, the CEOC Plan (attached hereto as Exhibit A), the CEC Plan (if any) and the Definitive Documentation (the terms and conditions of the CEOC Plan as it is to be modified pursuant to the terms of this Agreement shall hereinafter be referred to as the “Restructuring”);

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Second Lien Creditors in their respective capacities as holders of Second Lien Bond Claims and the Second Lien Committee, on the one hand, and the Caesars Parties and CAC on the other, including any litigation-related claims initiated by or against the Company and CEC and any objections to allowance of Second Lien Bond Claims by any of the Debtors;

WHEREAS, the Restructuring will be implemented through the Plans and the Definitive Documentation (each, as defined below); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases,.

“1L RSA Forbearance Fees” means cash fees equal to 3.25% of the First Lien Fee Bonds held by the Consenting Second Lien Creditors.

“2008 Second Lien Indenture” means that certain Indenture, dated as of December 24, 2008, as amended by the First Supplemental Indenture, dated as of July 22, 2009, and the Second Supplemental Indenture, dated as of April 12, 2013, between CEOC as issuer, CEC, as Parent Guarantor, and U.S. Bank National Association, as former trustee, and all ancillary and related documents.

“2009 Second Lien Indenture” means that certain Indenture, dated as of April 15, 2009, as amended by the First Supplemental Indenture, dated as of May 18, 2009, and the Second Supplemental Indenture, dated as of April 12, 2013 between CEOC, as issuer, CEC, as Parent Guarantor, and U.S. Bank National Association, as former trustee, and all ancillary and related documents.

“2010 Second Lien Indenture” means that certain Indenture, dated as of April 16, 2010, as amended by the Supplemental Indenture, dated as of May 20, 2010 and the Second Supplemental Indenture, dated as of April 12, 2013, between CEOC, as issuer, CEC, as Parent Guarantor, and U.S. Bank National Association, as former trustee, and all ancillary and related documents..

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 16 hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, agreement, offer, transaction, settlement, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the assets and liabilities of CEC and/or the Company and its controlled subsidiaries.

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“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois and whichever court of competent jurisdiction in which a bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented, if any, is filed. For the avoidance of doubt, any bankruptcy commenced by CEC shall be filed in the United States Bankruptcy Court for the Northern District of Illinois and CEC shall move to transfer venue of any bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented to the United States Bankruptcy Court for the Northern District of Illinois.

“BOKF” means BOKF, N.A.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entm’t Operating Co., Inc. v. Caesars Entm’t Corp., et. al., Case No. 10004-VCG (Del. Ch.); (b) Trilogy Portfolio Co., LLC, et. al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.); (c) Frederick Barton Danner v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7973 (S.D.N.Y.); (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entm’t Corp., Case No. 15-cv-01561 (S.D.N.Y.); (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entm’t Operating Co., Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entm’t Operating Co., Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entm’t Operating Co.. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entm’t Operating Co., Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entm’t Corp., Case No. 15-cv-04634 (S.D.N.Y.); and (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entm’t Corp., Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Caesars Parties RSAs” means, collectively, (i) the First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated as of July 9, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, and CEC, and (ii) the First Amended and Restated Restructuring Support Agreement,

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dated as of July 9, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, CAC, on behalf of itself and each of its direct and indirect subsidiaries, and solely as to Section 26 thereof, CEC, in the case of each of (i) and (ii), as may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by a CEC Bankruptcy Event in which CEC has consented to the entry of an order for relief.

“CEC Confirmation Order” means, if applicable, an order by the Bankruptcy Court confirming a CEC Plan, which shall be in substance consistent with this Agreement and shall otherwise be reasonably satisfactory to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be in substance consistent with this Agreement and shall otherwise be reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC.

“CEC Petition Date” means, if applicable, the date on which CEC commences a CEC Chapter 11 Case.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC (including, without limitation, all supplements to the CEC Plan filed with the Bankruptcy Court) through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which plan, together with the CEOC Plan, must deliver economically identical treatment and recoveries to the holders of Second Lien Bond Claims as those set forth in the CEOC Plan, shall be in substance consistent with this Agreement and shall otherwise be reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEC Plan that has, or could have in the good faith opinion of the Second Lien Committee after consulting with the Second Lien Committee Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Second Lien Committee.

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“CEC Termination Event” has the meaning set forth in Section 11 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means an order by the Bankruptcy Court confirming the CEOC Plan, which shall be in substance consistent with this Agreement and be reasonably satisfactory to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company.

“CEOC Disclosure Statement” means the Company’s disclosure statement as amended by this Agreement (if necessary), including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be in substance consistent with this Agreement and otherwise reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company.

“CEOC Plan” means the plan in form and substance attached as Exhibit A hereto (including, without limitation, the Convertible Notes Indenture attached hereto as Exhibit A-1 and all other supplements to the CEOC Plan filed with the Bankruptcy Court) as amended by this Agreement through which the Restructuring will be effected, and which shall otherwise be reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEOC Plan that has, or could have in the good faith opinion of the Second Lien Committee after consulting with the Second Lien Committee Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Second Lien Committee.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et al., Case No. 15-01145 (Bankr. N.D. Ill.).

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“CIE Agreement” means the CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016, by and among (i) Caesars Interactive Entertainment, Inc., (ii) Caesars Acquisition Company, on behalf of itself and each of its direct and indirect subsidiaries, (iii) CEC, on behalf of itself and each of its direct and indirect subsidiaries, other than the Company, and (iv) the Company.

“CIE SPA” means that certain stock purchase agreement, dated as of July 30, 2016, by and between: (i) Caesars Interactive Entertainment, Inc., an indirect Subsidiary of CAC; (ii) Alpha Frontier Limited, backed by a consortium that includes Giant Investment (HK) Limited, an affiliate of Shanghai Giant Network Technology Co., Ltd.; Yunfeng Capital; China Oceanwide Holdings Group Co., Ltd.; China Minsheng Trust Co., Ltd.; CDH China HF Holdings Company Limited and Hony Capital Fund; and (iii) solely for certain limited purposes described therein, Caesars Growth Partners, LLC, and CIE Growth, LLC.

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, Second Lien Indentures, or the Unsecured Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, and (ii) without limiting Section 13 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim.

“Claim Holder” refers to (i) each Consenting Second Lien Creditor, (ii) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Second Lien Indentures and includes Delaware Trust as current successor Collateral Agent and WSFS as former Collateral Agent.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Consenting Second Lien Creditors” has the meaning set forth in the preamble hereof.

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“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plans, all supplements to the Plans (including, without limitation, all of the documents necessary to implement the Plans and the Restructuring), Confirmation Orders, Disclosure Statements, any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case that could be reasonably expected to affect the interests of holders of Second Lien Bond Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing. For the avoidance of doubt, any amendment, supplement, modification or restatement of the Definitive Documentation that has, or could have in the good faith opinion of the Second Lien Committee after consulting with the Second Lien Committee Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Second Lien Committee.

“Delaware Trust” means Delaware Trust Company.

“Disclosure Statements” means the CEOC Disclosure Statement and the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans become effective or are consummated.

“Estate Claims Complaint” means the complaint filed in the adversary proceeding captioned Caesars Entm’t Operating Co., Inc. et al. v. Caesars Entm’t Corp., et al., Adv. P. 16-0522 [Adv. P. ECF No. 1].

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank RSA” means the Restructuring Support and Forbearance Agreement dated as of June 20, 2016, by and between the Company, CEC and certain holders of First Lien Bank Debt (as it may be further amended, restated and/or modified pursuant to the terms thereof).

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

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“First Lien Bond RSA” means the Restructuring Support and Forbearance Agreement dated as of October 7, 2015, by and between the Company, CEC and certain holders of First Lien Bond Debt (as it may be further amended, restated and/or modified pursuant to the terms thereof).

“First Lien Fee Bonds” means First Lien Bond Debt that has not, or will not, receive any RSA Forbearance Fees (as defined in the First Lien Bond RSA) pursuant to the First Lien Bond RSA or First Lien Bank RSA.

“First Lien Fee Bond Parties” means Consenting Second Lien Creditors that sign this Agreement within two (2) Business Days following the Agreement Effective Date.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020, and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Involuntary Petition” means the chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware, currently docketed as Case No. 15-3193 (Bankr. N.D. Ill.).

“June 28 CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization [ECF No. 4218] filed in connection with the Chapter 11 Cases on June 28, 2016.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

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“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.75% Notes due 2017, dated August 12, 2014.

“Outside Date” means October 31, 2017; provided that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement, the Definitive Documents and the Plans and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order necessary for the occurrence of the Effective Date and consummation of the Restructuring, assuming, as applicable, that (a) all submissions or other information necessary to the grant of the regulatory or licensing approvals have been made, and (b) all litigation activity or similar actions necessary to permit the issuing court to make its decision is concluded, and such decision, when issued, shall be final and non-appealable.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and the CEC Plan.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Second Lien Creditors” means, as of any time of determination, the Consenting Second Lien Creditors holding greater than two-thirds of the aggregate amount of all Second Lien Bond Claims held at such time by all of the Consenting Second Lien Creditors; provided that any Second Lien Bond Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in either the numerator or the denominator of the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties; (ii) the Consenting Second Lien Creditors, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party; and (iii) the Second Lien Committee.

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“Restructuring Support Period” means the period commencing on the Agreement Effective Date and ending on the date on which this Agreement is terminated in accordence with its terms.

“SDNY Guaranty Cases” means the cases captioned (a) Trilogy Portfolio Company, LLC, et. al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.); (b) Frederick Barton Danner v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7973 (S.D.N.Y.); (c) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entm’t Operating Co., Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entm’t Operating Co., Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entm’t Operating Co.. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entm’t Operating Co., Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entm’t Corp., Case No. 15-cv-04634 (S.D.N.Y.); and (d) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entm’t Corp., Case No. 15-cv-08280 (S.D.N.Y.).

“Second Lien Bond Claim” means a Claim in respect of Second Lien Bond Debt.

“Second Lien Bond Debt” means indebtedness incurred by the Company pursuant to the Second Lien Indentures.

“Second Lien Bond Fees and Expenses” means all reasonable and documented fees, expenses, costs, disbursements, and advances of or to the Trustees, the Collateral Agents, and the Second Lien Bond Professionals incurred in their representation of or on behalf of holders of Second Lien Bond Debt, the Trustees, or the Collateral Agents in connection with or related to the Company, CEC, CAC, or any of their Affiliates, including, without limitation, in connection with or related to (a) the Involuntary Petition; (b) the Chapter 11 Case; (c) the case captioned Caesars Entm’t Operating Co., Inc., et al. v. Appaloosa Inv. Ltd. P’ship I, et al., Index No. 652392-2014 (N.Y. Sup. Ct.); (d) the case captioned Appaloosa Inv. Ltd. P’ship I, et al. v. Caesars Entm’t Corp., Index No. 653351-2016 (N.Y. Sup. Ct.); (e) the case captioned Credit Suisse AG, Cayman Islands Branch v. Appaloosa Inv. Ltd. P’ship I, Index No. 651134-2015 (N.Y. Sup. Ct.); (f) the case captioned Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entm’t Operating Co., Inc. v. Caesars Entm’t Corporation, et. al., Case No. 10004-VCG (Del. Ch.); (g) the case captioned BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entm’t Corp., Case No. 15-cv-01561 (S.D.N.Y.); (h) adversary proceedings related to the Chapter 11 Cases; and (i) the Second Lien Indentures from the date of the Second Lien Bond Professionals’, Trustees’, and Collateral Agents’ respective retentions through and including the later of either (i) the termination of this Agreement or (ii) the Effective Date; provided that documentation of such Second Lien Bond Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines. For the avoidance of doubt, the reasonableness of the Second Lien Bond Fees and Expenses will be as set forth in the Second Lien Indentures.

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“Second Lien Bond Professionals” means Jones Day; Young Conway Stargatt & Taylor; Arent Fox LLP; Foley & Lardner LLP; Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.; the Bifferato Firm; Bryan Cave; Kelley, Drye & Warren LLP; Sills Cummis & Gross; Phelps Dunbar LLP; Bruce Leslie; IceMiller; Balch & Bingham, LLP; Ungaretti & Harris; Kozacky Weitzel McGrath, P.C.; Frederic Dorwart, Lawyers; Houlihan Lokey Capital, Inc.; Fulcrum Financial Inquiry LLP; DF King & Co., Inc.; San Marino Business Partners LLC; Carlson Dash, LLC; Chris Hillcoat; Phoenix Management Services; Floyd Advisory and any other experts, consultants, or professionals retained by any of them or by the Trustees.

“Second Lien Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

“Second Lien Committee Members” means each of the following, in each case solely in its capacity as a member of the Second Lien Committee: (a) WSFS in its capacity as successor Indenture Trustee under the 2009 Second Lien Indenture; (b) BOKF in its capacity as successor Indenture Trustee under the 2010 Second Lien Indenture; (c) Delaware Trust Company in its capacity as successor Indenture Trustee under the 2008 Second Lien Indenture; (d) Tennenbaum Opportunities Partner V, LP; (e) Centerbridge Credit Partners Master LP; (f) Palomino Fund Ltd.; and (g) Oaktree FF Investment Fund LP.

“Second Lien Committee Professionals” means Jones Day, Houlihan Lokey, and Zolfo Cooper.

“Second Lien Cooperation Agreement” means that certain Amended and Restated Cooperation Agreement dated as of August 3, 2016 executed by certain holders of Second Lien Bond Claims who are also Second Lien Consenting Creditors.

“Second Lien Guaranty Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entm’t Operating Co., Inc. v. Caesars Entm’t Corp., et. al., Case No. 10004-VCG (Del. Ch.) and (b) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entm’t Corp., Case No. 15-cv-01561 (S.D.N.Y.).

“Second Lien Guaranty Plaintiffs” means BOKF and WSFS as plaintiffs in their respective Second Lien Guaranty Cases.

“Second Lien Indentures” means (a) the 2008 Second Lien Indenture; (b) the 2009 Second Lien Indenture; and (c) the 2010 Second Lien Indenture.

“Second Lien Lawsuit” means the case captioned Appaloosa Investment Limited Partnership I, et. al. v. Caesars Entm’t Corp., Case No. 653351 (NY Sup Court).

“Securities Act” has the meaning set forth in Section 7(c) hereof.

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“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Termination Events” has the meaning set forth in Section 11(a) hereto.

“Transfer” has the meaning set forth in Section 13 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trilogy Case” means the case captioned Trilogy Portfolio Company, LLC, et. al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.).

“Trustees” means (a) WSFS, as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018 and former Indenture Trustee under the 2008 Second Lien Indenture and 2010 Second Lien Indenture; (b) Delaware Trust in its capacity as successor Indenture Trustee under the 2008 Second Lien Indenture; and (c) BOKF in its capacity as successor Indenture Trustee under the 2010 Second Lien Indenture.

“Unsecured Bond Claim” means a Claim in respect of Unsecured Bond Debt.

“Unsecured Bond Debt” means indebtedness incurred by the Company pursuant to the Unsecured Indentures.

“Unsecured Indentures” means the indentures governing CEOC’s (a) 10.75% senior notes due 2016, (b) 10.75%/11.5% senior toggle notes due 2018, (c) 6.5% senior notes due 2016, and (d) 5.75% senior notes due 2017.

“WSFS” means Wilmington Savings Fund Society, FSB.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Plans, and the Definitive Documentation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) [Intentionally Omitted.]

(b) Affirmative Covenants of Restructuring Support Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation and other documentation necessary to effectuate the Restructuring, in form and substance consistent in all material respects with this Agreement and the treatment and recoveries provided to holders of Second Lien Bond Claims pursuant to the Plans, and as otherwise reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed

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in writing by counsel including by electronic mail), the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to adversely affect the interests of CEC, which, for the avoidance of doubt, include but are not limited to a CEC Disclosure Statement, a CEC Plan, and a CEC Confirmation Order);

(ii) support and consent to (and with respect to the Second Lien Committee, support and not hinder) those actions and transactions contemplated by this Agreement and the Plans, or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the release and exculpation provisions to be provided in the Plans;

(iv) as soon as practicable after the date hereof (and, in any event, before any deadline for additional document production), grant, request and/or support, as applicable, a stay of all proceedings, orders and deadlines relating to all discovery, including all subpoenas, requests for interrogatories and document requests, relating to confirmation of the CEOC Plan served on or against (a) the other Restructuring Support Parties and/or (b) any other individual or entity not opposing the CEOC Plan until the earlier of (x) the Effective Date of the CEOC Plan or (y) seven days after the termination of this Agreement for any reason, provided that in the event the stays sought pursuant to this Section 2(b)(iv) are not granted, the Second Lien Committee and any Consenting Second Lien Creditor (or their counsel or other advisors) who have brought such discovery will execute and file stipulations voluntarily withdrawing any such discovery or related pending motions without prejudice. For the avoidance of doubt, all discovery, including subpoenas, directed to David Bonderman, Kelvin Davis, Eric Hession, Gary Loveman, Marc Rowan and David Sambur is subject to this provision;

(v) support a request that the Bankruptcy Court stay any ruling on the Involuntary Petition (provided that, the Involuntary Petition shall be deemed dismissed as moot upon the Effective Date of the CEOC Plan);

(vi) negotiate in good faith an amendment to the tolling agreements in respect of the Estate Claims Complaint pursuant to which the termination of such tolling agreements shall be prohibited while this Agreement remains effective;

(vii) amend (i) the Voting Agreement, dated as of July 9, 2016, by and among CEC, Hamlet Holdings LLC, its members named therein, and solely with respect to certain provisions of such Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP, and certain of their co-investors, and (ii) the Voting Agreement, dated as of July 9, 2016, by and among CAC, Hamlet Holdings LLC, its members named therein, and solely with respect to certain provisions of such Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP, and certain of their co-investors, pursuant to which the Second Lien Committee, the Second Lien Committee, and the Requisite Consenting Second Lien Creditors shall be added as third party beneficiaries thereunder; and

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(viii) support, and instruct the Trustees to support, as applicable, any motion filed by the Company seeking, extending or modifying a 105 Injunction Order temporarily enjoining the Caesars Cases and take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction Order.

(c) Affirmative Covenants of Consenting Second Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Consenting Second Lien Creditors shall:

(i) vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of such Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that the foregoing may be waived by the Company in the Chapter 11 Cases or by CEC in a CEC Chapter 11 Case, each in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Second Lien Creditors at any time following the termination of this Agreement with respect to such Consenting Second Lien Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Second Lien Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement, the Plans or the Definitive Documentation is amended in a manner that would adversely affect a Consenting Second Lien Creditor’s Claim(s), such Consenting Second Lien Creditor (1) shall no longer be obligated to vote hereunder in respect of any
Claim(s) and shall be permitted to vote its Claim(s) to reject such Plan(s), (2) to the extent such Consenting Second Lien Creditor has voted any Claim(s) hereunder, shall be permitted to revoke its vote in respect of such Claim(s) (and upon such revocation, such vote shall be deemed void ab initio) and to vote such Claim(s) to reject such Plan(s), and (3) notwithstanding anything herein to the contrary, shall be permitted to support and vote its Claim(s) for, and consent to, an Alternative Proposal and take any action in respect of its Claims; provided that nothing in this Section 2(c)(i) shall in any way limit any Party’s rights or obligations arising under the Bankruptcy Code or applicable non-bankruptcy law;

(ii) as soon as reasonably practicable after the later of (x) the Agreement Effective Date or (y) the date and time upon which CEC may no longer terminate this Agreement pursuant to Section 11(c), each Consenting Second Lien Creditor (A) who is a plaintiff in the Second Lien Lawsuit shall immediately seek a mutually agreed stay with CEC in respect of the Second Lien Lawsuit and (B) on its own behalf with respect to the Second Lien Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Claims, shall instruct the applicable Trustee to immediately, and use its commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Second Lien Lawsuit, provided that in the event the stay sought pursuant to this Section 2(c)(ii) is not granted, each applicable Consenting Second Lien Creditor will on its own behalf, and will instruct the applicable Trustee, to execute and file stipulations voluntarily withdrawing any pending motions without prejudice, solely to the extent such claims will remain fully preserved notwithstanding such withdrawal;

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(iii) as soon as reasonably practicable after the later of (x) the Agreement Effective Date or (y) the date and time upon which CEC may no longer terminate this Agreement pursuant to Section 11(c), and subject to Section 4, each Consenting Second Lien Creditor, on its own behalf with respect to the Second Lien Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Claims, shall instruct the Trustees to immediately, and use their commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Second Lien Guaranty Cases, until the earlier of (x) the Effective Date of the CEOC Plan that settles all such claims (at which time such actions shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; and

(iv) as soon as reasonably practicable after the Agreement Effective Date, the Petitioning Creditors shall request the Bankruptcy Court to hold in abeyance any ruling on their Involuntary Petition.

(d) Affirmative Covenants of the Second Lien Committee. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Second Lien Committee shall:

(i) request the Bankruptcy Court to continue to hold in abeyance its motion seeking derivative standing to commence and prosecute certain claims on behalf of the Debtors’ estates [ECF No. 3694] until the earlier of (x) the Effective Date of the CEOC Plan which settles all such claims (at which time such actions shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the Bankruptcy Court denies the Second Lien Committee’s request or otherwise does not continue to hold the motion in abeyance, the Second Lien Committee will execute and file stipulations voluntarily withdrawing such motion without prejudice, provided that the Second Lien Committee shall not be precluded from seeking relief that it believes in its reasonable good faith (in consultation with the Company) to be necessary to prevent any risk of the lapsing of any applicable statutes of limitations, provided, however, that any such actions are subject to the settlement embodied herein requiring that any and all relief ordered shall be waived by the Second Lien Committee and other Parties if the Effective Date of the CEOC Plan occurs;

(ii) request a stay of its cross appeal of the Bankruptcy Court’s order overruling objections of the Subsidiary-Guaranteed Notes Indenture Trustee to Claims No. 2797 and 4822 [ECF No. 3773] and shall seek to hold such appeal in abeyance until the earlier of (x) the Effective Date of the CEOC Plan (at which time such appeal shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the stay is denied, the Second Lien Committee may continue prosecuting its appeal and take all appropriate actions once the appeal is determined subject to the settlement embodied herein requiring that any and all relief ordered shall be waived by the Second Lien Committee and other Parties if the Effective Date of the CEOC Plan occurs;

(iii) provide the Company a letter in form and substance agreed to by the Requisite Second Lien Committee Members (in consultation with the Company and CEC) that can be distributed to holders of Second Lien Bond Claims at a time when this Agreement has not been Terminated, which letter shall urge such holders to accept the CEOC Plan; and

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(iv) if applicable, provide CEC a letter in form and substance agreed to by the Requisite Second Lien Committee Members (in consultation with the Company and CEC) that can be distributed to holders of Second Lien Bond Claims at a time when this Agreement has not been Terminated, which letter shall urge such holders to accept the CEC Plan.

(e) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, or support, or with respect to the Consenting Second Lien Creditors vote its Claims for or consent to, an Alternative Proposal;

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC; or

(iii) with respect to the Consenting Second Lien Creditors and Second Lien Committee, object to, hinder, or otherwise delay the payment of any “CEC Expense Amounts” or “South Korea Amounts” as each such term is defined under the CIE Agreement.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or a CEC Chapter 11 Case so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not materially hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Forbearance.

(a) Following the later of (x) the Agreement Effective Date or (y) the date and time upon which CEC may no longer terminate this Agreement pursuant to Section 11(c), until the termination of this Agreement (a “Forbearance Termination Event”), each Consenting Second Lien Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Second Lien Indentures or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Second Lien Creditors hereunder to forbear from exercising rights and remedies (i) under the Second Lien Indentures and (ii) in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Caesars Parties hereby waive (to the extent permitted by applicable law).

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(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Second Lien Creditors, the Trustees or the Collateral Agent, as applicable, may proceed, subject to the terms of the Second Lien Indentures, and applicable law, to exercise any or all rights and remedies under the Second Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Second Lien Creditor, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the Second Lien Indentures, the Second Lien Bond Claims, the Company, CEC, CAC, or any of their respective Affiliates against any such Consenting Second Lien Creditor. The Consenting Second Lien Creditors and the Second Lien Committee agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Second Lien Creditors and the Second Lien Committee shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the Second Lien Indentures against any such Caesars Party.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not (i) constitute a waiver with respect to any defaults or any Events of Defaults as defined under the Second Lien Indentures, (ii) prevent any Consenting Second Lien Creditor or Second Lien Committee Member from enforcing its rights with respect to any non-Caesars Parties under any documents relating to the Second Lien Indentures, including, but not limited to and for the avoidance of doubt, any intercreditor documents, and (iii) bar any Consenting Second Lien Creditor or Second Lien Committee Member from filing a proof of claim or taking action to establish the amount of such Claim.

4. Stay of Second Lien Guaranty Cases.

(a) Consenting Second Lien Creditors. Within one (1) Business Day of the Agreement Effective Date, each Consenting Second Lien Creditor shall sign the applicable instruction letter attached hereto as Exhibit D affirmatively instructing the Second Lien Guaranty Plaintiffs to (i) execute and file the stipulation attached to such instruction letter, which seeks to mutually stay the prosecution of the Second Lien Guaranty Cases, (ii) discontinue without prejudice the prosecution of the Second Lien Guaranty Cases (and, for the avoidance of doubt, shall not direct the Second Lien Guaranty Plaintiffs to prosecute the Second Lien Guaranty Cases during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Second Lien Committee, the applicable Trustee, and CEC), and (iii) in the event the stays sought pursuant to Section 2(b)(viii) and this Section 4 are not granted with respect to the Second Lien Guaranty Cases, direct the applicable Second Lien Guaranty Plaintiff, along with CEC, to execute and file stipulations voluntarily withdrawing the pending cross-motions for summary judgment without prejudice, provided, however, that the

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direction letter shall not be delivered to the Second Lien Guaranty Plaintiffs unless and until the date and time upon which CEC may terminate this Agreement pursuant to Section 11(c) has expired.

(b) Second Lien Guaranty Plaintiffs. Within one (1) Business Day of receiving an instruction letter from the applicable Consenting Second Lien Creditors pursuant to Section 4(a) herein, each Second Lien Guaranty Plaintiff shall (i) execute and file the stipulation attached to the applicable instruction letter providing for a stay without prejudice of the prosecution of the Second Lien Guaranty Cases, (ii) discontinue the prosecution of the Second Lien Guaranty Cases except as may be necessary or appropriate to seek approval of the foregoing stipulation or otherwise conduct ministerial acts in connection with the Second Lien Guaranty Cases, and (iii) in the event the stays sought pursuant to Section 2(b)(viii) and this Section 4 are not granted with respect to the Second Lien Guaranty Cases, CEC and the applicable Second Lien Guaranty Plaintiff will each execute and file stipulations voluntarily withdrawing the pending cross-motions for summary judgment without prejudice, solely to the extent such claims will remain fully preserved notwithstanding such withdrawal and on such terms as to allow the motions to be re-filed without delay or prejudice.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (or the Company as specifically identified below) shall:

(i) (A) file or otherwise submit any and all documents (including, without limitation, the Definitive Documentation), applications and other requests in connection with obtaining, and use its commercially reasonable efforts to obtain, any and all required Bankruptcy Court, governmental, regulatory, licensing or other orders, approvals, licenses or consents, (including, without limitation, any necessary third-party consents) necessary to the implementation and consummation of the Restructuring, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (B) exercise its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring, including but not limited to entry of the Confirmation Orders, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (C) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (D) operate the Company and CEC in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan, as shared with the Second Lien Committee prior to the Agreement Effective Date, taking into account the Restructuring and the commencement of the Chapter 11 Cases and a CEC Chapter 11 Case;

(ii) promptly notify or update Jones Day upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Second Lien Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C)

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developments, negotiations, or proposals relating to the Caesars Cases and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that could reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) unless a Caesars Party obtains the prior written consent of a Consenting Second Lien Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Second Lien Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Second Lien Creditor with the corresponding data provided to the Company by the Consenting Second Lien Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Second Lien Creditors with prompt notice of any such request or requirement so that such Consenting Second Lien Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Second Lien Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Second Lien Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Second Lien Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement;

(iv) use commercially reasonable efforts to have the New CEC Common Equity listed on a national exchange following the Effective Date;

(v) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, if applicable, posted on the Company’s or CEC’s website, or otherwise made publicly available.

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(vi) the Company shall request the Bankruptcy Court to hold in abeyance its objections to the proofs of claim filed in respect of the Second Lien Claims by the Trustees and Collateral Agent [ECF Nos. 3915, 3916] (provided that, such objections shall be deemed withdrawn upon the Effective Date of the CEOC Plan); provided, however, that if the Bankruptcy Court denies such stay, the Company will withdraw without prejudice objections to such claims (and, for the avoidance of doubt, shall not direct or support any other party to prosecute or support such claim objections) during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Company, the Second Lien Committee, and the applicable Trustee;

(vii) as soon as reasonably practicable after the Agreement Effective Date, the Company shall request the Bankruptcy Court to hold in abeyance any ruling on the Company’s request for dismissal of the Involuntary Petition;

(viii) the Company shall request the Bankruptcy Court to hold in abeyance its adversary proceeding against the Trustees and the Collateral Agent captioned Caesars Entertainment Operating Company, Inc. v. BOKF, N.A., Wilmington Savings Fund Society, FSB, and Delaware Trust Company, Adv. Case No. 16-00345 (ABG) (provided that, such adversary proceeding shall be deemed withdrawn upon the Effective Date of the CEOC Plan); provided, however, that if the Bankruptcy Court denies such stay, the Company will withdraw without prejudice any pending motions in such adversary proceeding (provided that to the extent that any such motion is subject to a time limitation from when it can be brought under the Federal Rules of Civil Procedure or other applicable rules or statutes, the Company, the Second Lien Committee, and the applicable Trustee will meet and confer in good faith on a stipulation preserving the right to bring such motion);

(ix) all Second Lien Bond Fees and Expenses incurred by the Trustees (other than Jones Day’s fees incurred by WSFS) (a) prior to September 26, 2016, to the extent not otherwise or already paid by the Company in connection with the Chapter 11 Cases, and (b) on and after September 26, 2016 and through the Effective Date on a monthly basis, shall be paid in cash by the Company, subject to an order of the Bankruptcy Court; provided that if the Company either fails to obtain an order from the Bankruptcy Court by December 15, 2016 or such amounts remain unpaid, CEC shall pay (a) (i) $7.95 million to BOKF; (ii) $3.1 million to WSFS; and (iii) $1.3 million to Delaware Trust of such Second Lien Bond Fees and Expenses incurred through September 26, 2016 by no later than December 20, 2016, provided that the Company and the Second Lien Committee hereby agree to revise the CIE Agreement to provide for such payments, provided, further, that the Company and the Second Lien Committee hereby agree to permit CEC to be paid the “Accrued and Unpaid Amount” (as defined in the CIE Agreement) prior to making such payments, and (b) unpaid Second Lien Bond Fees and Expenses described in this Section 5(a)(ix), whether incurred prior to or after the Agreement Effective Date, upon entry of the CEOC Confirmation Order or on the Effective Date to the extent incurred after entry of the CEOC Confirmation Order through the Effective Date; provided further that the Company shall file the motion in a form reasonably acceptable to the Second Lien Committee and the Trustees after sufficient time to review and comment on such motion, seeking authority to pay such Second Lien Bond Fees and Expenses incurred by the Trustees within 7 Business Days of the Agreement Effective Date; provided, further, that if the

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Company, after good faith efforts, cannot receive a final order from the Bankruptcy Court, CEC shall pay such Second Lien Bond Fees and Expenses upon entry of the CEOC Confirmation Order, provided further that the obligations of CEOC and CEC under this Section 5(a)(ix) shall be joint and several and the CEC Plan and the CEOC Plan shall provide only such terms consistent with this Section 5(a)(ix);

(x) all Second Lien Bond Fees and Expenses, other than those covered by Section 5(a)(ix) above, incurred (a) prior to September 26, 2016, to the extent not otherwise or already paid by the Company in connection with the Chapter 11 Cases, provided, however, that the aggregate amount of Second Lien Bond Fees and Expenses under Section 5(a)(ix)(a) and this
Section 5(a)(x)(a) shall not exceed $47 million, and (b) on and after September 26, 2016 and through the Effective Date shall be paid in cash by the Company, subject to a final order of the Bankruptcy Court, on the Effective Date; provided that if the Company, after good faith efforts, cannot receive a final order from the Bankruptcy Court, CEC shall pay such Second Lien Bond Fees and Expenses upon entry of the CEOC Confirmation Order; provided, however, that no Second Lien Bond Professionals, except for the Trustees and their professionals, and Jones Day, shall be paid their Second Lien Bond Fees and Expenses unless and until all their clients have signed this Agreement;

(xi) maintain, preserve, and prevent the loss of any materials or information relevant to any claim or defense in any matter arising under, related to, or in connection with the Chapter 11 Cases, any adversary proceeding related to the Chapter 11 Cases, the Caesars Cases, the SDNY Guaranty Cases, the Second Lien Guaranty Cases, and the Estate Claims Complaint;

(xii) if necessary and applicable because the Second Lien Lawsuit is not stayed pursuant to Section 2(c)(ii) on account of the applicable court not agreeing to such stay, CEC will execute and file stipulations voluntarily withdrawing any pending motions without prejudice, solely to the extent such claims will remain fully preserved notwithstanding such withdrawal;

(xiii) as of the Effective Date, CEC shall terminate the Services Agreement, dated as of January 28, 2008, by and among CEC (f/k/a Harrah’s Entertainment, Inc.), Apollo Management VI, L.P., Apollo Alternative Assets, L.P. and TPG Capital, L.P., as it may have been amended, modified, supplemented from time to time, and any similar agreements that provide for the payment of fees to Apollo Global Management, LLC, TPG Capital, L.P. or any of their Affiliates and such termination shall not require any payment by or cost to CEC, including for any accrued and unpaid amounts as of the Effective Date; and

(xiv) upon the Effective Date, consent to dismissal, as moot, of the Involuntary Petition, and refrain from seeking and release any claims for damages or reimbursement from the entities that filed the Involuntary Petition of any fees and expenses of the Debtors or any other Caesars Party relating to the Involuntary Petition.

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(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Second Lien Committee) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as any Second Lien Bond Professionals have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that the Caesars Parties will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between the Second Lien Bond Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify such Second Lien Bond Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal and copies of any documents comprising or describing such Alternative Proposal; Such Caesars Party shall keep such Second Lien Bond Professionals informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal;

(ii) file, accept, support, participate in the preparation, negotiate or discuss any plan, disclosure statement or other pleading that is materially inconsistent with the Restructuring;

(iii) (A) publicly announce (x) its intention not to pursue the Restructuring or (y) terms of a restructuring that are materially inconsistent with this Agreement; (B) suspend, revoke, hinder, obstruct, modify or delay any aspect of the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not in substance consistent with this Agreement in any way or are not otherwise reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC; or

(iv) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or could reasonably be expected to materially impair, the ability of the any Caesars Party to perform its obligations under the Restructuring relative to its ability to perform its obligations under the Restructuring as of the date hereof (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated as of the date hereof).

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Second Lien Committee) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by CES or any Caesars Party.

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(d) Additional Affirmative Covenants of the Caesars Parties.

(i) Subject to the terms and conditions hereof, the Company and CEC (after a CEC Petition Date), as applicable, shall to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, posted on the Company’s or CEC’s website, or otherwise made publicly available.

(ii) CEC shall pay, subject to and following receipt by counsel to CEC of a properly completed IRS Form W-9 and a notarized writing that First Lien Bond Debt held by the First Lien Bond Party are First Lien Fee Bonds, (A) one half (1/2) of the 1L RSA Forbearance Fee to the First Lien Fee Bond Parties on account of such lenders’ First Lien Fee Bonds on the later of ten (10) business days after the Agreement Effective Date or five (5) business days after CEC receives funds subject to the CIE Agreement in an amount sufficient to pay such amounts, and the Company, the Second Lien Committee and CEC hereby agree that distribution to CEC of the funds required to pay such amounts shall occur no later than five (5) business days after the Agreement Effective Date; and (B) one half (1/2) of the 1L RSA Forbearance Fee to the First Lien Fee Bond Parties on account of such lenders First Lien Fee Bonds on the Effective Date; provided, further, that the aggregate amount of 1L RSA Forbearance Fees payable to First Lien Fee Bond Parties shall not exceed $15,000,000 in the aggregate, provided, further, that notwithstanding such $15,000,000 limit, First Lien Fee Bond Parties that are also parties to the Second Lien Cooperation Agreement and that enter into an agreement to terminate the Second Lien Cooperation Agreement shall be entitled to receive payment in full of the 1L RSA Forbearance Fees without regard to the $15,000,000 limit, provided, further, that the 1L RSA Forbearance Fees payable to First Lien Fee Bond Parties that agree to terminate the Second Lien Cooperation Agreement shall not exceed $11,644,000 in the aggregate. For the avoidance of doubt, Consenting Second Lien Creditors entitled to receive the RSA Forbearance Fee (as defined in the First Lien Bond RSA) pursuant to the terms of the First Lien Bond RSA or the First Lien Bank RSA shall continue to be entitled on the Effective Date to any unpaid portion thereof and shall not receive the 1L RSA Forbearance Fee under this Agreement with respect to First Lien Bond Debt that is not First Lien Fee Bonds.

(e) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Caesars Parties (except with the prior written consent of the Second Lien Committee) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options,

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warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Second Lien Creditors or the Second Lien Committee and or any Caesars Party’s ability to consummate the Restructuring, and other than as required by the Plans, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Second Lien Creditors or the Second Lien Committee Members, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) that will materially impair any Caesars Party’s ability to consummate the Restructuring of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the Second Lien Bond Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the Second Lien Bond Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not otherwise consented to by the Second Lien Committee;

(vi) enter into or negotiate any settlement, proposed settlement, or other agreement or understanding affecting in any way (other than as contemplated by this Agreement and the Restructuring) of (a) any claim mentioned in the Examiner’s report, (b) any claim against CEC based upon, arising out of or related to any guarantee or (c) any other claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s or CEC’s ability to consummate the Restructuring;

(vii) file, support, amend or modify the Plans in a way that adversely impacts, or materially impairs any Caesars Party’s ability to provide the treatment of, and the identical economic recoveries available to, the holders of Second Lien Bond Claims under the CEOC Plan and as contemplated by this Agreement, or contains other terms that are not otherwise reasonably acceptable to the Second Lien Committee;

(viii) engage in any activity, whether directly or indirectly, seeking to amend, modify, or alter the Trust Indenture Act of 1939 in any way; or

(ix) initiate or prosecute any action or claim against any Second Lien Committee Member or its representatives or advisors or funds or accounts managed or advised by the entities who serve as managers or advisors of the Second Lien Committee Members, in their respective capacities as such.

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(f) The Company and CEC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Plans in the exercise of its fiduciary duties.

(g) Additional Further Negative Covenants of Caesars Parties and CAC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Caesars Parties and CAC (except with the prior written consent of the Second Lien Committee) shall not, directly or indirectly through any of their Debtor or non-Debtor subsidiaries take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Second Lien Creditors’ recoveries under the Plans or the contributions to be provided to the Debtors under the Plans, provided, however, that it is acknowledged and agreed that the sale contemplated by the CIE SPA has closed on the terms set forth in the CIE SPA and the use of proceeds from such sale may be used as contemplated by the CIE Agreement and any stipulation governing such distribution, provided, further, that nothing herein affects CAC’s ability to act in a manner determined by CAC’s independent directors, acting in good faith and based upon advice of counsel, to be required in connection with the exercise of their fiduciary duties under applicable law.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided, however, that the Second Lien Committee is created by statute and no Second Lien Committee Member and no such Member’s employees, representatives, agents, advisors and affiliates shall have any personal liability whatsoever under this Agreement in its capacity as a Second Lien Committee Member;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

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(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring.

(b) The Caesars Parties represent and warrant to the other Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

7. Ownership of Claims. Each Consenting Second Lien Creditor, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Second Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited

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investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Second Lien Creditors or by the Second Lien Committee. The Requisite Consenting Second Lien Creditors or the Second Lien Committee may terminate this Agreement upon delivery of written notice to CEOC, CEC and CAC in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 8(a), 8(b), 8(d), 8(e), or 8(f), during the continuation of, any of the following events (each, a “Creditor Termination Event”), provided, that, for the avoidance of doubt, any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals (Docket Nos. 15-2124-cv, 15-2141-cv) or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a Creditor Termination Event:

(a) the breach by any of the Caesars Parties of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by CEOC, CEC and CAC, of written notice of such breach from the Requisite Consenting Second Lien Creditors or the Second Lien Committee;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, the Bankruptcy Court), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the CEOC, CEC and CACs of written notice of such event;

(c) other than pursuant to a motion filed by any Consenting Second Lien Creditor, any Trustee, or the Second Lien Committee, a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases or a CEC Chapter 11 Case;

(d) other than pursuant to a motion filed by any Consenting Second Lien Creditor, any Trustee, or the Second Lien Committee, the Chapter 11 Cases or a CEC Chapter 11 Case shall have been converted to cases under chapter 7 of the Bankruptcy Code or dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation or other documents necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on

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terms reasonably acceptable to the Second Lien Committee (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by CEOC, CEC, and CAC of written notice of such material inconsistency;

(f) a Caesars Party, or any of their respective Affiliates enters into or otherwise publicly discloses an agreement, or files any motion or pleading with a court of competent jurisdiction (including, without limitation, the Bankruptcy Court), in each case, that is not in substance consistent with this Agreement and such agreement, motion or pleading has not been terminated, modified or withdrawn within two (2) Business Days of each of the Company’s and CEC’s receiving written notice from the Requisite Consenting Second Lien Creditors or the Second Lien Committee that such agreement, motion or pleading is inconsistent with this Agreement, unless such agreement, motion or pleading does not provide for or seek, and could not result in, relief that could have any adverse impact on the interest of holders of Second Lien Bond Claims in connection with the Restructuring;

(g) a Caesars Party executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal or otherwise states or announces the terms of an Alternative Proposal;

(h) a CEC Bankruptcy Event, unless consented to by CEC within fifteen days of such CEC Bankruptcy Event or commenced by CEC;

(i) CEC enters into a settlement or other agreement in respect of (i) any claim mentioned in the Examiner’s report or (ii) any of the counts asserted against it in any of the SDNY Guaranty Cases that will materially impair the Company’s or CEC’s ability to consummate the Restructuring;

(j) if any Caesars’ Parties RSA shall terminate and/or otherwise be of no further force and effect;

(k) if the First Lien Bond RSA has been terminated as a result of the occurrence of an event under Section 8(v) of the First Lien Bond RSA; or

(l) the Effective Date has not occurred by the Outside Date, provided that the neither the Requisite Consenting Second Lien Creditors or the Second Lien Committee can exercise such termination right unless such Requisite Consenting Second Lien Creditors or the Second Lien Committee have been working in good faith to consummate the Restructuring, including, but not limited to, cooperating with the Caesars Parties’ efforts to obtain regulatory approvals, third party financings, and all other conditions precedent to the effectuation of the Plans.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties and (b) the Second Lien Committee.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”), provided, that, for the avoidance of doubt, any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614

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(S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals (Docket Nos. 15-2124-cv, 15-2141-cv), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a Company Termination Event:

(a) the breach by any Restructuring Support Party (other than the Caesars Parties) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of Second Lien Bond Debt (measured by notional value), and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, the Consenting Second Lien Creditors, and the Second Lien Committee of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under this Agreement, including Section 5(a)(i); or

(c) the Effective Date has not occurred by the Outside Date, provided that the Company cannot exercise such termination right unless all Caesars Parties have been working diligently and in good faith to consummate the Restructuring, including, but not limited to, seeking all regulatory approvals, third party financings, and all other conditions precedent to the effectuation of the Plans.

11. CEC Termination Events. CEC may terminate this Agreement upon delivery of written notice to the other Parties in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 11(b), 11(d), or 11(f) during the continuation of, any of the following events (each, a “CEC Termination Event,” and together with the Creditor Termination Events, and the Company Termination Events, the “Termination Events”), provided, that, for the avoidance of doubt, any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals (Docket Nos. 15-2124-cv, 15-2141-cv), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a CEC Termination Event:

(a) the breach by any Restructuring Support Party (other than the Caesars Parties) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period

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of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from CEC of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of Second Lien Bond Debt (measured by notional value), and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, the Consenting Second Lien Creditors, and the Second Lien Committee of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under this Agreement, including Section 5(a)(i);

(c) a 105 Injunction Order as to all of the Caesars Cases, including for avoidance of doubt the Trilogy Case, is not in full force and effect through the Effective Date of the CEOC Plan; provided, that CEC may only terminate this Agreement pursuant to this Section 11(c) no later than 18 hours prior to the scheduled commencement date and time of any hearing on the motions for summary judgment in the Caesars Cases;

(d) other than pursuant to a motion filed by the Caesars Parties or their Affiliates, the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if (i) a 105 Injunction Order as to the Second Lien Guaranty Cases is not in full force and effect, (ii) a stay of the Second Lien Guaranty Cases pursuant to Section 4 herein is not entered and in full force and effect prior to the commencement of any hearing on a motion for summary judgment in the Caesars Cases, and (iii) in the event a 105 Injunction Order as to the Second Lien Guaranty Cases is not in full force and effect and the stays sought pursuant to Section 4 herein are not granted, the Second Lien Guaranty Plaintiffs have not, prior to the commencement of any hearing on a motion for summary judgment in the Caesars Cases, withdrawn without prejudice all pending motions in the Second Lien Guaranty Cases including, but not limited to, any motions for summary judgment in a manner consistent with Section 4(b), provided, however, that CEC may only terminate the Agreement pursuant to this Section 11(e) prior to the commencement of any hearing on any pending motion for summary judgment in any of the Caesars Cases; or

(f) the Effective Date has not occurred by the Outside Date, provided that the CEC cannot exercise such termination right unless all Caesars Parties have been working diligently and in good faith to consummate the Restructuring, including, but not limited to, seeking all regulatory approvals, third party financings, and all other conditions precedent to the effectuation of the Plans.

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12. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8, Section 9, Section 10, or Section 11 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Except to the extent specified in paragraph (c) below, upon the termination of this Agreement pursuant to Section 8, Section 9, Section 10, or Section 11 hereof all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 8 hereof, the terminating Consenting Second Lien Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Second Lien Creditor.

(c) Notwithstanding Section 13(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 16 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Second Lien Creditor or the Second Lien Committee from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 13(b)), unless otherwise agreed to in writing by such Consenting Second Lien Creditor or Second Lien Committee (as applicable), any and all votes, approvals, or consents, as applicable, delivered by such Consenting Second Lien Creditor or Second Lien Committee and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, advisors, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

13. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a), (b), and (c) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in (except for any lien or security interest in favor of a broker-dealer over property held in an account with such broker-dealer generally and which lien or security interest is released upon any transfer of such property) offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and Jones Day a transfer agreement in the form

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attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Second Lien Creditor to an Affiliate of such Consenting Second Lien Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 14(a) shall be deemed a Consenting Second Lien Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 14(a) shall remain liable in all respects for any breach of this Agreement by such transferee;

(b) any Transfer by one Consenting Second Lien Creditor to another Consenting Second Lien Creditor; and

(c) any Transfer by one Consenting Second Lien Creditor of First Lien Bonds to a holder of First Lien Bond Debt who is either a party to the First Lien Bond RSA or who signs a joinder to the First Lien Bond RSA.

Any Transfer of any Restructuring Support Party’s Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims, such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, the Second Lien Indentures and the Unsecured Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such Claim is a Consenting Second Lien Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein and the Qualifed Marketmaker provides the Company and Jones Day notice of such sale or assignment to such Consenting Second Lien Creditor or a copy of such executed Transfer Agreement; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires debt from an entity who is not a Consenting Second Lien Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

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Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(b)(iv) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

14. Cooperation.

(a) During the Chapter 11 Cases, the Company shall use reasonable best efforts to provide to Jones Day (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) During a CEC Chapter 11 Case, CEC shall use reasonable best efforts to provide to Jones Day (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

15. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the Second Lien Committee; provided, however, that:

(a) no such consents shall be required from any Second Lien Committee Member with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to Second Lien Bond Claims, so long as it would not, reasonably construed, have an

33

adverse impact on the interests of holders of Second Lien Bond Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring, including the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Second Lien Creditors” or (ii) Section 14 hereof, shall require the written consent of the Company, CEC, and each Consenting Second Lien Creditor;

(c) any amendment to this Agreement to the defined term “Requisite Consenting Second Lien Creditors” shall require the written consent of the Second Lien Committee, the Caesars Parties, and each Second Lien Committee Member;

(d) any amendment that would materially and adversely affect any Consenting Second Lien Creditor that is a holder of Second Lien Bond Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of Second Lien Bond Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Second Lien Creditor;

(e) for the avoidance of doubt, any waiver of any of the conditions to the effectiveness of this Agreement set forth by Section 17 hereof may be waived only upon the express written consent of each of the Caesars Parties and the Second Lien Committee;

(f) the Company in the Chapter 11 Cases may waive application of the representations and warranties set forth by Section 6(a)(ii) and Section 6(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with CEC;

(g) CEC in a CEC Chapter 11 Case may waive application of the representations and warranties set forth by
Section 6(a)(ii) and Section 6(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with the Company;

(h) any amendment to Sections 16(b), 16(d), or this 16(h) hereof shall require the consent of each Consenting Second Lien Creditor;

(i) any amendment to Sections 16(c) or this 16(i) hereof shall require the consent of each Second Lien Committee Member; and

(j) any amendment that would reduce the distributions to holders of Second Lien Bond Claims under the CEOC Plan shall require the written consent of the Second Lien Committee and the Requisite Consenting Second Lien Creditors.

16. Conditions to Effectiveness. This Agreement shall only become effective and enforceable against the parties hereto on the date that this Agreement shall have been executed by (i) the Caesars Parties; (ii) the Second Lien Committee; and (iii) all Second Lien Committee Members that are holders of Second Lien Bond Debt (the date upon which this Agreement becomes so effective, the “Agreement Effective Date”).

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17. Entire Agreement. This Agreement, including the Plans and the Definitive Documents, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

18. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Second Lien Creditors and the Second Lien Committee in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Second Lien Creditors and the Second Lien Committee to exercise their and its rights under this Agreement.

19. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Second Lien Creditor has any duty of trust or confidence in any kind or form with any other Consenting Second Lien Creditor or the Second Lien Committee, and, except as expressly provided in this Agreement, there are no commitments

35

among or between them. In this regard, it is understood and agreed that any Consenting Second Lien Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company, any other Consenting Second Lien Creditor, or the Second Lien Committee, subject to applicable securities laws, the terms of this Agreement, and the terms of the Second Lien Indentures; provided, however, that no Consenting Second Lien Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Second Lien Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided however, that if a CEC Bankruptcy Event occurs, the court in which the proceeding initiated by such CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement; provided, further, that nothing in this Agreement shall be deemed a consent or submission by CAC to the jurisdiction of the Bankruptcy Court for any purpose, including with respect to any disputes under or relating to this Agreement, and the Company and CAC reserve all rights in this regard.

36

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

Facsimile: (212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com

Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000
Facsimile (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

37

-and-

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000
Facsimile: (213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

If to CAC:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

Attn:	Christopher Harris
Mark Broude
Raymond Y. Lin

Telephone: (212) 906-1200
Facsimile: (212) 751-4864

E-mail Address:	christopher.harris@lw.com
mark.broude@lw.com
raymond.lin@lw.com

If to a Consenting Second Lien Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Jones Day
555 South Flower Street, Fiftieth Floor
Los Angeles, CA 90071

Attn:	Bruce Bennett
Sidney P. Levinson
Joshua M. Mester

Telephone: (213) 489-3939
Facsimile: (213) 243-2539

E-mail Address:	bbennett@jonesday.com
slevinson@jonesday.com
jmester@jonesday.com

38

If to the Second Lien Committee:

Jones Day
555 South Flower Street, Fiftieth Floor
Los Angeles, CA 90071

Attn:	Bruce Bennett
Sidney P. Levinson
Joshua M. Mester

Telephone: (213) 489-3939
Facsimile: (213) 243-2539

E-mail Address:	bbennett@jonesday.com
slevinson@jonesday.com
jmester@jonesday.com

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations and communications relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

29. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

30. Access. The Company and CEC will promptly provide the Second Lien Bond Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s or CEC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company or CEC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate. CAC will promptly provide the Second Lien

39

Committee Professionals reasonable access, upon reasonable notice, to information reasonably requested concerning the business and operations of CAC (subject to any confidentiality obligations or privileges of CAC); provided, however, that CAC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the CAC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

31. Qualification on Second Lien Creditor and Committee Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Second Lien Creditor that is a separately managed fund or account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Second Lien Creditor that are not held through funds or accounts managed by such investment manager. The Parties further acknowledge that all representations, warranties, covenants, and other agreements made by the Second Lien Committee shall not apply to (or be deemed to be made in relation to) any Claims legally or beneficially owned by any holder of a Second Lien Bond Claim; provided, however, that all Second Lien Committee Members that are holders of Second Lien Bond Debt have also signed this Agreement as Consenting Second Lien Creditors.

32. Publicity. The Company and CEC shall exercise their reasonable best efforts to submit drafts to the Second Lien Committee Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

33. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way any Consenting Second Lien Creditor’s, the Second Lien Committee’s, any Trustee’s or the Collateral Agent’s respective rights or ability to appear in or take any other action to protect its interests (or, in the case of the Trustee and the Collateral Agent, the interests of their beneficiaries) in connection with any proceeding related to a CEC Chapter 11 Case.

34. Second Lien Committee. Notwithstanding any Consenting Second Lien Creditors being members of the Second Lien Committee, all Consenting Second Lien Creditors are entering into this Agreement in their individual capacities as creditors of the Company and not as members of the Second Lien Committee.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
Name: Randall S. Eisenberg
Title: Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

CAESARS ACQUISITION COMPANY, solely in respect of Sections 2(b)(vii), 5(g) and 30

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	CFO

41

Exhibit A

42

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

)
In re:	)	Chapter 11
)
CAESARS ENTERTAINMENT OPERATING	)	Case No. 15-01145 (ABG)
COMPANY, INC., et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance, or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval by the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

James H.M. Sprayregen, P.C.	Paul M. Basta, P.C.
David R. Seligman, P.C.	Nicole L. Greenblatt, P.C.
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle	601 Lexington Avenue
Chicago, Illinois 60654	New York, New York 10022-4611
Telephone: (312)862-2000	Telephone: (212)446-4800
Facsimile: (312)862-2200	Facsimile (212)446-4900

Counsel to the Debtors and Debtors in Possession

Dated: October 4, 2016

[1]	The last four digits of Caesars Entertainment Operating Company, Inc.’s tax identification number are 1623. A complete list of the Debtors (as defined herein) and the last four digits of their federal tax identification numbers are identified on Exhibit A attached hereto.

1

AA.	Vesting of Assets.	68
BB.	General Settlement of Claims.	68
CC.	Ordinary Course of Business Through Effective Date.	68
DD.	Retention of Causes of Actions.	68

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		69
A.	Assumption of Executory Contracts and Unexpired Leases.	69
B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	69
C.	Rejection of Executory Contracts and Unexpired Leases.	69
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	70
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	71
F.	Indemnification Provisions.	71
G.	Treatment of D&O Liability Insurance Policies.	72
H.	Insurance Policies.	72
I.	Benefit Programs.	72
J.	Reservation of Rights.	72
K.	Nonoccurrence of Effective Date.	73
L.	Contracts and Leases Entered Into After the Petition Date.	73

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		73
A.	Timing and Calculation of Amounts to Be Distributed.	73
B.	Distributions on Account of Obligations of Multiple Debtors.	74
C.	Distributions Generally.	74
D.	Rights and Powers of Disbursing Agent.	74
E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.	74
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	75
G.	Compliance with Tax Requirements/Allocations.	76
H.	No Postpetition Interest on Claims.	77
I.	Setoffs and Recoupment.	77
J.	Allocation Between Principal and Accrued Interest.	77
K.	Claims Paid or Payable by Third Parties.	77

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		78
A.	Resolution of Disputed Claims.	78
B.	Adjustment to Claims Without Objection.	78
C.	Time to File Objections to Claims.	79
D.	Disallowance of Claims.	79
E.	Amendments to Claims.	79
F.	No Distributions Pending Allowance.	79
G.	Distributions After Allowance.	79

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		80
A.	Discharge of Claims and Termination of Interests.	80
B.	Debtor Release.	80
C.	Third-Party Release.	81
D.	Exculpation.	82
E.	Injunction.	82
F.	Release of Liens.	83
G.	Setoffs.	83
H.	Recoupment.	83
I.	Subordination and Turnover Rights.	83
J.	Document Retention.	84
K.	Protections Against Discriminatory Treatment.	84
L.	Reimbursement or Contribution.	84
M.	Term of Injunctions or Stays.	84

2

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		84
A.	Conditions Precedent to the Effective Date.	84
B.	Waiver of Conditions.	87
C.	Substantial Consummation of the Plan.	87
D.	Effect of Nonoccurrence of Conditions to the Effective Date.	87

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		88
A.	Modification and Amendments.	88
B.	Effect of Confirmation on Modifications.	88
C.	Revocation or Withdrawal of the Plan.	88

ARTICLE XI. RETENTION OF JURISDICTION		88

ARTICLE XII. MISCELLANEOUS PROVISIONS		90
A.	Immediate Binding Effect.	90
B.	Additional Documents.	90
C.	Payment of Statutory Fees.	90
D.	Payment of Certain Fees and Expenses.	91
E.	Dismissal of Involuntary Petition.	91
F.	Dismissal of Litigation and Appeals.	91
G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.	91
H.	Consent, Consultation, and Waiver Rights.	92
I.	Reservation of Rights.	92
J.	Successors and Assigns.	92
K.	Service of Documents.	93
L.	Entire Agreement.	94
M.	Exhibits.	95
N.	Votes Solicited in Good Faith.	95
O.	Waiver or Estoppel.	95
P.	Nonseverability of Plan Provisions.	95
Q.	Conflicts.	95
R.	Closing of Chapter 11 Cases.	96

3

Caesars Entertainment Operating Company, Inc. and the other Debtors in the above-captioned Chapter 11 Cases respectfully propose the following joint plan of reorganization pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters. Each Debtor is a proponent of the Plan contained herein within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “1145 Securities” mean, collectively, (a) the New Interests issued in respect of Claims as contemplated by the Plan, (b) the guaranty under the OpCo Guaranty Agreement of the OpCo First Lien Notes, (c) the OpCo First Lien Notes, the PropCo First Lien Notes, and the PropCo Second Lien Notes, (d) the New CEC Convertible Notes and the New CEC Common Equity issued upon conversion thereof, and (e) the New CEC Common Equity issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger.

2. “2016 Fee Notes” means the Senior Unsecured Notes arising under the 6.50% Senior Unsecured Notes Indenture with CUSIP No. 413627AX8, other than those held by CAC and members of the Ad Hoc Group of 5.75% and 6.50% Unsecured Notes in the Chapter 11 Cases as disclosed on March 17, 2016 [Docket No. 3422].

3. “5.75% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of September 28, 2005, by and between CEOC, CEC, and the 5.75% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 5.75% Senior Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time.

4. “5.75% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 5.75% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

5. “6.50% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of June 9, 2006, by and between CEOC, CEC, and the 6.50% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 6.50% Senior Notes due 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time.

6. “6.50% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 6.50% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

7. “8.50% First Lien Notes Indenture” means that certain Indenture, dated as of February 14, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 8.50% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

8. “9.00% First Lien Notes Indentures” means (a) that certain Indenture, dated as of August 22, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time, including pursuant to that certain Additional Notes Supplemental Indenture, dated as of December 13, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture

Trustee; and (b) that certain Indenture, dated as of February 15, 2013, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

9. “10.00% Second Lien Notes Indentures” means, collectively, that (a) certain Indenture, dated as of December 24, 2008, by and between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time, and (b) certain Indenture, dated as of April 15, 2009, between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

10. “10.00% Second Lien Notes Indenture Trustee” means, as applicable, (a) Delaware Trust Company, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of December 24, 2008, and any predecessors and successors in such capacity, or (b) Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of April 15, 2009, and any predecessors and successors in such capacity.

11. “11.25% First Lien Notes Indenture” means that certain Indenture, dated as of June 10, 2009, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 11.25% Senior Secured Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time, including that certain Second Supplemental Indenture, dated as of September 11, 2009, between CEOC, CEC, and the First Lien Notes Indenture Trustee.

12. “12.75% Second Lien Notes Indenture” means that certain Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

13. “12.75% Second Lien Notes Indenture Trustee” means BOKF, N.A., solely in its capacity as successor indenture trustee under the 12.75% Second Lien Notes Indenture, and any predecessors and successors in such capacity.

14. “Additional CEC Bank Consideration” means an amount equal to $10,000,000 per month (which shall be fully earned on the first day of each month) earned from January 1, 2017, through the earlier of (a) the Effective Date or (b) June 30, 2017, which amount New CEC shall contribute to the Debtors on the Effective Date and which shall be payable in (x) Cash and/or (y) New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback), which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bank Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bond Consideration. Subject to the Bank RSA remaining in effect, if and to the extent that the Additional CEC Bond Consideration is increased, the amount of the Additional CEC Bank Consideration will increase by a percentage amount equal to the amount by which the Additional CEC Bond Consideration has been increased.

15. “Additional CEC Bond Consideration” means to the extent that the Effective Date shall not have occurred on or before May 1, 2017, New CEC shall (a) contribute to the Debtors on the Effective Date Cash in the amount of $20,000,000 per month and/or (b) issue New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback) of a value equal to $20,000,000 per month (which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger), in both instances commencing on May 1, 2017, and ending on the Effective Date, which amount shall be (x) prorated for any partial month, and (y) so long as New CEC has made all payments required of it under the Bond RSA, reduced by $4,800,000; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bond Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bank Consideration.

16. “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code, including the U.S. Trustee Fees; (c) Professional Fee Claims; and (d) Restructuring Support Advisors Fees.

17. “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims (other than (x) Professional Fee Claims and (y) Administrative Claims arising in the ordinary course of business), which shall be the first Business Day that is 45 days following the Effective Date, except as specifically set forth in the Plan or in a Final Order, or as agreed-to by the Reorganized Debtors.

18. “Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims), which shall be the first Business Day that is 180 days following the Effective Date; provided that the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court after notice and a hearing.

19. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

20. “Allowed” means with respect to Claims: (a) any Claim other than an Administrative Claim that is evidenced by a Proof of Claim which is or has been timely Filed by the applicable Claims Bar Date or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code or a Final Order; (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; (c) all Claims classified in Class I (Undisputed Unsecured Claims); (d) any Claims agreed to by the Debtors prior to the Distribution Record Date and included on a schedule to be provided to the Unsecured Creditors Committee on such date; or (e) any Claim Allowed pursuant to (i) the Plan, (ii) any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or (iii) a Final Order of the Bankruptcy Court; provided that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claim, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed by the applicable Claims Bar Date, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be. “Allow” and “Allowing” shall have correlative meanings.

21. “Approvals” shall have the meaning set forth in Article IV.Q.3 hereof.

22. “Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed, or assumed and assigned, as applicable, by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, which schedule shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

23. “Available Cash” means the excess of (a) the pro forma amount of balance sheet Cash of the Debtors available after giving effect to the Effective Date, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses, and related uses of Cash on the Effective Date in accordance with the Plan over (b) the Minimum Cash Requirement. The pro forma amount of such balance sheet Cash shall exclude (i) Cash held by non-Debtor Chester Downs and Marina, LLC and Chester Downs Finance Corp., (ii) Cash held by the international entities owned by the Debtors, each of which is a non-Debtor other than Caesars Entertainment Windsor Limited, and (iii) customer Cash held in custody by the Debtors.

24. “Avoidance Actions” means any and all avoidance, recovery, subordination, or similar remedies that may be brought by or on behalf of the Debtors or the Estates, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

25. “Backstop Commitment” means the PropCo Preferred Backstop Investors’ commitment pursuant to the Backstop Commitment Agreement to backstop with Cash the exercise of the PropCo Preferred Equity Put Right in an amount equal to (a) $250,000,000 plus (b) the PropCo Preferred Equity Upsize Amount.

26. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, by and between CEOC and the PropCo Preferred Backstop Investors party thereto from time to time, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, the form of which shall be included in the Plan Supplement.

27. “Ballot” means the form or forms distributed to certain Holders of Claims or Interests that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

28. “Bank Debt Contract Rate” means (a) with respect to Term B-4 Loans, a per annum rate equal to 10.50%, (b) with respect to Term B-5 Loans, a per annum rate equal to 6.22%, (c) with respect to Term B-6 Loans, a per annum rate equal to 7.22%, and (d) with respect to Term B-7 Loans, a per annum rate equal to 9.75%.

29. “Bank Debt Tranche” means Term B-4 Loans, Term B-5 Loans, Term B-6 Loans, and/or Term B-7 Loans issued pursuant to the Prepetition Credit Agreement.

30. “Bank Guaranty Accrual Period” means the period from the Petition Date until (but not including) the Effective Date; provided that from the date of the Bank Pay Down, until (but not including) the Effective Date, the aggregate principal amount of Bank Guaranty Purchased Obligations upon which the Bank Guaranty Settlement Percentage shall be applied will be reduced by $300,000,000 on account of the Bank Pay Down.

31. “Bank Guaranty Accrued Amount” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an aggregate amount equal to (a) the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder multiplied by a rate per annum equal to the product of (x) the Bank Guaranty Settlement Percentage and (y) the Bank Debt Contract Rate, minus (ii) the aggregate amount of Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) received by such Holder during the Bank Guaranty Accrual Period (which Monthly Adequate Protection Payments are deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)) on account of its Prepetition Credit Agreement Claims, minus (iii) the Upfront Payment paid by CEC to such Holder.

32. “Bank Guaranty Purchased Obligations” means the Debtors’ obligation, which shall be funded entirely by CEC or New CEC, to purchase 100% of the rights of each Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Settlement Purchase Price, in full and final cancellation of all rights under the Prepetition Credit Agreement, including on account of any right to postpetition interest.

33. “Bank Guaranty Settlement” means the settlement set forth in Article IV.A.8 of the Plan, which shall be deemed approved by the Holders of Prepetition Credit Agreement Claims if Class D votes to accept the Plan.

34. “Bank Guaranty Settlement Percentage” means a percentage rate equal to (a) for the period from the Petition Date through and including October 1, 2015, 80.3%, (b) for the period from October 2, 2015, through and including January 1, 2016, 83.3%, (c) for the period from January 2, 2016, through and including April 1, 2016, 86.4%, (d) for the period from April 2, 2016, through and including July 1, 2016, 89.5%, (e) for the period from July 2, 2016, through and including October 1, 2016, 92.6%, (f) for the period from October 2, 2016, through and including January 1, 2017, 95.7%, (g) for the period from January 2, 2017, through and including April 1, 2017, 98.8%, and (h) for the period from April 2, 2017, until the end of the Bank Guaranty Accrual Period, 100%, provided that, for the avoidance of doubt, the aggregate principal amount outstanding under the Prepetition Credit Agreement Bank Debt Tranches shall be reduced by $300,000,000 from the date of the Bank Pay Down, forward through the end of the Bank Guaranty Accrual Period, on account of the Bank Pay Down on such date.

35. “Bank Guaranty Settlement Purchase Price” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an amount equal to the Bank Guaranty Accrued Amount in respect of the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Accrual Period; provided that each such Holder of a Prepetition Credit Agreement Claim shall remain entitled to receive any distributions set forth herein on account of such Holder’s Bank Guaranty Purchased Obligations.

36. “Bank RSA” means that certain Second Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October [    ], 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Bank Creditors (as defined therein) party thereto from time to time. As provided in the Bank RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bank Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bank Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Prepetition Credit Agreement Claims, shall be approved by the Requisite Consenting Bank Creditors.

37. “Bank Pay Down” means the Debtors’ partial principal payment of the Prepetition Credit Agreement Claims held by the Holders of the Prepetition Credit Agreement Bank Debt Tranches (for the avoidance of doubt, exclusive of Swap and Hedge Claims or any Claims on account of letters of credit) in Cash in the amount of $300,000,000 paid on October 3, 2016 (or such other date as the Majority Bank Creditors (as defined in the Bank RSA) may agree to in writing, upon written request of the Debtors), pursuant to, and subject to the terms of, the Order (A) Authorizing the Repayment of Certain Secured Loan Amounts, and (B) Granting Related Relief [Docket No. 4666].

38. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

39. “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under section 157 of the Judicial Code, the United States District Court for the Northern District of Illinois.

40. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

41. “BIT Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to higher recoveries than Holders of General Unsecured Claims at other Debtors based on the Liquidation Analysis, which Debtors are, collectively, (a) the Par Recovery Debtors, (b) Caesars Riverboat Casino, LLC, (c) Chester Downs Management Company, LLC, and (d) Winnick Holdings, LLC.

42. “Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of

October [    ], 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Creditors (as defined therein) party thereto from time to time. As provided in the Bond RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bond Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bond Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Secured First Lien Notes Claims, shall be approved by the Requisite Consenting Bond Creditors.

43. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

44. “CAC” means Caesars Acquisition Company, a Delaware corporation, which is a non-Debtor.

45. “CAC RSA” means that certain Amended and Restated Restructuring Support Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, and CAC.

46. “Caesars Cases” means, collectively, the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company, LLC, et al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-07091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.), (e) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, No.15-cv-01561 (S.D.N.Y.), (f) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.‘s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, No. 15-cv-04634 (S.D.N.Y.), (g) Wilmington Trust, National Association v. Caesars Entertainment Corporation, No. 15-cv-08280 (S.D.N.Y.), and (h) all claims in, causes of action relating to, and claims arising out of any facts alleged in the Caesars Cases otherwise described in clauses (a)–(g) above.

47. “Caesars Palace-Las Vegas” means the hotel, gaming, retail, and resort property located at 3500-3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and related properties, including the portion of such property known as The Forum Shops, but specifically excluding the portion of such property commonly known as Octavius Tower.

48. “Caesars Riverboat Casino Unsecured Claim” means a General Unsecured Claim against Debtor Caesars Riverboat Casino, LLC.

49. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

50. “Cash Collateral Order” means (a) the Interim Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation; (IV) Scheduling a Final Hearing and (V) Granting Related Relief [Docket No. 47], (b) the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988], and (c) any stipulations thereto.

51. “Causes of Action” means any claim, cause of action (including Avoidance Actions or rights arising under section 506(c) of the Bankruptcy Code), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, cross-claim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) all claims and defenses set forth in section 558 of the Bankruptcy Code.

52. “CEC” means Caesars Entertainment Corporation, a Delaware corporation formerly known as Harrah’s Entertainment, Inc., which is a non-Debtor.

53. “CEC Released Parties” means each and all of: (a) CEC; (b) CAC; (c) the Sponsors; and (d) with respect to each of the foregoing identified in the foregoing clauses (a) through (c), each and all of their respective direct and indirect current and former shareholders (other than (i) the Debtors and (ii) recipients of New CEC Common Equity Distributed under this Plan who become shareholders solely as a result of such distribution), Affiliates (other than the Debtors), subsidiaries (other than the Debtors and their direct and indirect subsidiaries), partners (including general partners and limited partners), investors, managing members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, other professionals, advisors, and representatives, and each and all of their respective heirs, successors, and legal representatives, each in their capacities as such.

54. “CEC RSA” means that certain First Amended and Restated Restructuring Support, Settlement, and Contribution Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors and CEC.

55. “CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation, formerly known as Harrah’s Operating Company, Inc., which is a Debtor.

56. “CEOC Interests” means an Interest in CEOC.

57. “CEOC Merger” means the merger of OpCo into a wholly-owned subsidiary of New CEC that will be disregarded from New CEC for U.S. federal income tax purposes on the Effective Date, pursuant to which OpCo Series A Preferred Stock will be exchanged for New CEC Common Equity, which is intended to be treated as a reorganization under section 368(a)(1)(A) or (G) of the Internal Revenue Code or as a tax-free liquidation (from the perspective of New CEC) under section 322 of the Internal Revenue Code, as applicable.

58. “CEOC Merger Agreement” means the agreement pursuant to which OpCo will consummate the CEOC Merger, the form of which shall be included in the Plan Supplement.

59. “CERP” means Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

60. “CES” means Caesars Enterprise Services, LLC, which is a non-Debtor.

61. “CES LLC Agreement” means that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC, dated as of May 20, 2014, as amended, amended and restated, supplemented, or otherwise modified from time to time.

62. “CES Shared Services Agreement” means certain Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014, by and between CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars World, Inc., and CES, as amended, amended and restated, supplemented, or otherwise modified from time to time.

63. “CGP” means Caesars Growth Partners, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

64. “Challenged Transactions” means all of the transactions that were reviewed by the examiner appointed in the Chapter 11 Cases by the Bankruptcy Court pursuant to section 1106 of the Bankruptcy Code, or that such examiner was empowered or authorized to review pursuant to the Order Granting in Part and Denying in Part Motions to Appoint Examiner [Docket No. 675] and the Order (I) Granting Debtors’ Motion for an Order Expanding the Scope of the Examiner’s Investigation and (II) Amending the Examiner Order and Discovery Protocol Orders [Docket No. 2131].

65. “Chapter 11 Cases” means the jointly administered chapter 11 cases commenced by the Debtors in the Bankruptcy Court and styled In re Caesars Entertainment Operating Company, Inc., et al., No. 15-01145 (ABG).

66. “Chester Downs Management Unsecured Claim” means a General Unsecured Claim against Debtor Chester Downs Management Company, LLC.

67. “CIE” means Caesars Interactive Entertainment LLC, a Delaware limited liability company formerly known as Caesars Interactive Entertainment, Inc., which is a non-Debtor.

68. “CIE Asset Sale” means the consummated sale contemplated by that certain Stock Purchase Agreement, dated as of July 30, 2016, between Alpha Frontier Limited and CIE.

69. “CIE Equity Buyback Proceeds” means Cash in the amount of $1,200,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used on the Effective Date to make distributions to Holders of Claims in accordance with the distributions set forth in Article III hereof and pursuant to the New CEC Common Equity Cash Election Procedures.

70. “CIE Escrow Account” shall have the meaning set forth in the CIE Proceeds and Reservation of Rights Agreement.

71. “CIE OpCo Deleveraging Proceeds” means Cash in the amount of $500,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used to fund distributions to the Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims.

72. “CIE Proceeds and Reservation of Rights Agreement” means that certain proceeds agreement, dated as of September 9, 2016, by and among CEC, CAC, CIE, and CEOC, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and the Stipulation Regarding CIE Sale Proceeds [Docket No. 5078], dated September 22, 2016, by and among CEOC, CAC, CIE, and the Second Priority Noteholders Committee.

73. “Claim” means any claim against the Debtors or the Estates, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

74. “Claims Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must have been Filed with respect to such Claims, pursuant to: (a) the Agreed Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code, (II) Establishing the Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing of Claims, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 1005], entered by the Bankruptcy Court on March 4, 2015; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

75. “Claims Objection Bar Date” shall mean the later of: (a) the first Business Day following 365 days after the Effective Date; and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion Filed on or before the day that is before 365 days after the Effective Date.

76. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

77. “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

78. “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

79. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on its docket in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

80. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

81. “Confirmation Objection Deadline” means October 31, 2016.

82. “Confirmation Order” means the order of the Bankruptcy Court, materially consistent with the Restructuring Support Agreements and the Plan, and reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, and the Unsecured Creditors Committee (in each case, as evidenced by their written approval, which approval may be conveyed in writing by their respective counsel including by electronic mail), confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

83. “Consenting First Lien Bank Lenders” means Holders of Prepetition Credit Agreement Claims who are Consenting Bank Creditors (as defined in the Bank RSA).

84. “Consenting First Lien Noteholders” means Holders of First Lien Notes who are Consenting Creditors (as defined in the Bond RSA).

85. “Consenting Second Lien Creditors” shall have the meaning set forth in the Second Lien RSA.

86. “Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

87. “Consummation” shall mean “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code.

88. “Convenience Cash Pool” means $17,570,000, which shall be available (a) first to satisfy Allowed Convenience Unsecured Claims on a Pro Rata basis up to a recovery equal to 65.5% of each Allowed Convenience Unsecured Claim, and (b) second to fund the Unsecured Creditors Cash Pool.

89. “Convenience Unsecured Claim” means any bona fide Claim arising prior to the Petition Date in an amount equal to or less than $280,000 as of the Voting Record Date, as evidenced by a Proof of Claim or the Debtors’ Schedules (in accordance with the Bar Date Order), but only to the extent agreed to by the Debtors or allowed by a Final Order or has been asserted in an amount equal to or less than $280,000 that directly relates to and arises solely from either (a) the receipt of goods or services by the Debtors (other than a BIT Debtor or a Non-Obligor Debtor) or (b) employment services provided to the Debtors (other than a BIT Debtor or a

Non-Obligor Debtor), provided that, for the avoidance of doubt, Claims held by a single entity at different Debtors shall not be aggregated for purposes of determining eligibility to be treated as a Holder of a Convenience Unsecured Claim, provided, further, that a Holder of a Claim in an amount greater than $280,000 shall not be permitted to reduce its Claim to an amount equal to or less than $280,000 to qualify its Claim for treatment as a Convenience Unsecured Claim.

90. “CPLV Loan Agreement” means the mortgage loan agreement and, if applicable, mezzanine loan agreement(s) by and among CPLV Sub and the CPLV Loan Lender, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

91. “CPLV Loan Lender” means the lender or the trustee for the certificate holders for the CPLV Market Debt.

92. “CPLV Loan Documents” means, collectively, the CPLV Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Market Debt to be delivered or entered into in connection therewith (including any mortgage, pledges, promissory notes, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

93. “CPLV Market Debt” means the first lien mortgage loan and, if applicable, mezzanine loan(s) to be provided on or prior to the Effective Date by the CPLV Loan Lender to CPLV Sub in an amount no less than $1,800,000,000 but no more than $2,600,000,000, at least $1,800,000,000 of which will be provided by third party lenders in Cash, the Cash proceeds of which shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof.

94. “CPLV Mezz” means the one or more newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will be the sole member of CPLV Sub or, if there are multiple such subsidiaries, each tranche will be the sole member of the below subsidiary and with one such tranche being the sole member of CPLV Sub.

95. “CPLV Mezz Organizational Documents” means the form of the operating agreement, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement, and/or other similar organizational and constituent documents for CPLV Mezz, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

96. “CPLV Mezzanine Debt” means one or more tranches of mezzanine debt under the CPLV Mezzanine Loan Agreement, which debt shall be issued only if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt, and which CPLV Mezzanine Debt shall be issued pursuant to Article IV.A.3 hereof in an initial aggregate principal amount equal to the excess, if any, of $2,600,000,000 over the sum of (a) the original aggregate principal amount of the CPLV Market Debt, (b) the aggregate amount of the CPLV Mezzanine Equitized Debt in respect of PropCo Preferred Equity distributed to the Holders of Allowed Secured First Lien Notes Claims, and (c) unless Holders of Prepetition Credit Agreement Claims make the CPLV Mezzanine Election, the PropCo Second Lien Upsize Amount.

97. “CPLV Mezzanine Election” means an affirmative election (by marking the appropriate box) on the Class D Ballots by a majority of the Class of Holders of Prepetition Credit Agreement Claims (calculated based solely on the principal amount of Allowed Prepetition Credit Agreement Claims held by the Holders who submit Class D Ballots voting to accept the Plan) to convert up to $333,000,000 in principal amount of PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount (if any), into an equal principal amount of CPLV Mezzanine Debt in lieu thereof.

98. “CPLV Mezzanine Equitized Debt” means all CPLV Mezzanine Debt that is reduced (or not issued) as a result of the issuance of PropCo Preferred Equity, including the PropCo Preferred Equity Upsize Shares.

99. “CPLV Mezzanine Lenders” means the lenders under the CPLV Mezzanine Loan Agreement.

100. “CPLV Mezzanine Loan Agreement” means the loan agreement(s) by and among CPLV Mezz and the CPLV Mezzanine Lenders, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

101. “CPLV Mezzanine Loan Documents” means, collectively, the CPLV Mezzanine Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Mezzanine Debt to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

102. “CPLV Sub” means the newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will own Caesars Palace-Las Vegas, and which shall lease Caesars Palace-Las Vegas to OpCo or, if there are multiple such subsidiaries, each one will be the sole member of the below subsidiary, with one such subsidiary owning Caesars Palace-Las Vegas and leasing Caesars Palace-Las Vegas to OpCo.

103. “CPLV Sub Organizational Documents” means the form of limited liability company agreement, articles of incorporation, bylaw, and/or other similar organizational and constituent documents for CPLV Sub, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

104. “Danner Agreement” means that certain Settlement and Forbearance Agreement, dated as of August 15, 2016, by and among CEOC, CEC, and Frederick Barton Danner.

105. “Debtors” means, collectively, each of the entities identified on Exhibit A attached hereto.

106. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.B of the Plan.

107. “Deferred Compensation Plans” means, collectively, the (a) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (b) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (c) Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan, (d) Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (e) Park Place Entertainment Corporation Executive Deferred Compensation Plan.

108. “Deferred Compensation Settlement” means that settlement encompassed in the Deferred Compensation Settlement Agreement, which settlement shall be effective on the Effective Date.

109. “Deferred Compensation Settlement Agreement” means that certain settlement agreement, dated as of September 14, 2016, by and between CEOC and CEC, pursuant to which CEOC and CEC have settled each of their asserted property interests in the assets held in various trust accounts in respect of the Deferred Compensation

Plans, which settlement agreement was filed as Exhibit 1 to Exhibit A to the Debtors’ Motion for Entry of an Order Approving Settlement By and Among Debtor Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation Concerning the Treatment of Nonqualified Deferred Compensation Plans [Docket No. 4982].

110. “Des Plaines Interests” means an Interest in Des Plaines Development Limited Partnership, a Debtor.

111. “Disbursing Agent” means, on the Effective Date, the Debtors, their agent, or any Entity or Entities designated by the Debtors to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan, which designee may be the Reorganized Debtors, provided that all distributions on account of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees for distribution in accordance with the Plan following the procedures specified in each of the applicable Indentures.

112. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 4220], dated June 28, 2016, and as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

113. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

114. “Disputed Unsecured Claim” means any General Unsecured Claim other than an Insurance Covered Unsecured Claim that has not been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any such General Unsecured Claim that has not been agreed to by the Debtors by the Voting Deadline shall be in Class J. For the avoidance of doubt, to the extent the Holder of a Disputed Unsecured Claim resolves their Claim before the Voting Deadline such that it is an Undisputed Unsecured Claim, such Holder shall be permitted to vote the Allowed amount of such Undisputed Unsecured Claim to accept or reject the Plan in Class I against the applicable Debtor.

115. “Distribution Record Date” means the date for determining which Holders of Allowed Claims or Interests are eligible to receive distributions hereunder, which shall be the Effective Date or such other date as is designated in a Bankruptcy Court order.

116. “D&O Liability Insurance Policies” means, collectively, (a) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by CEC (or its subsidiaries) for the benefit of the Debtors’ directors, members, trustees, officers, and managers as of the Petition Date (including any “tail policy”) and (b) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by the Debtors, the Estates, the Reorganized Debtors, or the New Property Entities as of the Effective Date (including any “tail policy”).

117. “DTC” means The Depository Trust Company.

118. “Effective Date” means the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent specified in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, which shall be the day Consummation occurs.

119. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

120. “Escrow Issuers” means Caesars Operating Escrow LLC, a Delaware limited liability company formerly known as Harrah’s Operating Escrow LLC, and Caesars Escrow Corporation, a Delaware corporation formerly known as Harrah’s Escrow Corporation.

121. “Estate” means, as to each Debtor, the estate created for the Debtor on the Petition Date pursuant to section 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired after the Petition Date through the Effective Date.

122. “Estimated REIT E&P” means the Debtors’ reasonable estimate of the earnings and profits of the REIT, which will be calculated and delivered to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders in accordance with the Bank RSA and the Bond RSA.

123. “Exculpated Party” means each of the Released Parties.

124. “Exculpation” means the exculpation set forth in Article VIII.D of the Plan.

125. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

126. “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code, which amount is 0.18% per annum.

127. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court (including the clerk thereof) in the Chapter 11 Cases or, with respect to the filing of a Proof of Claim or Proof of Interest, the Notice and Claims Agent.

128. “Final Cash Collateral Order” means the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988] entered by the Bankruptcy Court on March 25, 2015, including all stipulations related thereto.

129. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has not been reversed, stayed, modified, or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing has been timely filed, or as to which any appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration, or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

130. “First Lien Intercreditor Agreement” that certain First Lien Intercreditor Agreement, dated as of June 10, 2009, by and between the Prepetition Credit Agreement Agent and the First Lien Notes Indenture Trustee.

131. “First Lien Notes” means, collectively, the: (a) 11.25% Senior Secured Notes due 2017, issued in the aggregate principal amount of $2,095,000,000 pursuant to the 11.25% First Lien Notes Indenture; (b) 8.50% Senior Secured Notes due 2020, issued in the original principal amount of $1,250,000,000 pursuant to the 8.50% First Lien Notes Indenture; and (c) 9.00% Senior Secured Notes due 2020, issued in the aggregate principal amount of $3,000,000,000 pursuant to the 9.00% First Lien Notes Indentures.

132. “First Lien Notes Claims” means, collectively, Secured First Lien Notes Claims and First Lien Notes Deficiency Claims.

133. “First Lien Notes Deficiency Claims” means any unsecured Claim arising under the First Lien Notes Indentures.

134. “First Lien Notes Indentures” means, collectively, the: (a) 11.25% First Lien Notes Indenture; (b) 8.50% First Lien Notes Indenture; and (c) 9.00% First Lien Notes Indentures.

135. “First Lien Notes Indenture Trustee(s)” means UMB Bank, National Association, solely in its capacity as indenture trustee under the First Lien Notes Indentures, and any predecessors and successors in such capacity.

136. “Gaming Approvals” means all state and local authorizations, consents, and regulatory approvals required to consummate the transactions contemplated by the Plan and maintain the Debtors’ casino gaming licenses for their casino properties in the ordinary course.

137. “General Unsecured Claim” means any Claim that is not Secured and is not: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) a Non-Obligor Unsecured Claim; (c) a Convenience Unsecured Claim; (d) a Priority Tax Claim; (e) an Other Priority Claim; (f) an Intercompany Claim; (g) a Section 510(b) Claim; (h) a First Lien Notes Deficiency Claim; (i) a Second Lien Notes Claim; (j) a Senior Unsecured Notes Claim; or (k) a Subsidiary-Guaranteed Notes Claim.

138. “Goldman Sachs Swap Claim” means any Claim arising from or related to that certain ISDA Master Agreement, dated as of January 28, 2008, by and between Goldman Sachs Capital Markets, L.P., as succeeded by Goldman Sachs Bank USA and CEOC, as supplemented by those five certain Confirmations thereunder, dated as of September 29, 2010, October 4, 2010, October 4, 2010, January 18, 2012, and January 18, 2012, respectively.

139. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

140. “Guaranty and Pledge Agreement” means that certain Guaranty and Pledge Agreement, dated as of July 25, 2014, made by CEC in favor of the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time.

141. “Harrah’s Atlantic City” means the hotel, gaming, retail, and resort property located at 777 Harrah’s Boulevard, Atlantic City, New Jersey 08401, and related properties, including the Harrah’s Resort Atlantic City’s Waterfront Shops, which property is currently owned by CERP.

142. “Harrah’s Laughlin” means the hotel, gaming, retail, and resort property located at 2900 South Casino Drive, Laughlin, Nevada 89029, and related properties, which property is currently owned by CERP.

143. “Harrah’s New Orleans” means the gaming, retail, and resort property located at 228 Poydras Street, New Orleans, Louisiana 70130, and related properties, which property is currently owned by CGP.

144. “Holder” means any Entity holding a Claim or an Interest.

145. “Impaired” means, with respect to a Claim, a Class of Claims, or a Class of Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

146. “Improved Bank Recovery Event” means, subject to the Bank RSA remaining in effect, if and to the extent the consideration being received by the Holders of Secured First Lien Notes Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase of the consideration (to be funded by CEC or New CEC) to the Holders of Prepetition Credit Agreement Claims by the same amount of consideration and subject to the same legal terms of any such increase to the Holders of Secured First Lien Notes Claims, provided, however, that the foregoing Improved Bank Recovery Event shall not apply with respect to an increase resulting from an Improved Bond Recovery Event.

147. “Improved Bond Recovery Event” means, subject to the Bond RSA remaining in effect, if and to the extent the consideration being received by the Holders of Prepetition Credit Agreement Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase in the consideration (to be funded by CEC or New CEC) to the Holders of Secured First Lien Notes Claims by the same amount of consideration (as a percentage of claim) of any such increase to the Holders of Prepetition Credit Agreement Claims, provided, however, that the foregoing Improved Bond Recovery Event shall not apply with respect to an increase resulting from an Improved Bank Recovery Event.

148. “Improved Recovery Agreement” means an agreement among the Unsecured Creditors Committee, CEC, and CEOC (which shall only be effective if the Unsecured Creditors Committee has agreed to a restructuring support agreement with the Debtors and CEC that remains in effect) that to the extent the Holders of Second Lien Notes Claims, in their capacity as such and as a Class or sub-Class , receive a recovery percentage under the Plan or through some other agreement with the Debtors and/or CEC, however funded from any source, greater than the recovery percentage received by the Holders of Claims in Class H (Senior Unsecured Notes Claims), Claims I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), Class K (Convenience Unsecured Claims), and Class L (Insurance Covered Unsecured Claims) under the Plan, in their capacities as such, additional consideration shall be made available (on the same terms as to the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class) to the Holders of Claims in Class H, Class I, Class J, Class K, and Class L such that their recovery percentage will be equal to the recovery percentage received by such Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class, commensurate with the respective vote of each of Class H, Class I, Class J, Class K, and Class L to accept or reject the Plan, as applicable, provided, however, for the avoidance of doubt, in the event the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class receive any recovery percentage greater than the recovery percentage received by the Holders of Claims in Class H, Class I, Class J, Class K, and Class L and not contingent upon Plan treatment tied to voting outcomes, then any Plan treatment tied to voting outcomes for Class H, Class I, Class J, Class K, and Class L also shall be eliminated, and the Holders of Claims in such Classes shall receive the greater recovery percentage received by such Holders of Second Lien Notes Claims.

149. “Indemnification Provisions” means each of the Debtors’ indemnification or contribution provisions in place before or as of the Effective Date whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, or employment contracts for the Debtors’ current and former directors, members, trustees, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, members, trustees, officers, and managers’ respective Affiliates. For the avoidance of doubt, Indemnification Provisions shall not include any provisions providing for indemnification or contribution relating to any purported, alleged or actual guarantee by CEC of any of the Debtors’ respective debts.

150. “Indentures” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; (b) 6.50% Senior Unsecured Notes Indenture; (c) 8.50% First Lien Notes Indenture; (d) 9.00% First Lien Notes Indenture; (e) 10.00% Second Lien Notes Indentures; (f) 11.25% First Lien Notes Indenture; (g) 12.75% Second Lien Notes Indenture; and (h) Subsidiary-Guaranteed Notes Indenture.

151. “Indenture Trustees” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture Trustee; (b) 6.50% Senior Unsecured Notes Indenture Trustee; (c) each 10.00% Second Lien Notes Indenture Trustee; (d) 12.75% Second Lien Notes Indenture Trustee; (e) First Lien Notes Indenture Trustee, and (f) Subsidiary-Guaranteed Notes Indenture Trustee, or each of their predecessors, if applicable.

152. “Indenture Trustee Charging Lien” means any Lien or other priority in payment to which any of the Indenture Trustees is entitled, pursuant to each of the applicable Indentures or any ancillary documents, instruments or agreements.

153. “Initial Board” shall have the meaning set forth in Article IV.Q.3 hereof.

154. “Initial Directors” shall have the meaning set forth in Article IV.Q.3 hereof.

155. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims and Interests pursuant to the Plan, which shall be as soon as reasonably practicable after the Effective Date.

156. “Institutional Accredited Investor” means an institution that is an “accredited investor” pursuant to Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a Qualified Institutional Buyer.

157. “Insurance Covered Unsecured Claim” means any General Unsecured Claim on account of an asserted personal injury tort or workers compensation against any Debtor (other than a BIT Debtor or a Non-Obligor Debtor). The Holders of Insurance Covered Unsecured Claims must exhaust all remedies with respect to the Debtors’ insurance policies as set forth in Article VI.K hereof before such Holders shall receive the distributions set forth in Article III.B.12 hereof.

158. “Intercompany Claim” means any Claim held by a Debtor against any Debtor arising before the Petition Date.

159. “Intercompany Interests” means any Interest held by a Debtor in a Debtor.

160. “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claims against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

161. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 587], entered by the Bankruptcy Court on March 4, 2015, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

162. “Interim Directors” shall have the meaning set forth in Article IV.Q.3 hereof.

163. “Internal Revenue Code” means title 26 of the United States Code, 26 U.S.C. §§ 1–9834, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

164. “IRS” means the Internal Revenue Service.

165. “Involuntary Petition” means the involuntary chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware (Case No.15-10047 (KG)) by the Petitioning Creditors and later transferred to the Bankruptcy Court (Case No. 15-03193 (ABG)).

166. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

167. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

168. “Liquidation Analysis” shall have the meaning set forth in the Disclosure Statement.

169. “Liquidation Value” means, with respect to any Class of Claims, the value of recoveries for such Class of Claims at each Debtor as shown in the Liquidation Analysis.

170. “Local Bankruptcy Rules” means the local rules, the general orders, and the chambers rules for the United States Bankruptcy Court for the Northern District of Illinois, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

171. “Management and Lease Support Agreements” means those certain Management and Lease Support Agreements, by and among New CEC, OpCo, PropCo, Manager, and their respective, applicable subsidiaries to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

172. “Management Equity Incentive Plan” means the management equity incentive plan to be adopted by the New Board(s) on the Effective Date, the form of which shall be included in the Plan Supplement and, solely for the New Board of the REIT, shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, including as to the amount of New Interests to be set aside for the Management Equity Incentive Plan, which shall be determined by the Debtors prior to the Confirmation Hearing.

173. “Manager” means a wholly-owned subsidiary of New CEC that will provide management services pursuant to the Management and Lease Support Agreements with respect to the assets subject to the Master Lease Agreements.

174. “Master Lease Agreements” means those certain Leases, by and among OpCo and/or its subsidiaries and PropCo and/or its subsidiaries, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the terms attached hereto as Exhibit B, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

175. “Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CAC and CEC, which can be found at Caesars Entertainment Corporation, Report on Form 8-K, Ex. 2.1 (July 11, 2016), as amended, amended and restated, supplemented, or otherwise modified from time to time.

176. “Minimum Cash Requirement” means $450,000,000 of Cash reduced by $0.50 for every dollar raised in revolving credit (provided that such reduction shall in no instance be greater than $100,000,000), $50,000,000 of which Cash shall be contributed to the REIT on the Effective Date to fund the REIT’s initial balance sheet.

177. “New Boards” means, collectively, the boards of directors of OpCo and PropCo and any other Reorganized Debtor, if applicable, on and after the Effective Date to be appointed in accordance with the Plan, the initial board members of which shall be identified in the Plan Supplement.

178. “New CEC” means the combined CEC and CAC after consummation of the transactions contemplated by the Merger Agreement.

179. “New CEC Cash Contribution” means the excess of (a) $925,220,000 in Cash New CEC shall contribute to the Reorganized Debtors on the Effective Date to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan (which amount includes the CIE OpCo Deleveraging Proceeds, the Unsecured Creditor Cash Pool, and the Unsecured Insurance Creditor Cash Pool), plus (b) the Bank Guaranty Settlement Purchase Price, plus (c) the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration, plus (d) any proceeds or settlement received on behalf of CEOC’s, CEC’s, or the Sponsor’s applicable insurance policies prior to the Effective Date, less (e) any portion of the RSA Forbearance Fee under the Bond RSA and the Bank RSA paid by CEC and/or New CEC.

180. “New CEC Common Equity” means the new shares of common stock in New CEC, par value $0.01 per share, of which an amount up to an aggregate of 70.216% on a fully diluted basis (after accounting for any dilution from the New CEC Convertible Notes) may be issued and exchanged pursuant to the CEOC Merger for distribution to the Debtors’ creditors pursuant to the Plan.

181. “New CEC Common Equity Buyback” means the purchase of shares of New CEC Common Equity at the New CEC Common Equity Buyback Purchase Price by New CEC from the New CEC Common Equity Buyback Participants in an aggregate amount equal to or greater than $1,000,000,000 but in no event to exceed the amount of the CIE Equity Buyback Proceeds as set forth in Article IV.A.1(g) hereof.

182. “New CEC Common Equity Additional Buyback Amount” shall equal $200,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

183. “New CEC Common Equity Buyback Participants” means those Holders that participate in the New CEC Common Equity Buyback pursuant to Article IV.A.1(g) hereof.

184. “New CEC Common Equity Buyback Purchase Price” means the price per share of New CEC Common Equity implied by a valuation of $5,880,940,000, before giving effect to the conversion of New CEC Convertible Notes.

185. “New CEC Common Equity Cash Election Form” means the election form to be provided to Holders of Claims in Class D, Class E, Class F, Class G, Class H, Class I, Class J, and Class L on a date after the Confirmation Date to be determined by the Debtors, CEC, and the Second Priority Noteholders Committee, which form shall be part of the New CEC Cash Election Procedures, pursuant to which the Holders of Claims in such Classes may elect to receive Cash in lieu of the New CEC Common Equity as and to the extent provided herein and therein.

186. “New CEC Common Equity Cash Election Procedures” means the procedures governing the New CEC Common Equity Buyback, which procedures will be included in the Plan Supplement and approved by the Confirmation Order, and which must be reasonably acceptable to the Debtors, CEC, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Requisite Consenting SGN Creditors.

187. “New CEC Common Equity Initial Buyback Amount” shall equal $1,000,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

188. “New CEC Convertible Notes” means the $1,119,060,000 in principal amount of 5.00% convertible notes to be issued by New CEC pursuant to the New CEC Convertible Notes Indenture.

189. “New CEC Convertible Notes Documents” means, collectively, the New CEC Convertible Notes Indenture and all other agreements, documents, and instruments evidencing the New CEC Convertible Notes to be delivered or entered into in connection therewith (including any intercreditor agreements), which shall be consistent with the terms of the Plan.

190. “New CEC Convertible Notes Indenture” means the indenture to be entered into by and among New CEC, as issuer, and the New CEC Convertible Notes Trustee, to be effective on the Effective Date, pursuant to which New CEC will issue the New CEC Convertible Notes, in the form attached to the Second Lien RSA and included in the Plan Supplement, as may be further modified by written agreement of the Second Priority Noteholders Committee, CEC, and the Debtors, and shall be in form and substance reasonably acceptable to the Requisite Consenting SGN Creditors, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, and the Requisite Consenting Bond Creditors.

191. “New CEC Convertible Notes Trustee” means the indenture trustee to be appointed for the New CEC Convertible Notes Indenture.

192. “New CEC OpCo Stock Purchase” means New CEC’s obligation to purchase 100% of the OpCo Common Stock from the Debtors for $700,000,000 of Cash.

193. “New CEC PropCo Common Stock Purchase” means, solely if the Partnership Contribution Structure is used, New CEC’s obligation to purchase 5% of PropCo Common Equity on a fully diluted basis (including dilution in connection with the exercise of all PropCo Equity Elections, but excluding dilution from PropCo Preferred Equity, if any) from the Holders of Secured First Lien Notes Claims for $91,000,000 of Cash. If the PropCo Equity Election would materially affect the amount and/or value of PropCo Common Equity New CEC must purchase for the Partnership Contribution Structure, the Debtors will negotiate with CEC and the representatives of the Consenting Bond Creditors regarding appropriate adjustments to the amount of Cash necessary to purchase 5% of PropCo Common Equity pursuant to the New CEC PropCo Common Stock Purchase.

194. “New Corporate Governance Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of some or all of the Reorganized Debtors, which form shall be consistent with the terms of the Plan and shall be included in the Plan Supplement.

195. “New Debt” means, collectively, the: (a) CPLV Market Debt; (b) CPLV Mezzanine Debt, if any; (c) OpCo Market Debt; (d) OpCo First Lien Term Loan, if any; (e) OpCo First Lien Notes, if any; (f) PropCo First Lien Term Loan; (g) PropCo First Lien Notes; and (h) PropCo Second Lien Notes.

196. “New Debt Documents” means, collectively, the: (a) CPLV Loan Documents; (b) CPLV Mezzanine Loan Documents, if necessary; (c) OpCo Market Debt Documents; (d) OpCo First Lien Loan Documents, if necessary; (e) OpCo First Lien Notes Documents, if necessary; (f) PropCo First Lien Credit Agreement Documents; (g) PropCo First Lien Notes Documents; and (h) PropCo Second Lien Notes Documents.

197. “New Employment Contracts” means those certain new employment contracts between, as applicable, OpCo or PropCo and certain of their officers, which for PropCo shall be reasonably acceptable to the Requisite Consenting Bond Creditors, and which for OpCo shall be reasonably acceptable to CEC and the Debtors, the forms of which shall be included in the Plan Supplement.

198. “New Interests” means, collectively, the: (a) OpCo Common Stock; (b) OpCo Series A Preferred Stock; (c) PropCo LP Interests; (d) PropCo LP GP Interests; (e) PropCo GP Interests; (f) PropCo Preferred Equity; (g) REIT Common Stock; (h) REIT Preferred Stock; (i) membership interests, stock, partnership interests, or other equity interests in CPLV Sub; (j) membership interests, stock, partnership interests, or other equity interests in CPLV Mezz; and (k) membership interests, stock, partnership interests, or other equity interests in the TRS(s).

199. “New Property Entities” mean, collectively: (a) the REIT; (b) PropCo GP; (c) PropCo; (d) CPLV Sub; (e) CPLV Mezz, if necessary; and (f) the TRS(s).

200. “New Property Entity Organizational Documents” mean, collectively, the: (a) PropCo Organizational Documents; (b) REIT Organizational Documents; (c) CPLV Sub Organizational Documents; (d) CPLV Mezz Organizational Documents, if necessary; (e) PropCo GP Organizational Documents; and (f) TRS Organizational Documents.

201. “Non-Debtor Subsidiaries” means all direct and indirect subsidiaries of any Debtor that are not Debtors in the Chapter 11 Cases.

202. “Non-First Lien Claims” means, collectively, the: (a) Second Lien Notes Claims; (b) Subsidiary-Guaranteed Notes Claims; (c) Senior Unsecured Notes Claims; and (d) General Unsecured Claims (including, for the avoidance of doubt, Disputed Unsecured Claims, Undisputed Unsecured Claims, Par Recovery Claims, Caesars Riverboat Casino Unsecured Claims, Chester Downs Management Unsecured Claims, Winnick Unsecured Claims, and Insurance Covered Unsecured Claims).

203. “Non-Obligor Cash Pool” means the up to $6,000,000 necessary to pay the Non-Obligor Unsecured Claims in full.

204. “Non-Obligor Debtors” means, collectively: (a) 3535 LV Parent, LLC; (b) Bally’s Las Vegas Manager, LLC; (c) BPP Providence Acquisition Company, LLC; (d) Caesars Air, LLC; (e) Caesars Baltimore Acquisition Company, LLC; (f) Caesars Baltimore Development Company, LLC; (g) Caesars Baltimore Management Company, LLC; (h) Caesars Entertainment Windsor Limited (f/k/a Caesars Entertainment Windsor Holding, Inc.); (i) Caesars Escrow Corporation (f/k/a Harrah’s Escrow Corporation); (j) Caesars Massachusetts Acquisition Company, LLC; (k) Caesars Massachusetts Development Company, LLC; (l) Caesars Massachusetts Investment Company, LLC; (m) Caesars Massachusetts Management Company, LLC; (n) Caesars Operating Escrow LLC (f/k/a Harrah’s Operating Escrow LLC); (o) CG Services, LLC; (p) Christian County Land Acquisition

Company, LLC; (q) Cromwell Manager, LLC; (r) Corner Investment Company Newco, LLC; (s) CZL Management Company, LLC; (t) Des Plaines Development Limited Partnership; (u) Flamingo-Laughlin Parent, LLC; (v) FHR Parent, LLC; (w) HIE Holdings Topco, Inc.; (x) JCC Holding Company II Newco, LLC; (y) Laundry Parent, LLC; (z) LVH Parent, LLC; (aa) Octavius Linq Holding Co., LLC; (bb) Parball Parent, LLC; (cc) PH Employees Parent LLC; (dd) PHW Investments, LLC; and (ee) The Quad Manager, LLC.

205. “Non-Obligor Unsecured Claim” means any Claim against a Non-Obligor Debtor other than: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) an Other Secured Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Intercompany Claim; or (f) a Section 510(b) Claim.

206. “Non-Released Parties” means those parties identified on the Non-Released Parties Schedule from time to time.

207. “Non-Released Parties Schedule” means that certain schedule of Non-Released Parties, which shall be included in the Plan Supplement.

208. “Notes Claims” means collectively, the: (a) Secured First Lien Notes Claims; (b) First Lien Notes Deficiency Claims; (c) Second Lien Notes Claims; (d) Senior Unsecured Notes Claims; and (e) Subsidiary-Guaranteed Notes Claims.

209. “Notice and Claims Agent” means Prime Clerk LLC, in its capacity as notice, claims, and solicitation agent for the Debtors and any successor.

210. “NRF Claim” means Proof of Claim number 3484, filed by the National Retirement Fund, as such proof of Claim may be amended or superseded.

211. “NRF Disputes” means, collectively, (a) Caesars Entertainment Operating Company, Inc., et al., vs. The Board of Trustees of the National Retirement Fund and The Pension Plan of the National Retirement Fund, Adv. Case No. 15-00131 (ABG) (Bankr. N.D. Ill.); (b) Caesars Entertainment Corporation v. Pension Plan of the National Retirement Fund and Board of Trustees of the National Retirement Fund, Case No. 15-cv-00138 (S.D.N.Y.); (c) The National Retirement Fund, et al. v. Caesars Entertainment Corporation, et al., Civil Action No.15-CV-02048 (S.D.N.Y.); and (d) any actions, proceedings, appeals, or arbitrations related to the National Retirement Fund’s January 12, 2015, expulsion of the following entities from the National Retirement Fund: (i) Debtor Bally’s Park Place, Inc. d/b/a Bally’s Hotel and Casino, (ii) Debtor Boardwalk Regency Corporation d/b/a Caesars Atlantic City, (iii) Debtor Parball Corporation, (iv) non-Debtor Chester Downs Marina LLC d/b/a Harrah’s Philadelphia, and (v) non-Debtor Harrah’s Operating Company, Inc. d/b/a Harrah’s Atlantic City Casino and Hotel.

212. “OpCo” means Reorganized CEOC and any successors thereto pursuant to the CEOC Merger, a corporation or limited liability company organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, all of the Debtors’ assets other than the assets to be owned by the REIT and its subsidiaries (including PropCo and the TRS(s)) or to be distributed to Holders of Claims under the Plan.

213. “OpCo Common Stock” means the common equity interests in OpCo, to be issued to CEC on the Effective Date pursuant to the terms of the Plan and the OpCo Organizational Documents.

214. “OpCo First Lien Loan Agreement” means, if and to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the loan agreement by and among OpCo, as borrower, certain of its subsidiaries, as guarantors, the lenders from time to time party thereto, and the OpCo Loan Agreement Agent, pursuant to which the OpCo First Lien Term Loan shall be issued, to be effective on the Effective Date, (a) the form of which, if applicable, shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

215. “OpCo First Lien Loan Agreement Agent” means the administrative and collateral agent to be appointed for the OpCo First Lien Term Loan, if any.

216. “OpCo First Lien Loan Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Loan Agreement and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Term Loan, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which in each case, shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

217. “OpCo First Lien Notes” means up to $318,100,000 of first lien notes to be issued under the OpCo First Lien Notes Indenture, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bond Creditors in their sole discretion waive the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement.

218. “OpCo First Lien Notes Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Notes, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which, in each case, shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

219. “OpCo First Lien Notes Indenture” means, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the indenture to be entered into by and among OpCo, as issuer, certain of its subsidiaries, as guarantors, and the OpCo First Lien Notes Indenture Trustee, pursuant to which the OpCo First Lien Notes shall be issued, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

220. “OpCo First Lien Notes Indenture Trustee” means the indenture trustee to be appointed for the OpCo First Lien Notes Indenture, if any.

221. “OpCo First Lien Term Loan” means up to $916,900,000 of first lien debt to be issued pursuant to the Plan and outstanding under the OpCo First Lien Loan Agreement, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bank Creditors waive, in their sole discretion, the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement, provided that the OpCo First lien Term Loan shall include and be increased by the OpCo First Lien Incremental Term Loan, if any.

222. “OpCo First Lien Incremental Term Loan” means the OpCo First Lien Term Loan debt in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt to be issued in lieu of OpCo First Lien Notes solely if (a) the OpCo Market Debt is not fully syndicated in the amount of

$1,235,000,000 of debt and the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000 and (b) the Requisite Consenting Bond Creditors elect in their sole discretion to waive the syndication requirement of the OpCo Market Debt as set forth in Article IX.B hereof.

223. “OpCo Guaranty Agreement” means the guarantees to be entered into by New CEC pursuant to which New CEC shall guaranty the amounts due under, as applicable, the OpCo Market Debt Documents (if necessary), the OpCo First Lien Loan Agreement (if any), and/or OpCo First Lien Notes Indenture (if any), (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

224. “OpCo Market Debt” means the $1,235,000,000 of debt to be issued by OpCo to third parties for Cash on or before the Effective Date (in whatever tranche(s) reasonably necessary or appropriate for syndication of such debt on the terms most favorable to OpCo), which Cash shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof, and which debt shall be guaranteed pursuant to the OpCo Guaranty Agreement.

225. “OpCo Market Debt Documents” means the loan agreement and/or indentures and all other supplements, agreements, documents, and instruments evidencing or securing the OpCo Market Debt to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), the form of the material documents of which shall be included in the Plan Supplement.

226. “OpCo Organizational Documents” means, as applicable, the form of the limited liability company agreement or the amended and restated articles of incorporation, charter, bylaws, and other similar organizational and constituent documents for OpCo, which shall be consistent with the Plan and included in the Plan Supplement.

227. “OpCo Series A Preferred Stock” means the preferred stock issued by OpCo to the Holders of certain Claims against the Debtors, which shall be exchanged for the New CEC Common Equity distributed pursuant to the CEOC Merger.

228. “Other Priority Claim” means any Claim against any of the Debtors described in section 507(a) of the Bankruptcy Code to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

229. “Other Secured Claim” means a Secured Claim that is not: (a) a Prepetition Credit Agreement Claim; (b) a Secured First Lien Notes Claim; or (c) a Secured Tax Claim. For the avoidance of doubt, Second Lien Notes Claims are Non-First Lien Claims and are not Other Secured Claims.

230. “Ownership Limit Waiver Agreement” means an agreement between the Board of the REIT and a holder of REIT Stock waiving certain equity ownership limits in the REIT charter, which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

231. “Par Recovery Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to recovery in full based on the Liquidation Analysis, which Debtors are, collectively, (a) 190 Flamingo, LLC, (b) 3535 LV Corp., (c) Caesars Entertainment Golf, Inc., (d) Caesars License Company, LLC, (e) Desert Palace, Inc., (f) FHR Corporation, (g) Harrah’s Illinois Corporation, (h) Harrah’s North Kansas City LLC, (i) Harveys BR Management Company, Inc., (j) Harveys Iowa Management Company, Inc., (k) Harveys Tahoe Management Company, Inc., (l) HBR Realty Company, Inc., (m) Hole in the Wall, LLC, (n) Horseshoe Hammond, LLC, (o) Parball Corporation, (p) Players Bluegrass Downs, Inc., (q) PHW Las Vegas, LLC, (r) Reno Projects, Inc., (s) Southern Illinois Riverboat/Casino Cruises, Inc., and (t) Trigger Real Estate Corporation.

232. “Par Recovery Unsecured Claims” means a General Unsecured Claim against the Par Recovery Debtors.

233. “Partnership Contribution Structure” means the contribution of real property assets to PropCo in a transaction intended to qualify under section 721 of the Internal Revenue Code.

234. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

235. “Petition Date” means for all Debtors, January 15, 2015.

236. “Petitioning Creditors” means Appaloosa Investment Limited Partnership, OCM Opportunities Fund VI, L.P., and Special Value Expansion Fund, LLC.

237. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of Article X hereof, including all exhibits hereto and the Plan Supplement, which is incorporated herein by reference and made part of this Plan as if set forth herein.

238. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, which the Debtors initially filed on July 18, 2016, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, and which includes the: (a) form of the New Corporate Governance Documents; (b) form of the OpCo Organizational Documents; (c) form of the PropCo Organizational Documents; (d) form of the REIT Organizational Documents; (e) form of PropCo GP Organizational Documents; (f) form of CPLV Sub Organizational Documents; (g) form of CPLV Mezz Organizational Documents; (h) form of TRS Organizational Documents; (i) form of Backstop Commitment Agreement; (j) form of REIT Series A Preferred Stock Articles; (k) form of the OpCo Market Debt Documents; (l) form of OpCo First Lien Loan Agreement, if any; (m) form of the OpCo First Lien Notes Indenture, if any; (n) form of the OpCo Guaranty Agreement, if necessary; (o) form of the PropCo First Lien Loan Agreement; (p) form of the PropCo First Lien Notes Indenture; (q) form of the PropCo Second Lien Notes Indenture; (r) form of the CPLV Loan Agreement; (s) form of the CPLV Mezzanine Loan Agreement, if any; (t) form of the New CEC Convertible Notes Indenture; (u) form of Management and Lease Support Agreements; (u) form of Master Lease Agreements; (v) form of Right of First Refusal Agreement; (w) form of PropCo Call Right Agreements; (x) form of the CEOC Merger Agreement; (y) form of Tax Indemnity Agreement; (z) form of Transition Services Agreement; (aa) the PropCo Equity Election Procedures; (bb) the PropCo Preferred Subscription Procedures; (cc) form of Deferred Compensation Settlement Agreement; (dd) Rejected Executory Contract and Unexpired Lease Schedule; (ee) Assumed Executory Contracts and Unexpired Lease Schedule; (ff) schedule of retained Causes of Action; (gg) Non-Released Parties Schedule; (hh) identity of members of the OpCo New Board and the PropCo New Board; (ii) identity of observer of OpCo New Board; (jj) Restructuring Transactions Memorandum; (kk) schedule of PropCo assets; (ll) Management Equity Incentive Plan; (mm) form of New Employment Contracts; and (nn) the New CEC Common Equity Cash Election Procedures.

239. “Post-Petition Interest” means, with respect to Non-Obligor Unsecured Claims, interest accruing through and including the Effective Date at the Federal Judgment Rate.

240. “Prepetition CEC Guarantees” means any guarantee, whether currently in existence or not, that CEC may have entered into in respect of any indebtedness of the Debtors, for the avoidance of doubt including any guarantees (whether in existence or not) in respect of the Prepetition Credit Agreement, the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes.

241. “Prepetition Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2014, by and between CEC, CEOC, the lenders party thereto, and the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time, and including all security, collateral, and guaranty and pledge agreements related thereto (including the Guaranty and Pledge Agreement).

242. “Prepetition Credit Agreement Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as successor agent under the Prepetition Credit Agreement.

243. “Prepetition Credit Agreement Claim” means any Claim against any Debtor arising under or related to the Prepetition Credit Agreement or otherwise secured pursuant to the Prepetition Credit Agreement Documents, including Swap and Hedge Claims, provided that there are no Prepetition Credit Agreement Claims against the Non-Obligor Debtors.

244. “Prepetition Credit Agreement Documents” means, collectively, the Prepetition Credit Agreement and all other agreements, documents, and instruments related thereto (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

245. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

246. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes (or sub-Classes, as the case may be) entitled to share in the same recovery as such Allowed Claim under the Plan.

247. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

248. “Professional Fee Claims” means all Claims for accrued fees and expenses (including transaction or sale fees) for services rendered by a Professional through and including the Confirmation Date regardless of whether a monthly fee statement or interim fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

249. “Professional Fee Escrow” means an interest bearing escrow account to be funded by the Debtors on the Effective Date with Cash from Cash on hand in an amount equal to all unpaid Professional Fee Claims; provided that the Professional Fee Escrow shall be increased from Cash on hand at OpCo to the extent fee applications are filed after the Confirmation Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

250. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

251. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

252. “PropCo” means the newly formed limited partnership organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, certain assets of the Debtors, a schedule of which assets shall be included in the Plan Supplement, which schedule shall be consistent in all material respects with the Bond RSA and otherwise reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

253. “PropCo Call Right Agreement” means that certain Call Right Agreement, by and among CEC, CERP, CGP, PropCo, and their respective applicable subsidiaries (if applicable), to be effective on the Effective Date, regarding PropCo’s right for up to 5 years after the Effective Date to enter into a binding agreement to purchase, as applicable, CERP’s, CGP’s, or their respective applicable subsidiaries’ real property interest (and lease such real property interest back to, as applicable, CERP, CGP, or their respective applicable subsidiaries) and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin, and/or Harrah’s New Orleans for a Cash purchase price equal to ten times the agreed annual rent for such properties, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

254. “PropCo Common Equity” means PropCo LP Interests and/or REIT Common Stock.

255. “PropCo Equity Election” means the right of Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims to elect to receive PropCo Common Equity in lieu of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes, which election may reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by no more than $1,250,000,000, and which election shall reduce such debt as set forth in Article IV.A.2 hereof, provided that such PropCo Equity Election may be subject to modification solely in accordance with Article IV.A.2 hereof.

256. “PropCo Equity Election Procedures” means those certain procedures governing the exercise of the PropCo Equity Election, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

257. “PropCo First Lien Credit Agreement” means the credit agreement to be entered into by and among PropCo, as borrower, certain of its subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, the lenders from time to time party thereto, and the PropCo First Lien Credit Agreement Agent, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

258. “PropCo First Lien Credit Agreement Agent” means the administrative and collateral agent to be appointed for the PropCo First Lien Term Loan.

259. “PropCo First Lien Credit Agreement Documents” means, collectively, the PropCo First Lien Credit Agreement and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Term Loan to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

260. “PropCo First Lien Term Loan” means the $1,961,000,000 of first lien debt to be issued pursuant to the Plan and outstanding under the PropCo First Lien Credit Agreement.

261. “PropCo First Lien Notes” means the $431,000,000 of first lien notes to be issued pursuant to the Plan and outstanding under the PropCo First Lien Notes Indenture.

262. “PropCo First Lien Notes Documents” means, collectively, the PropCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

263. “PropCo First Lien Notes Indenture” means the indenture to be entered into by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo First Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

264. “PropCo First Lien Notes Indenture Trustee” means the indenture trustee for the PropCo First Lien Notes Indenture.

265. “PropCo GP” means the newly formed limited liability company organized under the laws of Delaware, which on and after the Effective Date will be the general partner in PropCo and whose sole shareholder on the Effective Date shall be the REIT.

266. “PropCo GP Interests” mean the ownership interests in PropCo GP.

267. “PropCo GP Organizational Documents” means the form of limited liability company agreement and other similar organizational and constituent documents for PropCo GP, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

268. “PropCo Limited Partnership Agreement” means the limited partnership agreement for PropCo, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

269. “PropCo LP GP Interests” mean the general partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to PropCo GP.

270. “PropCo LP Interests” mean the limited partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to the REIT, CEC (solely if the Partnership Contribution Structure is used), and certain Holders of Secured First Lien Notes Claims.

271. “PropCo Organizational Documents” means the PropCo Limited Partnership Agreement and other similar organizational and constituent documents for PropCo and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

272. “PropCo Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

273. “PropCo Preferred Subscription Procedures” means those certain procedures governing the exercise of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

274. “PropCo Preferred Equity” means REIT Series A Preferred Stock and any PropCo Preferred LP Interests to be issued on the Effective Date pursuant to the terms of the Plan, the REIT Organizational Documents, and the PropCo Limited Partnership Agreement, (a) the material terms of which are set forth in the Bank RSA and the Bond RSA, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors.

275. “PropCo Preferred Equity Call Right” means the right of the PropCo Preferred Backstop Investors to purchase for Cash up to 50% of the PropCo Preferred Equity Distribution distributed to each Holder of Allowed Secured First Lien Notes Claims at a price per share equal to 83.3% of the liquidation value thereof.

276. “PropCo Preferred Equity Distribution” means (a) PropCo Preferred Equity with an aggregate liquidation preference on the Effective Date of $300,000,000, and (b) the PropCo Preferred Equity Upsize Shares, which shall have a price per share implying an aggregate value equal to the PropCo Preferred Equity Upsize Amount, and a liquidation preference equal to 1.2 times such aggregate value.

277. “PropCo Preferred Equity Put Right” means the non-transferrable option of the Holders of Secured First Lien Notes Claims to put all, but not less than all, of such Holder’s Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors at a price per share equal to 83.3% of the liquidation value thereof.

278. “PropCo Preferred Equity Upsize Amount” means the lesser of (a) the product of (i) 58.3% and (ii) the excess, if any, of (A) $2,000,000,000 over (B) the amount of CPLV Market Debt, and (b) $116,600,000, which amount shall reduce on a dollar-for-dollar basis the CPLV Mezzanine Debt to be distributed to the Holders of Secured First Lien Notes Claims in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

279. “PropCo Preferred Equity Upsize Shares” means the additional PropCo Preferred Equity, if any, which shall be issued to the Holders of Allowed Secured First Lien Notes Claims (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right) in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

280. “PropCo Preferred LP Interests” mean the preferred Securities in PropCo, if any, which shall only be issued to the extent that a beneficial owner for United States federal income tax purposes of PropCo Common Equity and/or REIT Series A Preferred Stock (a) would end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing and/or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles.

281. “PropCo Second Lien Notes” means the second lien notes issued under the PropCo Second Lien Notes Indenture in an original aggregate principal amount equal to (i) the sum of (a) $1,425,000,000 and (b) the PropCo Second Lien Upsize Amount (if any) minus (ii) the sum of (a) two-thirds (2/3) of the amount by which the total CPLV Market Debt exceeds $2,350,000,000 and (b) the product of (x) the ratio of the amount of Secured First Lien Notes Claims to the sum of the amount of the Secured First Lien Notes Claims and the Prepetition Credit Agreement Claims and (y) if the CPLV Market Debt is in an amount equal to or less than $2,350,000,000, the excess of the CPLV Market Debt over $2,000,000,000; provided that the total amount of clause (ii) shall not exceed $250,000,000.

282. “PropCo Second Lien Notes Documents” means, collectively, the PropCo Second Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo Second Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

283. “PropCo Second Lien Notes Indenture” means the indenture by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo Second Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

284. “PropCo Second Lien Notes Indenture Trustee” means the indenture trustee for the PropCo Second Lien Notes Indenture.

285. “PropCo Second Lien Upsize Amount” means up to $333,000,000 in aggregate principal amount of PropCo Second Lien Notes, which debt shall only be issued if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt to third parties, and which PropCo Second Lien Notes shall be issued in an initial aggregate principal amount equal to $2,600,000,000 minus the sum of (a) the aggregate principal amount of the CPLV Market Debt issued to third parties (which in no event shall be less than $1,800,000,000), plus (b) the sum of (i) the amount of CPLV Mezzanine Debt to be issued to the Holders of Allowed Secured First Lien Notes Claims as set forth in Article IV.A.3 hereof, (ii) $250,000,000 (the purchase price for purposes of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right of $300,000,000 in liquidation value of the PropCo Preferred Equity distributed as part of the PropCo Preferred Equity Distribution), and (iii) the PropCo Preferred Equity Upsize Amount, if any; provided that the Holders of Allowed Prepetition Credit Agreement Claims shall have the right to elect to replace the PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount with an equal principal amount of CPLV Mezzanine Debt in lieu thereof by making (pursuant to the terms and conditions of) the CPLV Mezzanine Election.

286. “PropCo Tax Letter” means either an opinion letter from the Debtors’ legal counsel to CEOC, or a private letter ruling received by CEOC from the IRS, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to CEOC’s creditors, should not result in a material amount of U.S. federal income tax to CEOC, determined as if CEOC and its subsidiaries were a stand-alone consolidated group, provided, however, that for the purposes of the treatment of any direct or indirect consideration being contributed by CEC and/or New CEC or any non-Debtor affiliates thereof, such opinion letter or private letter ruling may be determined as if CEOC and its subsidiaries were part of a consolidated group with CEC, New CEC, and any other members of the consolidated group of which CEC and/or New CEC is a member.

287. “Qualified Institutional Buyer” shall have the meaning set forth in Rule 144A of the Securities Act.

288. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

289. “Recoverable Amount” means the $35,000,000 owed by CEC to CEOC pursuant to that certain Recovery Agreement, dated as of August 12, 2014, by and among CEOC and CEC, related to that certain Note Purchase Agreement entered into in August 2014, by and between CEC, CEOC, and the holders of a majority in aggregate principal amount of each of CEOC’s Senior Unsecured Notes.

290. “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest not Impaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

291. “REIT” means the newly formed real estate investment trust, a corporation organized under the laws of Maryland, which on and after the Effective Date will own and control PropCo GP and one or more TRS(s) and hold PropCo LP Interests.

292. “REIT Common Stock” means the common equity interest in the REIT, to be issued on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

293. “REIT Opinion Letter” means an opinion letter from the Debtors’ legal counsel on which the Holders of Secured First Lien Notes Claims and Holders of Prepetition Credit Agreement Claims may rely, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion, that the REIT’s method of operation since its formation has enabled as of such date up to and including the end of the date of the opinion, and its proposed method of operation as of such date will enable, the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.

294. “REIT Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the REIT, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

295. “REIT Preferred Stock” means, collectively, the REIT Series A Preferred Stock and the REIT Series B Preferred Stock.

296. “REIT Series A Preferred Stock Articles” means the articles supplementary for the REIT Series A Preferred Stock, the form of which shall be included in the Plan Supplement and which is attached to the Bond RSA.

297. “REIT Series A Preferred Stock” means Series A Preferred Stock of the REIT, with terms set forth in the REIT Series A Preferred Stock Articles, issued to Holders of Secured First Lien Notes Claims.

298. “REIT Series B Preferred Stock” means the 125 shares of Series B Preferred Stock of the REIT, which shall have an aggregate value of $125,000, a liquidation preference of $1,000 per share, and an annual dividend of approximately 12.0%, which may be issued by the REIT on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

299. “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

300. “Released Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) each Debtor; (b) each non-Debtor direct and indirect subsidiary of the Debtors; (c) the Consenting First Lien Noteholders; (d) the Consenting First Lien Bank Lenders; (e) the Consenting SGN Creditors; (f) the Prepetition Credit Agreement Agent; (g) the First Lien Notes Indenture Trustee; (h) the Second Lien Collateral Agent; (i) Subsidiary-Guaranteed Notes Indenture Trustee; (j) the Unsecured Creditors Committee; (k) the Unsecured Creditors Committee Members; (l) the Second Priority Noteholders Committee; (m) the Second Priority Noteholders Committee Members; (n) the Consenting Second Lien Creditors; (o) DTC; (p) Frederick Barton Danner; (q) the Petitioning Creditors; (r) the Second Lien Notes Indenture Trustees; (s) with respect to each of the foregoing identified in subsections (a) through (r) herein, each and all of their respective direct and indirect current and former shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such; and (t) the CEC Released Parties.

301. “Releasing Parties” means, collectively, as applicable: (a) the Debtors; (b) CEC; (c) CAC; (d) the Sponsors; (e) the Consenting First Lien Bank Lenders; (f) the Consenting First Lien Noteholders; (g) the Consenting SGN Creditors; (h) the Consenting Second Lien Creditors; (i) the Prepetition Credit Agreement Agent; (j) the First

Lien Notes Indenture Trustee; (k) the Second Lien Collateral Agent; (l) the Second Lien Notes Indenture Trustees; (m) the Subsidiary-Guaranteed Notes Indenture Trustee; (n) the Senior Unsecured Notes Indenture Trustee; (o) the Second Priority Noteholders Committee Members; (p) the Unsecured Creditors Committee Members; (q) the Petitioning Creditors; (r) Frederick Barton Danner; (s) all other Persons or Entities holding Claims against, or Interests in, the Debtors; and (t) any Entity asserting a claim or cause of action on behalf of or through the Debtors or the Estates.

302. “Reorganized Debtors” means each of the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including, as of and after the Effective Date, OpCo. For the avoidance of doubt, Reorganized Debtors do not include: (a) PropCo; (b) PropCo GP; (c) CPLV Sub; (d) CPLV Mezz; (e) the TRS(s); or (f) the REIT.

303. “Required Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

304. “Requisite Consenting Bank Creditors” shall have the meaning set forth in the Bank RSA.

305. “Requisite Consenting Bond Creditors” means the Requisite Consenting Creditors as defined in the Bond RSA.

306. “Requisite Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

307. “Restructuring Documents” means the Plan, the documents Filed as part of the Plan Supplement, the Disclosure Statement, the New Corporate Governance Documents, the New Debt Documents, the Restructuring Transactions Memorandum, and any other agreements or documentation effectuating the Plan.

308. “Restructuring Support Agreements” means, collectively, the Bank RSA, the Bond RSA, the Second Lien RSA, the SGN RSA, the UCC RSA, the CEC RSA, and the CAC RSA.

309. “Restructuring Support Advisors Fees” means, collectively, to the extent not previously paid in connection with the Debtors or the Chapter 11 Cases, including pursuant to the Final Cash Collateral Order, all outstanding prepetition and postpetition reasonable and documented fees (including any transaction, completion, or letter of credit fees) and expenses (provided that documentation shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines) of (I) those parties set forth in paragraph 4(e) of the Final Cash Collateral Order, including (a) Rothschild Inc.; (b) Stroock & Stroock & Lavan LLP; (c) Shaw Fishman Glantz & Towbin LLC; (d) Cahill Gordon & Reindel LLP; (e) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP; (f) the Prepetition Credit Agreement Agent and any related issuer of letters of credit (including any predecessor thereto in all capacities); (g) Miller Buckfire & Co.; (h) Kramer Levin Naftalis & Frankel LLP; (i) Neal, Gerber & Eisenberg LLP; (j) Berkeley Research Group, LLC; (k) the First Lien Notes Indenture Trustees; (l) Katten Muchin Rosenman LLP; and (m) Dykema Gossett PLLC, and (II) those additional parties retained by the First Lien Indenture Trustee, including in connection with the Caesars Cases.

310. “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or before the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, sale, consolidation, equity issuance, certificates of incorporation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of sale, equity issuance, transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the execution and delivery of the New Debt Documents; (d) the CEOC Merger; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate to implement the Plan.

311. “Restructuring Transactions Memorandum” means that certain memorandum describing the Restructuring Transactions, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

312. “Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, by and among New CEC (by and on behalf of itself and all of its majority owned subsidiaries) and PropCo (by and on behalf of itself and all of its majority owned subsidiaries), to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

313. “RSA Forbearance Fees” shall have, collectively, the meaning for (a) “RSA Forbearance Fees” set forth in the Bond RSA, and (b) “1L RSA Forbearance Fees” set forth in the Second Lien RSA.

314. “SEC” means the Securities and Exchange Commission.

315. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as they may be or may have been amended, modified, or supplemented from time to time.

316. “Second Lien Bond Fees and Expenses” shall have the meaning set forth in the Second Lien RSA.

317. “Second Lien Collateral Agent” means Delaware Trust Company as successor collateral agent under that certain Collateral Agreement dated as of December 24, 2008 between CEOC, subsidiaries identified therein, and the collateral agent, as it may be or may have been amended, modified, or supplemented from time to time.

318. “Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 24, 2008, by and between the Prepetition Credit Agreement Agent and the Second Lien Notes Indenture Trustees.

319. “Second Lien Noteholder Professionals” means the Second Lien Bond Professionals as defined in the Second Lien RSA.

320. “Second Lien Notes” means, collectively, the: (a) 12.75% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $750,000,000 pursuant to the 12.75% Second Lien Notes Indenture; (b) 10.00% Second-Priority Senior Secured Notes due 2015, issued in the original principal amount of $214,800,000 pursuant to the 10.00% Second Lien Notes Indenture dated December 24, 2008; (c) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $847,621,000 pursuant to the 10.00%Second Lien Notes Indenture dated December 24, 2008; and (d) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $3,705,498,000 pursuant to the 10.00% Second Lien Notes Indenture dated April 15, 2009.

321. “Second Lien Notes Claim” means any Claim against a Debtor, the Estates, or property of a Debtor, including any Secured or unsecured Claim, arising under, related to, or in connection with the Second Lien Notes.

322. “Second Lien Notes Indentures” means, collectively, the: (a) 10.00% Second Lien Notes Indentures; and (b) 12.75% Second Lien Notes Indenture.

323. “Second Lien Notes Indenture Trustees” mean, collectively, the 12.75% Second Lien Notes Indenture Trustee and each 10.00% Second Lien Notes Indenture Trustee.

324. “Second Lien RSA” means that certain Restructuring Support, Forbearance, and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October [    ], 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, the Second Priority Noteholders Committee, and the Second Lien Consenting Creditors (as defined therein) party thereto from time to time.

325. “Second Priority Noteholders Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

326. “Second Priority Noteholders Committee Members” means each of the following, in each case solely in its capacity as a member of the Second Priority Noteholders Committee: (a) Wilmington Savings Fund Society, FSB, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (b) BOKF, N.A., solely in its capacity as 12.75% Second Lien Notes Indenture Trustee; (c) Delaware Trust Company, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (d) Tennenbaum Opportunities Partner V, LP; (e) Centerbridge Credit Partners Master LP; (f) Palomino Fund Ltd.; and (g) Oaktree FF Investment Fund LP.

327. “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

328. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

329. “Secured First Lien Notes Claim” means any Claim against a Debtor arising under or related to the First Lien Notes that is a Secured Claim, provided that there are no Secured First Lien Notes Claims against the Non-Obligor Debtors.

330. “Secured First Lien Notes Claim PropCo Equity Recovery” means the Pro Rata share of REIT Common Stock to be issued to Holders of Allowed Secured First Lien Notes Claims except to the extent that any such Holder would end up with more an 9.8% of the REIT Common Stock and does not enter into an Ownership Limit Waiver Agreement, in which case they will receive any such excess amount as PropCo LP Interests.

331. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

332. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

333. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

334. “Senior Unsecured Notes” means, collectively, the: (a) 6.50% Senior Notes due 2016, issued in the original principal amount of $214,800,000 pursuant to the 6.50% Senior Unsecured Notes Indenture; and (b) 5.75% Senior Notes due 2017, issued in the original principal amount of $750,000,000 pursuant to the 5.75% Senior Unsecured Notes Indenture.

335. “Senior Unsecured Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Senior Unsecured Notes.

336. “Senior Unsecured Notes Indentures” means collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; and (c) 6.50% Senior Unsecured Notes Indenture.

337. “Senior Unsecured Notes Indenture Trustee” means, collectively, the 5.75% Senior Unsecured Notes Indenture Trustee and the 6.50% Senior Unsecured Notes Indenture Trustee.

338. “Separation Structure” means the separation of the Debtors into OpCo, PropCo, and the REIT in accordance with the Plan.

339. “SGN RSA” means that certain First Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 21, 2016, and as amended on October     , 2016, and as amended, amended and restated, supplemented, or otherwise modified from time to time thereafter, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting SGN Creditors (as defined therein) party thereto from time to time.

340. “Solicitation Procedures Order” means the Order (A) Approving the Solicitation Procedures and (B) Granting Related Relief [Docket No. 4219], entered by the Bankruptcy Court on June 28, 2016, which was amended on July 6, 2016, to make technical corrections to certain of the dates therein [Docket No. 4272].

341. “Spin Structure” means the contribution of assets to the REIT in a reorganization intended to qualify under section 368(a)(1)(G) of the Internal Revenue Code.

342. “Spin Opinion” shall have the meaning set forth in Article IV.N hereof.

343. “Spin Ruling” shall have the meaning set forth in Article IV.N hereof.

344. “Sponsors” means each and all of: (a) Apollo Global Management, LLC, Apollo Management VI, L.P., Apollo Alternative Assets, L.P., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC; and Apollo Investment Fund VI, L.P.; (b) TPG Capital, L.P., TPG Global, LLC, TPG Capital Management, L.P., TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC; and (c) Hamlet Holdings LLC, Con-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC.

345. “Subsidiary-Guaranteed Notes” means the 10.75% Senior Notes due 2016, issued in the original principal amount of $4,932,417,000 pursuant to the Subsidiary-Guaranteed Notes Indenture.

346. “Subsidiary-Guaranteed Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Subsidiary-Guaranteed Notes.

347. “Subsidiary-Guaranteed Notes Indenture” means that certain Indenture, dated as of February 1, 2008, by and between CEOC, the Subsidiary Guarantors, and the Subsidiary-Guaranteed Notes Indenture Trustee, providing for the issuance of 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

348. “Subsidiary-Guaranteed Notes Indenture Trustee” means Wilmington Trust, National Association, solely in its capacity as successor indenture trustee under the Subsidiary-Guaranteed Notes Indenture, and any predecessors and successors in such capacity.

349. “Subsidiary-Guaranteed Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 28, 2008, by and between the Prepetition Credit Agreement Agent and the Subsidiary-Guaranteed Notes Indenture Trustee.

350. “Subsidiary -Guaranteed Notes Settlement” means the settlement set forth in Article IV.H of the Plan and encompassed in the SGN RSA.

351. “Subsidiary Guarantors” means, collectively: (a) 190 Flamingo, LLC; (b) 3535 LV Corp. (f/k/a Harrah’s Imperial Palace); (c) AJP Holdings, LLC; (d) AJP Parent, LLC; (e) B I Gaming Corporation; (f) Bally’s Midwest Casino, Inc.; (g) Bally’s Park Place, Inc.; (h) Benco, Inc.; (i) Biloxi Hammond, LLC; (j) Biloxi Village Walk Development, LLC; (k) BL Development Corp.; (l) Boardwalk Regency Corporation; (m) Caesars Entertainment Canada Holding, Inc.; (n) Caesars Entertainment Finance Corp.; (o) Caesars Entertainment Golf, Inc.; (p) Caesars Entertainment Retail, Inc.; (q) Caesars India Sponsor Company, LLC; (r) Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC); (s) Caesars Marketing Services Corporation (f/k/a Harrah’s Marketing Services Corporation); (t) Caesars New Jersey, Inc.; (u) Caesars Palace Corporation; (v) Caesars Palace Realty Corporation; (w) Caesars Palace Sports Promotions, Inc.; (x) Caesars Riverboat Casino, LLC; (y) Caesars Trex, Inc.; (z) Caesars United Kingdom, Inc.; (aa) Caesars World Marketing Corporation; (bb) Caesars World Merchandising, Inc. (cc) Caesars World, Inc.; (dd) California Clearing Corporation; (ee) Casino Computer Programming, Inc.; (ff) Chester Facility Holding Company, LLC; (gg) Consolidated Supplies, Services and Systems; (hh) DCH Exchange, LLC; (ii) DCH Lender, LLC; (jj) Desert Palace, Inc.; (kk) Durante Holdings, LLC; (ll) East Beach Development Corporation; (mm) FHR Corporation; (nn) Flamingo-Laughlin, Inc. (f/k/a Flamingo Hilton-Laughlin, Inc.); (oo) GCA Acquisition Subsidiary, Inc.; (pp) GNOC, Corp.; (qq) Grand Casinos of Biloxi, LLC; (rr) Grand Casinos of Mississippi, LLC—Gulfport; (ss) Grand Casinos, Inc.; (tt) Grand Media Buying, Inc.; (uu) Harrah South Shore Corporation; (vv) Harrah’s Arizona Corporation; (ww) Harrah’s Bossier City Investment Company, L.L.C.; (xx) Harrah’s Bossier City Management Company, LLC; (yy) Harrah’s Chester Downs Investment Company, LLC; (zz) Harrah’s Chester Downs Management Company, LLC; (aaa) Harrah’s Illinois Corporation; (bbb) Harrah’s Interactive Investment Company; (ccc) Harrah’s International Holding Company, Inc.; (ddd) Harrah’s Investments, Inc. (f/k/a Harrah’s Wheeling Corporation); (eee) Harrah’s Management Company; (fff) Harrah’s Maryland Heights Operating Company; (hhh) Harrah’s MH Project, LLC; (iii) Harrah’s NC Casino Company, LLC; (jjj) Harrah’s New Orleans Management Company; (kkk) Harrah’s North Kansas City LLC (f/k/a Harrah’s North Kansas City Corporation); (lll) Harrah’s Operating Company Memphis, LLC; (mmm) Harrah’s Pittsburgh Management Company; (nnn) Harrah’s Reno Holding Company, Inc.; (ooo) Harrah’s Shreveport Investment Company, LLC; (ppp) Harrah’s Shreveport Management Company, LLC; (qqq) Harrah’s Shreveport/Bossier City Holding Company, LLC; (rrr) Harrah’s Shreveport/Bossier City Investment Company, LLC; (sss) Harrah’s Southwest Michigan Casino Corporation; (ttt) Harrah’s Travel, Inc.; (uuu) Harrah’s West Warwick Gaming Company, LLC; (vvv) Harveys BR Management Company, Inc.; (www) Harveys C.C. Management Company, Inc.; (xxx) Harveys Iowa Management Company, Inc.; (yyy) Harveys Tahoe Management Company, Inc.; (zzz) H-BAY, LLC; (aaaa) HBR Realty Company, Inc.; (bbbb) HCAL, LLC; (cccc) HCR Services Company, Inc.; (dddd) HEI Holding Company One, Inc.; (eeee) HEI Holding Company Two, Inc.; (ffff) HHLV Management Company, LLC; (gggg) Hole in the Wall, LLC; (hhhh) Horseshoe Entertainment; (iiii) Horseshoe Gaming Holding, LLC; (jjjj) Horseshoe GP, LLC; (kkkk) Horseshoe Hammond, LLC; (llll) Horseshoe Shreveport, L.L.C.; (mmmm) HTM Holding, Inc.; (nnnn) Koval Holdings Company, LLC; (oooo) Koval Investment Company, LLC; (pppp) Las Vegas Golf Management, LLC; (qqqq) Las Vegas Resort Development, Inc.; (rrrr) LVH Corporation; (ssss) Martial Development Corp.; (tttt) Nevada Marketing, LLC; (uuuu) New Gaming Capital Partnership; (vvvv) Ocean Showboat, Inc.; (wwww) Parball Corporation; (xxxx) Players Bluegrass Downs, Inc.; (yyyy) Players Development, Inc.; (zzzz) Players Holding, LLC; (aaaaa) Players International, LLC; (bbbbb) Players LC, LLC; (ccccc) Players Maryland Heights Nevada, LLC; (ddddd) Players Resources, Inc.; (eeeee) Players Riverboat II, LLC; (fffff) Players Riverboat Management, LLC; (ggggg) Players Riverboat, LLC; (hhhhh) Players Services, Inc.; (iiiii) Reno Crossroads LLC; (jjjjj) Reno Projects, Inc.; (kkkkk) Rio Development Company, Inc.; (lllll) Robinson Property Group Corp.; (mmmmm) Roman Empire Development, LLC; (nnnnn) Roman Entertainment Corporation of Indiana; (ooooo) Roman Holding Corporation of Indiana; (ppppp) Showboat Atlantic City Mezz 1, LLC; (qqqqq) Showboat Atlantic City Mezz 2, LLC; (rrrrr) Showboat Atlantic City Mezz 3, LLC; (sssss) Showboat Atlantic City Mezz 4, LLC; (ttttt) Showboat Atlantic City Mezz 5, LLC; (uuuuu) Showboat Atlantic City Mezz 6, LLC; (vvvvv) Showboat Atlantic City Mezz 7, LLC; (wwwww) Showboat Atlantic City Mezz 8, LLC; (xxxxx) Showboat Atlantic City Mezz 9, LLC; (yyyyy) Showboat Atlantic City Operating Company, LLC; (zzzzz) Showboat Atlantic City Propco, LLC; (aaaaaa) Showboat Holding, Inc.; (bbbbbb) Southern Illinois Riverboat/Casino Cruises, Inc.; (cccccc) Tahoe Garage Propco, LLC; (dddddd) TRB Flamingo, LLC; (eeeeee) Trigger Real Estate Corporation; (ffffff) Tunica Roadhouse Corporation (f/k/a Sheraton Tunica Corporation); (gggggg) Village Walk Construction, LLC; (hhhhhh) Winnick Holdings, LLC; and (iiiiii) Winnick Parent, LLC.

352. “Swap and Hedge Claims” mean, collectively, the Goldman Sachs Swap Claim and any other Claim arising under any swap or hedge agreements that arise under the Prepetition Credit Agreement.

353. “Tax Indemnity Agreement” means the agreement(s), by and among OpCo, PropCo, and New CEC, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

354. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.C of the Plan.

355. “Transition Services Agreement” means that certain Transition Services Agreement, by and among OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries), to be effective on the Effective Date, governing the provision of shared services, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

356. “TRS” means one or more entities to be owned by PropCo or the REIT intended to qualify as taxable REIT subsidiaries as defined under the Internal Revenue Code.

357. “TRS Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the TRS(s), (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

358. “UCC RSA” means that certain Restructuring Support and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 22, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Unsecured Creditors Committee.

359. “Unexpired Lease” means an unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

360. “Unimpaired” means, with respect to a Claim or Interest, or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

361. “Unsecured Creditors Committee” means the Statutory Unsecured Claimholders’ Committee appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015, as modified on February 6, 2015, and September 25, 2015.

362. “Unsecured Creditors Committee Members” means each of the following, in each case solely in its capacity as a member of the Unsecured Creditors Committee: (a) National Retirement Fund; (b) International Game Technology; (c) US Foods, Inc.; (d) Law Debenture Trust Company of New York, solely in its capacity as Senior Unsecured Notes Indenture Trustee; (e) Relative Value-Long/Short Debt, a Series of Underlying Funds Trust; (f) Wilmington Trust, N.A., solely in its capacity as Subsidiary-Guaranteed Notes Indenture Trustee; (g) Park Hotels & Resorts Inc. f/k/a Hilton Worldwide, Inc.; (h) Earl of Sandwich (Atlantic City) LLC; and (i) PepsiCo, Inc.

363. “Undisputed Unsecured Claim” means any General Unsecured Claim that has been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any General Unsecured Claim that has been agreed to by the Debtors by the Voting Deadline shall be in Class I.

364. “Unsecured Creditor Cash Pool” means the Cash pool for the benefit of Class I and Class J funded by (a) any Cash remaining in the Convenience Cash Pool after satisfying all Allowed Convenience Unsecured Claims in accordance with the Plan treatment of Claims in Class K, and (b) New CEC, in each case for the benefit of Undisputed Unsecured Claims and Disputed Unsecured Claims. The amount of Cash in the Unsecured Creditor Cash Pool funded by New CEC shall be $19,220,000. The Unsecured Creditor Cash Pool shall be used (x) first to provide the Holders of Allowed Undisputed Unsecured Claims a Cash recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim, and (y) second to provide Pro Rata recoveries to Holders of Allowed Disputed Unsecured Claims in Class J from the remaining Cash pool (after the payment of Allowed Undisputed Unsecured Claims) up to a Cash recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claims. Any remaining Cash in the Unsecured Creditor Cash Pool after the satisfaction of all Undisputed Unsecured Claims and Disputed Unsecured Claims shall be reallocated to the Unsecured Insurance Creditor Cash Pool.

365. “Unsecured Creditor Securities Pool” means (a) $46,367,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.568% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.854% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes). If the aggregate amount of Claims in Class I and Class J is less than $308,172,000, the Unsecured Creditor Securities Pool shall be reduced by an amount of OpCo Series A Preferred Stock exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Any OpCo Series A Preferred Stock removed from the Unsecured Creditor Securities Pool pursuant to the foregoing sentence shall be transferred first, to the extent that the Allowed Claims in Class L exceeds $15,000,000, to the Unsecured Insurance Creditor Securities Pool in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the Allowed Claims in Class L exceeds $15,000,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%, and second to New CEC. Solely for purposes of distributing the assets of the Unsecured Creditor Securities Pool, the Unsecured Creditor Securities Pool shall have a value of (A) $182,596,000 less (B) if $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J 59.260%% multiplied by the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J. Holders of Class I Claims shall receive from the Unsecured Creditor Securities Pool (X) a face amount of New CEC Convertible Notes equal to the face amount of New CEC Convertible Notes in the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the aggregate amount of Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool and (Y) an amount of OpCo Series A Preferred Stock (exchangeable pursuant to the CEOC Merger for New CEC Common Equity) equal to the amount of OpCo Series A Preferred Stock available to the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the amount Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool. After the above distributions to Holders of Class I Claims, the remaining assets of the Unsecured Creditor Securities Pool shall be distributed to Holders of Disputed Unsecured Claims in Class J.

366. “Unsecured Insurance Creditor Cash Pool” means the Cash pool funded by New CEC for the benefit of Insurance Covered Unsecured Claims, which shall be (a) $940,000 plus (b) any Cash remaining in the Unsecured Creditor Cash Pool after satisfying all Undisputed Unsecured Claims and Disputed Unsecured Claims in accordance with the Plan. The Unsecured Insurance Creditor Cash Pool shall be used to provide Pro Rata recoveries to Holders of Allowed Insurance Covered Unsecured Claims up to a Cash recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claims. Any remaining Cash in the Unsecured Insurance Creditor Cash Pool after the satisfaction of all Insurance Covered Unsecured Claims shall be either (i) if all Disputed Unsecured Claims have been satisfied, returned to New CEC or (ii) if any Disputed Unsecured Claim in Class J remains Disputed, reallocated to the Unsecured Creditor Cash Pool.

367. “Unsecured Insurance Creditor Securities Pool” means (a) $2,253,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.028% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.090% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), plus (c) to the extent that the Allowed Claims in Class L exceed $15,000,000, any Securities transferred from the Unsecured Creditor Securities Pool pursuant to the definition of the Unsecured Creditor Securities Pool, less, (d) to the extent that $15,000,000 exceeds the Allowed Claims in Class L, an amount of OpCo Series A Preferred Equity exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $15,000,000 exceeds the Allowed Claims in Class L multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Such OpCo Series A Preferred Stock removed from the Unsecured Insurance Creditor Securities Pool pursuant to (d) above shall be distributed (i) first, to the extent that the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000, to Holders of Allowed Claims in Class J in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286% and (ii) second, to New CEC for the benefit of CEC’s pre-Effective Date non-Sponsor shareholders.

368. “Upfront Payment” shall have the meaning set forth in the Bank RSA.

369. “U.S. Trustee” means the United States Trustee for the Northern District of Illinois.

370. “U.S. Trustee Fees” means fees arising under section 1930(a)(6) of the Judicial Code and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

371. “Voting Deadline” means October 31, 2016.

372. “Voting Record Date” means June 22, 2016.

373. “Winnick Unsecured Claim” means a General Unsecured Claim against Debtor Winnick Holdings, LLC.

B.	Rules of Interpretation.

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be in that form or on those terms and conditions; (c) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (d) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (j) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (k) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (l) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (m) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Illinois, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters shall be governed by the laws of the state of incorporation or formation, of the applicable Entity. To the extent a rule of law or procedure is supplied by the Bankruptcy Code, the Bankruptcy Rules, and the decisions and standards of the United States Supreme Court, the United States Court of Appeals for the Seventh Circuit, the United States District Court for the Northern District of Illinois, and the Bankruptcy Court, as applicable, shall govern and control.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Nonconsolidated Plan.

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim will receive, in full and final satisfaction of its Allowed Administrative Claim, Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim either: (1) if such Administrative Claim is Allowed as of the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter; (2) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order of the Bankruptcy Court Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (3) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors’ Estates in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court or as provided by Article II.B and Article XII.D hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtors no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Holders of

Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

B.	Professional Fee Claims.

1.	Professional Fee Escrow.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow. Funds held in the Professional Fee Escrow shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but the funds held in the Professional Fee Escrow after all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders of the Bankruptcy Court shall be deemed to constitute Available Cash and shall be distributed pursuant to Article IV.L hereof as if such amounts had constituted Available Cash on the Effective Date. The Professional Fee Escrow shall be held in trust for the Professionals and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow or Cash held in the Professional Fee Escrow in any way. Professional Fees owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations to pay Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow.

2.	Estimation of Fees and Expenses.

The applicable Professionals shall provide a good faith estimate of their Professional Fee Claims projected to be outstanding as of the Effective Date and shall deliver such estimate to the Debtors no later than five (5) calendar days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow based on such estimates.

3.	Final Fee Applications and Payment of Allowed Professional Fee Claims.

All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, no later than the first Business Day that is sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The amount of Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by order of the Bankruptcy Court.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, on and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, Professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Estates. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification.

All Claims and Interests, other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.D hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, except that: (1) Class D, Class E, and Class F shall be vacant for each Non-Obligor Debtor; (2) Class G shall be vacant for each Debtor other than CEOC and the Subsidiary Guarantors; (3) Class H shall be vacant for each Debtor other than CEOC; (4) Class I, Class J, Class K, and Class L shall be vacant for each Non-Obligor Debtor and each BIT Debtor; (5) Class M shall be vacant for each Debtor other than the Par Recovery Debtors; (6) Class N shall be vacant for each Debtor other than Debtor Winnick Holdings, LLC; (7) Class O shall be vacant for each Debtor other than Debtor Caesars Riverboat Casino, LLC; (8) Class P shall be vacant for each Debtor other than Debtor Chester Downs Management Company, LLC; (9) Class Q shall be vacant for each Debtor other than the Non-Obligor Debtors; (10) Class U shall be vacant for each Debtor other than CEOC; and (11) Class V shall be vacant for each Debtor other than Des Plaines Development Limited Partnership.1 Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class A	Each Debtor	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B	Each Debtor	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

[1]	The Debtors reserve the right to separately classify Claims to the extent necessary to comply with any requirements under the Bankruptcy Code or applicable law.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class C	Each Debtor	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class D	Each Debtor other than Non-Obligor Debtors	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote

Class E	Each Debtor other than Non-Obligor Debtors	Secured First Lien Notes Claims	Impaired	Entitled to Vote

Class F	Each Debtor other than Non-Obligor Debtors	Second Lien Notes Claims	Impaired	Entitled to Vote

Class G	CEOC and Each Subsidiary Guarantor	Subsidiary-Guaranteed Notes Claims	Impaired	Entitled to Vote

Class H	CEOC	Senior Unsecured Notes Claims	Impaired	Entitled to Vote

Class I	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Undisputed Unsecured Claims	Impaired	Entitled to Vote

Class J	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Disputed Unsecured Claims	Impaired	Entitled to Vote

Class K	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Convenience Unsecured Claims	Impaired	Entitled to Vote

Class L	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Insurance Covered Unsecured Claims	Impaired	Entitled to Vote

Class M	Each Par Recovery Debtor	Par Recovery Unsecured Claims	Impaired	Entitled to Vote

Class N	Debtor Winnick Holdings, LLC	Winnick Unsecured Claims	Impaired	Entitled to Vote

Class O	Debtor Caesars Riverboat Casino, LLC	Caesars Riverboat Casino Unsecured Claims	Impaired	Entitled to Vote

Class P	Debtor Chester Downs Management Company, LLC	Chester Downs Management Unsecured Claims	Impaired	Entitled to Vote

Class Q	Each Non-Obligor Debtor	Non-Obligor Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class R	Each Debtor	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class S	Each Debtor	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class T	Each Debtor	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class U	CEOC	CEOC Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class V	Des Plaines Development Limited Partnership	Des Plaines Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Claims and Interests.

1.	Class A—Secured Tax Claims.

(a)	Classification: Class A consists of all Secured Tax Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured Tax Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Secured Tax Claim as of the Effective Date or as soon as reasonably practicable thereafter; or

(ii)	equal semi-annual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five (5) years, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-default contract rate under non-bankruptcy law, subject to the option of the Reorganized Debtors to prepay the entire amount of such Allowed Secured Tax Claim during such time period.

(c)	Voting: Class A is Unimpaired. Holders of Secured Tax Claims in Class A are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

2.	Class B—Other Secured Claims.

(a)	Classification: Class B consists of all Other Secured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	the collateral securing such Holder’s Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class B is Unimpaired. Holders of Other Secured Claims in Class B are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.	Class C—Other Priority Claims.

(a)	Classification: Class C consists of all Other Priority Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter; or

(ii)	such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class C is Unimpaired. Holders of Other Priority Claims in Class C are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

4.	Class D—Prepetition Credit Agreement Claims.

(a)	Classification: Class D consists of all Prepetition Credit Agreement Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Prepetition Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Prepetition Credit Agreement Claim, and subject to any increases in connection with an Improved Bank Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$710,100,000 in Cash;

(ii)	$916,900,000 of additional Cash out of the proceeds of the syndication of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Term Loan issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis;

(iii)	$1,961,000,000 aggregate principal amount of the PropCo First Lien Term Loan, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Term Loan pursuant to the PropCo Equity Election;

(iv)

$1,450,000,000 of (A) the PropCo Second Lien Upsize Amount (subject to the right of such Holder to elect to receive PropCo Common Equity rather than the PropCo Second Lien Notes issued pursuant to the PropCo Second Lien Upsize

Amount pursuant to the PropCo Equity Election), if any, and (B) additional Cash in the amount of the difference between (I) $1,450,000,000 minus (II) the amount of the PropCo Second Lien Upsize Amount, provided that such Holder shall receive an equivalent principal amount of CPLV Mezzanine Debt instead of the PropCo Second Lien Upsize Amount if Class D elects (on the Class D Ballot) as a Class (on majority vote based solely on principal amount of Prepetition Credit Agreements Claims held) to cause the CPLV Mezzanine Election to occur pursuant to the Prepetition Credit Agreement CPLV Option Procedures;

(v)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.010% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.647% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(vi)	the Additional CEC Bank Consideration.

(c)	Allowance: $5,125,201,005.61 (as reduced by the Bank Pay Down)

(d)	Voting: Class D is Impaired. Holders of Prepetition Credit Agreement Claims in Class D are entitled to vote to accept or reject the Plan.

5.	Class E—Secured First Lien Notes Claims.

(a)	Classification: Class E consists of all Secured First Lien Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Secured First Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured First Lien Notes Claim, and subject to any increases in connection with an Improved Bond Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$970,900,000 in Cash, minus any Cash amounts up to $103,500,000 paid by the Debtors prior to the Effective Date pursuant to an order of the Bankruptcy Court authorizing such earlier payment (provided, for the avoidance of doubt, that such $103,500,000 payment shall not include the adequate protection payments authorized pursuant to the Cash Collateral Order);

(ii)	$318,100,000 of Cash out of the proceeds of the issuance of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Notes issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis, provided, further, that, subject to the foregoing proviso, to the extent the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of the OpCo Market Debt is less than $159,050,000, then such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Incremental Term Loan in lieu of such OpCo First Lien Notes;

(iii)	$431,000,000 aggregate principal amount of the PropCo First Lien Notes, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Notes pursuant to the PropCo Equity Election;

(iv)	$1,425,000,000, consisting of a combination of (A) aggregate principal amount of PropCo Second Lien Notes (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo Second Lien Notes pursuant to the PropCo Equity Election), and (B) Cash equal to the excess (if any) of (I) $250,000,000 over (II) the aggregate principal amount of CPLV Mezzanine Debt allocated to Holders of Secured First Lien Notes Claims pursuant to Article IV.A.3 hereof (prior to giving effect to any CPLV Mezzanine Equitized Debt);

(v)	the PropCo Preferred Equity Distribution subject to the PropCo Preferred Equity Put Right and the PropCo Preferred Equity Call Right;

(vi)	$1,107,000,000 of (A) aggregate principal amount of the CPLV Mezzanine Debt (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such CPLV Mezzanine Debt pursuant to the PropCo Equity Election) and (B) additional Cash in the amount of the difference between (I) $1,107,000,000 minus (II) the aggregate principal amount of the CPLV Mezzanine Debt (other than any CPLV Mezzanine Debt issued to the holders of Prepetition Credit Agreement Claims) and the PropCo Preferred Equity Upsize Shares;

(vii)	either (A) if the Spin Structure is used, 100% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election), or (B) if the Partnership Contribution Structure is used, (I) 95% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election) and (II) $91,000,000 in Cash;

(viii)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 12.532% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 14.524% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(ix)	the Additional CEC Bond Consideration.

(c)	Allowance: $6,528,877,257.06 comprised of (i) $1,293,975,694.56 on account of notes issued under the 8.50% First Lien Notes Indenture, (ii) $3,111,750,000.00 on account of notes issued under the 9.00% First Lien Notes Indentures, and (iii) $2,123,151,562.50 on account of notes issued under the 11.25% First Lien Notes Indenture

(d)	Voting: Class E is Impaired. Holders of Secured First Lien Notes Claims in Class E are entitled to vote to accept or reject the Plan.

6.	Class F—Second Lien Notes Claims.

(a)	Classification: Class F consists of all Second Lien Notes Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$344,590,000 in Cash;

(ii)	$898,960,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 11.017% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 32.022% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 37.111% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $5,522,498,889.95

(d)	Voting: Class F is Impaired. Holders of Second Lien Notes Claims in Class F are entitled to vote to accept or reject the Plan.

7.	Class G—Subsidiary-Guaranteed Notes Claims.

(a)	Classification: Class G consists of all Subsidiary-Guaranteed Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Subsidiary-Guaranteed Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Subsidiary-Guaranteed Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$116,810,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 1.431% of New CEC Common Equity on a fully diluted basis; and

(ii)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.045% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.688% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $501,876,314.15

(d)	Voting: Class G is Impaired. Holders of Subsidiary-Guaranteed Notes Claims in Class G are entitled to vote to accept or reject the Plan.

8.	Class H—Senior Unsecured Notes Claims.

(a)	Classification: Class H consists of all Senior Unsecured Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Senior Unsecured Notes Claim agrees to a less favorable treatment (including as set forth in Article IV.A.8 hereof), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Senior Unsecured Notes Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	$15,200,000 in Cash;

(ii)	$39,580,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.485% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.414% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 1.639% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $536,144,435.73

(d)	Voting: Class H is Impaired. Holders of Senior Unsecured Notes Claims in Class H are entitled to vote to accept or reject the Plan.

9.	Class I—Undisputed Unsecured Claims.

(a)	Classification: Class I consists of all Undisputed Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Undisputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Undisputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim in Cash from the Unsecured Creditor Cash Pool; and

(ii)	subject to the New CEC Common Equity Buyback, recovery equal to 59.26% of such Holder’s Allowed Undisputed Unsecured Claim from the Unsecured Creditor Securities Pool as such percentage value is determined in the definition thereof.

(c)	Voting: Class I is Impaired. Holders of Undisputed Unsecured Claims in Class I are entitled to vote to accept or reject the Plan.

10.	Class J—Disputed Unsecured Claims.

(a)	Classification: Class J consists of all Disputed Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Disputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Disputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive the following:

(i)	its Pro Rata share of Cash from Class J’s share of the Unsecured Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of Class J’s share of the Unsecured Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Disputed Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class J is Impaired. Holders of Disputed Unsecured Claims in Class J are entitled to vote to accept or reject the Plan.

11.	Class K—Convenience Unsecured Claims.

(a)	Classification: Class K consists of all Convenience Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Convenience Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Convenience Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of the Convenience Cash Pool up to a recovery equal to 65.5% of such Holder’s Convenience Unsecured Claim.

(c)	Voting: Class K is Impaired. Holders of Convenience Unsecured Claims in Class K are entitled to vote to accept or reject the Plan.

12.	Class L—Insurance Covered Unsecured Claims.

(a)	Classification: Class L consists of all Insurance Covered Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Insurance Covered Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Insurance Covered Unsecured Claim, after accounting for insurance as set forth in Article VI.K hereof, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	its Pro Rata share of Cash from the Unsecured Insurance Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of the Unsecured Insurance Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Insurance Covered Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class L is Impaired. Holders of Insurance Covered Unsecured Claims in Class L are entitled to vote to accept or reject the Plan.

13.	Class M—Par Recovery Unsecured Claims.

(a)	Classification: Class M consists of all Par Recovery Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Par Recovery Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Par Recovery Unsecured Claim, each such Holder shall receive recovery in full of its Allowed Par Recovery Unsecured Claim, including Post-Petition Interest, from its Pro Rata share of (but in no event more than payment in full (with Post-Petition Interest)):

(i)	$13,620,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.167% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.502% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.582% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class M is Impaired. Holders of Par Recovery Unsecured Claims in Class M are entitled to vote to accept or reject the Plan.

14.	Class N—Winnick Unsecured Claims.

(a)	Classification: Class N consists of all Winnick Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Winnick Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Winnick Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$270,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.003% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.005% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.006% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class N is Impaired. Holders of Winnick Unsecured Claims in Class N are entitled to vote to accept or reject the Plan.

15.	Class O—Caesars Riverboat Casino Unsecured Claims.

(a)	Classification: Class O consists of all Caesars Riverboat Casino Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Caesars Riverboat Casino Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Caesars Riverboat Casino Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$790,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.010% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.016% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.019% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class O is Impaired. Holders of Caesars Riverboat Casino Unsecured Claims in Class O are entitled to vote to accept or reject the Plan.

16.	Class P—Chester Downs Management Unsecured Claims.

(a)	Classification: Class P consists of all Chester Downs Management Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Chester Downs Management Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Chester Downs Management Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$410,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.005% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.012% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.014% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class P is Impaired. Holders of Chester Downs Management Unsecured Claims in Class P are entitled to vote to accept or reject the Plan.

17.	Class Q—Non-Obligor Unsecured Claims.

(a)	Classification: Class Q consists of all Non-Obligor Unsecured Claims.

(b)

Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Non-Obligor Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Non-Obligor Unsecured Claim, each such Holder shall receive payment in full, in Cash, of its Allowed Non-Obligor Unsecured Claim, including Post-Petition Interest, from the Non-Obligor Cash Pool.

(c)	Voting: Class Q is Unimpaired. Holders of Non-Obligor Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18.	Class R—Section 510(b) Claims.

(a)	Classification: Class R consists of all Section 510(b) Claims.

(b)	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)	Voting: Class R is Impaired. Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

19.	Class S—Intercompany Claims.

(a)	Classification: Class S consists of all Intercompany Claims.

(b)	Treatment: Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present, or future tax or similar liabilities by such Reorganized Debtors.

(c)	Voting: Class S is Impaired under the Plan. Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

20.	Class T—Intercompany Interests.

(a)	Classification: Class T consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors, either:

(i)	Reinstated as of the Effective Date for the benefit of the Holder thereof in exchange for the Reorganized Debtors’ agreement to provide management services to certain other Reorganized Debtors, and to use certain funds and assets as set forth in the Plan to satisfy certain obligations of such other Reorganized Debtors; or

(ii)	cancelled without any distribution on account of such Interests.

(c)	Voting: Class T is Impaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

21.	Class U—CEOC Interests.

(a)	Classification: Class U consists of all CEOC Interests.

(b)	Treatment: CEOC Interests will be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of CEOC Interests will not receive any distribution on account of such CEOC Interests; provided, however, that solely for purposes of effectuating the Plan, the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock.

(c)	Voting: Class U is Impaired. Holders of CEOC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan

22.	Class V—Des Plaines Interests.

(a)	Classification: Class V consists of all Des Plaines Interests.

(b)	Treatment: The legal, equitable, and contractual rights of the Holders of Des Plaines Interests are unaltered by the Plan. The Des Plaines Interests shall be Reinstated upon the Effective Date, and the Des Plaines Interests shall be and continue to be in full force and effect thereafter.

(c)	Voting: Class V is Unimpaired under the Plan. Holders of Des Plaines Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims. Unless otherwise Allowed, Unimpaired Claims shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Plan Objections.

Acceptance of the Plan by any entity or a Class does not preclude any such entity or member of such Class from objecting to Confirmation on any ground. If Class I votes to reject the Plan, the Unsecured Creditors Committee may raise an objection to Confirmation based upon the treatment of Class I in the event of such rejection.

F.	Voting.

A Holder of a Claim shall be entitled to vote to accept or reject the Plan in accordance with the Solicitation Procedures Order.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation for the Debtors by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Recoveries.

Distributions under the Plan will be funded with, or effectuated by, (1) Cash held on the Effective Date by or for the benefit of the Debtors, (2) Cash proceeds from the New CEC Cash Contribution and New CEC’s contribution of the Unsecured Creditors Cash Pool, (3) Cash proceeds from the New CEC OpCo Stock Purchase, (4) Cash proceeds from the New CEC PropCo Common Stock Purchase, (5) the issuance of New CEC Convertible Notes, (6) the issuance of New CEC Common Equity, (7) CIE Equity Buyback Proceeds from the CIE Escrow Account, (8) Cash proceeds from and the issuance of certain of the New Debt, (9) the issuance of the PropCo Preferred Equity and Cash proceeds from the PropCo Preferred Equity Put Right, (10) the issuance of the New Interests, (11) the Bank Guaranty Settlement, (12) the waiver by CAC of its recoveries on account of its Senior Unsecured Notes Claims, (13) the waiver by the Holders of First Lien Notes Claims of any recoveries at the Debtors’ direction, or the assignment of any such recoveries at the Debtors’ direction, on account of any First Lien Notes Deficiency Claims, (14) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents, at the Debtors’ direction, of the turnover rights under the Second Lien Intercreditor Agreement, and (15) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents of the turnover rights under the Subsidiary-Guaranteed Intercreditor Agreement.

1.	CEC-CAC Merger Agreement.

On or before the Effective Date, CEC and CAC will consummate their merger pursuant to the terms of the Merger Agreement, forming New CEC.

(a)	New CEC Cash Contribution.

On the Effective Date, New CEC shall pay to the Debtors the New CEC Cash Contribution, which shall be used by the Debtors and the Reorganized Debtors, as applicable, to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan.

(b)	New CEC OpCo Stock Purchase.

On the Effective Date, New CEC shall consummate the New CEC OpCo Stock Purchase, at which time New CEC shall own 100% of the OpCo Common Stock.

(c)	New CEC PropCo Common Stock Purchase.

If the Partnership Contribution Structure is used, on the Effective Date, New CEC shall consummate the New CEC PropCo Common Stock Purchase, at which time New CEC shall own 5% of the PropCo Common Equity on a fully diluted basis (including dilution in connection with the PropCo Equity Elections but excluding dilution from PropCo Preferred Equity, if any). If the Partnership Contribution Structure is used, the Holders of Secured First Lien Notes Claims shall be required on a pro rata basis to put 5% of the PropCo Common Equity to New CEC in connection with the New CEC PropCo Common Stock Purchase. For the avoidance of doubt, if the Spin Structure is used, New CEC shall not be required to make the New CEC PropCo Common Stock Purchase.

(d)	New CEC Convertible Notes.

On the Effective Date New CEC shall execute and deliver the New CEC Convertible Notes Documents to the New CEC Convertible Notes Trustee, New CEC shall deliver the New CEC Convertible Notes to the Debtors, and the Debtors shall distribute the New CEC Convertible Notes pursuant to the terms of the Plan to the Holders of Non-First Lien Claims.

Subject to the occurrence of the Effective Date, the New CEC Convertible Notes Documents shall constitute legal, valid, and binding obligations of New CEC and shall be enforceable in accordance with their respective terms.

(e)	New CEC Common Equity.

On the Effective Date, OpCo shall issue OpCo Series A Preferred Stock. As described more fully in the Restructuring Transactions Memorandum, OpCo will merge into a newly formed subsidiary of New CEC (or its predecessors) pursuant to the CEOC Merger. In exchange for the CEOC Merger, on the Effective Date, New CEC shall issue New CEC Common Equity in accordance with the Plan distributions in Article III hereof in exchange for the OpCo Series A Preferred Stock to the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, and Non-First Lien Claims pursuant to the terms of the Plan. The percentages of New CEC Common Equity issued pursuant to the Plan will take into account any dilution that would otherwise occur based on the potential conversion of New CEC Convertible Notes to New CEC Common Equity but will not take into account the New CEC Common Equity Buyback.

(f)	RSA Forbearance Fees.

On the Effective Date, New CEC shall pay the RSA Forbearance Fees pursuant to the Bond RSA, the Bank RSA, and the Second Lien RSA.

(g)	New CEC Common Equity Buyback.

On the Effective Date, New CEC shall use at least $1,000,000,000 of the CIE Equity Buyback Proceeds to purchase New CEC Common Equity from the New CEC Common Equity Buyback Participants at the New CEC Common Equity Buyback Purchase Price and in accordance with the New CEC Common Equity Cash Election Procedures as follows:

•	Step One, New CEC shall use the New CEC Common Equity Initial Buyback Amount to repurchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) who elect on their New CEC Common Equity Cash Election Form to sell such Holders’ shares of New CEC Common Stock, provided, however, that in the event that the aggregate amount of New CEC Common Stock that such Holders elect to sell exceeds the New CEC Common Equity Initial Buyback Amount, then such repurchase shall be pro rata based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to their New CEC Common Equity Cash Election Form;

•	Step Two, in the event that less than all of the New CEC Common Equity Initial Buyback Amount is used in Step One, New CEC shall use the remaining portion of the New CEC Common Equity Initial Buyback Amount to purchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) pro rata based on the amount of New CEC Common Equity such Holders would have received under the Plan, but excluding those Holders who participated at their pro rata or higher amount in Step One above, provided, however, that any Holder who did not participate at their pro rata or higher amount shall not have more than its pro rata share of the New CEC Common Equity Initial Buyback Amount repurchased in Step One and Step Two combined;

•	Step Three, New CEC shall use a portion of the New CEC Common Equity Additional Buyback Amount equal to the lesser of (i) the maximum amount permitted without violating continuity of interest tests related to the Spin Structure assuming that the remainder of the New CEC Common Equity Additional Buyback Amount not allocated pursuant to this Step Three will be allocated pursuant to the following Step Four and (ii) the amount required to purchase the remaining shares of New CEC Common Equity, if any, that Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) elected to sell in Step One above that was not sold in Step One above, which amount will be used to purchase New CEC Common Stock from the Holders identified in the foregoing (ii) on a pro rata basis based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to the New CEC Common Equity Cash Election Form but were unable to sell because of oversubscription in Step One; and

•	Step Four, New CEC shall use any remaining New CEC Common Equity Additional Buyback Amount after Step Three to repurchase New CEC Common Equity from Holders of Claims in Class D (Prepetition Credit Agreement Claims), Class E (Secured First Lien Notes Claims), and Class G (Subsidiary Guaranteed Notes Claims) that elected to sell New CEC Common Equity pursuant to the New CEC Common Equity Cash Election Forms on a pro rata basis using the quantum of New CEC Common Equity such Holders so elected to sell, provided that any such payments will only be made to the extent that such payments will not violate the continuity of interest tests related to the Spin Structure.

To the extent the Debtors determine in good faith that the New CEC Common Equity Buyback would have negative consequences with respect to the tax treatment of the Spin Structure, the Debtors may modify the New CEC Common Equity Buyback solely in a manner necessary to avoid such negative consequences only if the Second Priority Noteholders Committee has given its written consent. Without limiting the rights of the Second Priority Noteholders Committee as described in the preceding sentence, in the event that the Second Priority Noteholder Committee does not consent to a proposed modification of the New CEC Common Equity Buyback, then the Second Priority Noteholder Committee shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. Any modifications to the New CEC Common Equity Buyback that adversely impacts CEOC’s or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the Holders of Secured First Lien Notes Claims or Prepetition Credit Agreement Claims require the consent of the Requisite Consenting Bond Creditors or the Requisite Consenting Bank Creditors, respectively.

2.	PropCo Equity Election.

The respective aggregate principal amounts of the CPLV Mezzanine Debt (if any), the PropCo First Lien Notes, the PropCo First Lien Term Loan, and the PropCo Second Lien Notes each may be (but are not required to be) reduced by the PropCo Equity Election. The PropCo Equity Election may not reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by more than $1,250,000,000. To the extent that Holders of Allowed Prepetition Credit

Agreement Claims and/or Holders of Secured First Lien Notes Claims exercise, in their sole discretion, the PropCo Equity Election such that the aggregate principal amount of the CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes issued pursuant to the Plan would be reduced by more than $1,250,000,000, the PropCo Equity Election shall reduce first the CPLV Mezzanine Debt (if any), second the PropCo Second Lien Notes, and third, on a Pro Rata basis, the PropCo First Lien Notes and the PropCo First Lien Term Loan, until the aggregate principal amount of such debt shall be reduced by no more than $1,250,000,000. A Holder making a PropCo Equity Election will receive $1 in value of PropCo Common Equity (at an assumed valuation of $1.620 billion for 100 percent of PropCo Common Equity on a fully diluted basis) for every $1 in aggregate principal amount of PropCo First Lien Notes, PropCo First Lien Term Loan, PropCo Second Lien Notes, and CPLV Mezzanine Debt (if any) that such Holder would otherwise receive under the Plan. To the extent the PropCo Equity Election is exercised by such Holders and in such amounts that the Debtors determine, in good faith and with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors and pursuant to the advice of tax counsel, that the results of the PropCo Equity Election would have negative consequences with respect to the tax treatment of the Spin Structure, then the Debtors, with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors, may modify or eliminate the the elections with respect to the PropCo Equity Election solely in a manner necessary to avoid such negative consequences. Without limiting the rights of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors as described in the preceding sentence, in the event that the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors do not consent to a proposed modification of the PropCo Equity Election, then, as applicable, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the PropCo Preferred Backstop Investors shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. The PropCo Equity Election Procedures shall be included in the Plan Supplement and the exercise of the PropCo Equity Election shall occur after the entry of the Confirmation Order but before the Effective Date.

3.	CPLV Market Debt and CPLV Mezzanine Debt.

The Debtors shall use commercially reasonable efforts to syndicate for Cash the maximum amount of $2,600,000,000 of CPLV Market Debt (but in no event shall the Debtors syndicate for Cash less than $1,800,000,000 of CPLV Market Debt). On the Effective Date, CPLV Sub shall execute and deliver the CPLV Loan Documents. On or before the Effective Date and after execution and delivery of the CPLV Loan Documents, the CPLV Lender shall lend the CPLV Market Debt to CPLV Sub, and the Debtors shall pay the Cash proceeds from the CPLV Market Debt to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

In the event the Debtors, after using commercially reasonable efforts, are unable to syndicate for Cash $2,600,000,000 of CPLV Market Debt (but are able to syndicate for Cash at least $1,800,000,000 of CPLV Market Debt), and subject to reduction on account of the PropCo Equity Election, as and to the extent set forth in Article IV.A.2 hereof, on the Effective Date, CPLV Mezz shall execute and deliver the CPLV Mezzanine Loan Documents, and the Debtors shall distribute the CPLV Mezzanine Debt to the Holders of the Prepetition Credit Agreement Claims (if and only to the extent such Holders as a Class exercise the CPLV Mezzanine Election) and the Holders of the Secured First Lien Notes Claims pursuant to the following terms: (a) the first $300,000,000 of CPLV Mezzanine Debt (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed one-third ( 1⁄3) to the Holders of Prepetition Credit Agreement Claims and two-thirds ( 2⁄3) to the Holders of Secured First Lien Notes Claims, each to be shared Pro Rata among such Holders pursuant to Article III.B hereof; (b) any amounts of CPLV Mezzanine Debt over $300,000,000 and less than $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed equally to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims to be shared Pro Rata among such Holders pursuant to Article III.B hereof; and (c) any amounts of CPLV Mezzanine Debt over $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be issued 41.7% to the Holders of Prepetition Credit Agreement Claims and 58.3% to the Holders of Secured First Lien Notes Claims, provided that, (a) in the event that less than $2,000,000,000 but more than $1,800,000,000 of CPLV Market Debt is syndicated, then in lieu of the increased CPLV Mezzanine Debt that would be issued to the Holders of Secured First Lien Notes Claims, the Holders of Allowed Secured First Lien

Notes Claims shall receive the PropCo Preferred Equity Upsize Shares (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right), and (b) if the Holders of Prepetition Credit Agreement Claims do not make the CPLV Mezzanine Election, then they shall receive the PropCo Second Lien Upsize Amount as and to the extent provided in Article III.B.4(b)(iv) hereof.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, which cap shall be reduced by the product of (a) the sum of (i) every dollar of the PropCo Second Lien Upsize Amount issued to the Holders of Prepetition Credit Agreement Claims and (ii) every dollar of CPLV Mezzanine Debt participating in the PropCo Equity Election, multiplied by (b) 0.072072072, provided that the cap shall not be reduced below $106,000,000.

4.	PropCo Debt.

On the Effective Date, PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz) shall execute and deliver the (a) PropCo First Lien Credit Agreement Documents to the PropCo First Lien Credit Agent, (b) PropCo First Lien Notes Documents to the PropCo First Lien Notes Indenture Trustee, and (c) PropCo Second Lien Notes Documents to the PropCo Second Lien Notes Trustee, and the Debtors shall distribute the PropCo First Lien Term Loan, PropCo First Lien Notes, and PropCo Second Lien Notes to, as applicable, the Holders of the Prepetition Credit Agreement Claims and the Holders of the Secured First Lien Notes Claims pursuant to the terms of the Plan. The aggregate amount of PropCo Second Lien Notes issued by PropCo shall increase by the amount of the PropCo Second Lien Upsize Amount to the extent that not all of the CPLV Market Debt is syndicated to third parties (and provided that the Holders of Prepetition Credit Agreement Claims have not otherwise exercised the CPLV Mezzanine Election). The amount of the PropCo First Lien Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes shall be reduced (along with the CPLV Mezzanine Debt, if any) based on the PropCo Equity Elections. Notwithstanding the foregoing, the proceeds of the PropCo Preferred Equity Put Rights and the PropCo Preferred Equity Call Rights (other than on account of the PropCo Preferred Equity Upsize Amount), after reducing the principal amount of the CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims, shall be used to reduce the principal amount of the PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims.

Subject to the occurrence of the Effective Date, the PropCo First Lien Credit Agreement Documents, PropCo First Lien Notes Documents, and PropCo Second Lien Notes Documents shall constitute legal, valid, and binding obligations of PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV) party thereto and shall be enforceable in accordance with their respective terms.

5.	OpCo Financing.

The Debtors must syndicate the OpCo Market Debt to third parties for Cash. On or before the Effective Date, OpCo and its applicable subsidiaries shall execute and deliver the OpCo Market Debt Documents to any applicable indenture trustee and/or administrative agent for such OpCo Market Debt for Cash, which Cash shall be distributed on the Effective Date to the Holders of Allowed Prepetition Credit Agreement Claims and the Holders of Allowed Secured First Lien Notes Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Prepetition Credit Agreement Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $916,900,000, subject to obtaining a waiver by the Requisite Consenting Bank Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Loan Agreement Documents, and the Debtors shall distribute the OpCo First Lien Term Loan in an aggregate principal amount equal to the amount by which $916,900,000 exceeds the Cash proceeds from the OpCo Market Debt that are paid to the Holders of Prepetition Credit Agreement Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Secured First Lien Notes Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $318,100,000, subject to obtaining a waiver by the Requisite Consenting Bond Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Notes Documents, and the Debtors shall distribute the OpCo First Lien Notes in an aggregate principal amount equal to the amount by which $318,000,000 exceeds the amount of such Cash proceeds from the OpCo Market Debt that are paid to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan, provided, however, that if the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000, then in lieu of OpCo First Lien Notes, the Debtors shall distribute the OpCo First Lien Incremental Term Loan to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

On the Effective Date, New CEC shall enter into the OpCo Guaranty Agreement to guarantee, as applicable, any OpCo First Lien Term Loan and any OpCo First Lien Notes, and, if necessary to ensure syndication to third parties, the OpCo Market Debt.

Subject to the occurrence of the Effective Date, the OpCo Market Debt Documents, the OpCo First Lien Loan Agreement Documents (if any), and the OpCo First Lien Notes Documents (if any), shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto and shall be enforceable in accordance with their respective terms. Subject to the occurrence of the Effective Date, the OpCo Guaranty Agreement (if necessary) shall constitute a legal, valid, and binding obligation of New CEC and shall be enforceable in accordance with its terms.

6.	Backstop Commitment and PropCo Preferred Equity Put and Call Rights.

On the Effective Date, the PropCo Preferred Backstop Investors shall have the right, pursuant to the PropCo Preferred Equity Call Right and consistent with the Backstop Commitment Agreement, to purchase for Cash from each Holder of Secured First Lien Notes Claims up to 50% of the PropCo Preferred Equity Distribution received by each such Holder. Each Holder of Secured First Lien Notes Claims that has exercised its PropCo Preferred Equity Put Right pursuant to the PropCo Preferred Subscription Procedures shall have the right to put all, but not less than all, of such Holders’ Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors for Cash pursuant thereto and consistent with the Backstop Commitment Agreement. The PropCo Preferred Subscription Procedures shall be included in the Plan Supplement and the exercise of Put Rights and Call Rights shall occur after the entry of the Confirmation Order but before the Effective Date.

The recoveries (including the PropCo Preferred Equity Put Right and PropCo Preferred Equity Call Right) provided by issuance of the PropCo Preferred Equity Distribution (other than in respect of the PropCo Preferred Upsize Amount) shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims under the Plan, second to reduce the principal amount of PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims under the Plan, and third to reduce the principal amount of CPLV Market Debt (provided that the CPLV Market Debt shall not be reduced to an amount below $1,800,000,000).

7.	Issuance of New Interests.

On the Effective Date, CEOC Interests shall be cancelled, and the Reorganized Debtors and New Property Entities shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including (a) OpCo shall issue the OpCo Common Stock and, as set forth in Article IV.A.1(e) of the Plan, the OpCo Series A Preferred Stock, (b) PropCo shall issue the PropCo LP Interests, the PropCo LP GP Interests, and, if applicable, PropCo Preferred LP Interests, (c) PropCo GP shall issue the PropCo GP Interests, and (d) the REIT shall issue REIT Common Stock and REIT Preferred Stock; provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock. The issuance of such documents is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

As set forth in more detail in the Plan Supplement, after taking into account the exercise of all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights, all PropCo Common Equity and all PropCo Preferred Equity will be issued as REIT Common Stock and REIT Series A Preferred Stock, respectively, except to the extent that a beneficial owner for United States federal income tax purposes of such PropCo Common Equity or PropCo Preferred Equity would (a) end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing to or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles), in which case such amounts in excess of 9.8% shall be issued as PropCo LP Interests and PropCo Preferred LP Interests as applicable.

8.	Bank Guaranty Settlement.

As part of a settlement by and among CEOC, CEC, and the Consenting First Lien Bank Lenders regarding the entitlement of the Holders of Prepetition Credit Agreement Claims to postpetition interest and the rate of any such postpetition interest, and to facilitate a settlement with the Holders of Subsidiary-Guaranteed Notes Claims, on the Effective Date, CEC (or New CEC) shall contribute the Bank Guaranty Settlement Purchase Price to the Debtors, and, on the Effective Date, the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holder’s respective Bank Guaranty Accrued Amount in accordance with the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Bank Guaranty Settlement.

9.	Waiver of CAC Recovery on Senior Unsecured Notes Claims.

As part of the settlement embodied in the Plan, CAC shall, as of the Effective Date, waive the consideration that CAC would otherwise receive under the Plan on account of CAC’s Senior Unsecured Notes Claims.

10.	Waiver or Assignment of Recoveries on Account of First Lien Notes Deficiency Claims.

On the Effective Date, at the Debtors’ direction, the Holders of First Lien Notes Claims shall waive their distributions on account of any First Lien Notes Deficiency Claims.

11.	Waiver of Turnover Provisions.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Second Lien Intercreditor Agreement.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Subsidiary-Guaranteed Notes Intercreditor Agreement.

B.	Master Lease Agreements.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Master Lease Agreements, and the Master Lease Agreements shall become effective in accordance with their terms and the Plan.

C.	Management and Lease Support Agreements.

On the Effective Date, OpCo, PropCo, Manager, and New CEC shall enter into the Management and Lease Support Agreements, and the Management and Lease Support Agreements shall become effective in accordance with their terms and the Plan.

D.	Right of First Refusal Agreement.

On the Effective Date, PropCo and New CEC shall enter into the Right of First Refusal Agreement, and the Right of First Refusal Agreement shall become effective in accordance with its terms and the Plan.

E.	PropCo Call Right Agreement.

On the Effective Date, PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall enter into the PropCo Call Right Agreement, and the PropCo Call Right Agreement shall become effective in accordance with its terms and the Plan.

F.	Tax Indemnity Agreement.

On the Effective Date, OpCo, PropCo, and New CEC shall enter into the Tax Indemnity Agreement, and the Tax Indemnity Agreement shall become effective in accordance with its terms and the Plan.

G.	Transition Services Agreement.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Transition Services Agreement, and the Transition Services Agreement shall become effective in accordance with its terms and the Plan.

H.	Subsidiary-Guaranteed Notes Settlement.

The Plan recoveries available to the Holders of Subsidiary-Guaranteed Notes Claims pursuant to the Plan have been made available pursuant to a settlement by and among CEOC, each Subsidiary Guarantor, the Holders of Subsidiary-Guaranteed Notes Claims, CEC, the Consenting First Lien Bank Lenders, and the Consenting First Lien Noteholders (including with respect to the waiver of turnover provisions under the Subsidiary-Guaranteed Notes Intercreditor Agreement set forth in Article IV.A.11 hereof). As more fully set forth in the SGN RSA and the Disclosure Statement, by the Subsidiary-Guaranteed Notes Settlement, (a) the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims, and their respective trustees and/or agents, waive their rights to turnover under the Subsidiary-Guaranteed Notes Intercreditor Agreement, and such waiver shall be in effect on the Effective Date and (b) regardless of whether Class G votes to accept or reject the Plan, on the Effective Date, each holder of a SGN Claim shall receive its pro rata share of (i) $116,810,000 in New CEC Convertible Notes and (ii) 4.045% of New CEC Common Equity on a fully-diluted basis (giving effect to the issuance of the New CEC Convertible Notes). Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Subsidiary-Guaranteed Notes Settlement.

I.	Unsecured Creditors Committee Settlement.

As more fully documented in the UCC RSA, the Plan treatments provided in the Plan to the Holders of Undisputed Unsecured Claims, Disputed Unsecured Claims, Convenience Unsecured Claims, Senior Unsecured Notes Claims, and Insurance Coverage Unsecured Claims have been made available pursuant to a settlement by and among the Debtors, CEC, and the Unsecured Creditors Committee, as reflected in the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Unsecured Creditors Committee.

J.	Second Priority Noteholders Committee Settlement.

As more fully documented in the Second Lien RSA, the Plan treatments provided in the Plan to the Holders of Second Lien Notes Claims have been made available pursuant to a settlement by and among the Debtors, CEC, CAC, the Second Priority Noteholders Committee, and the Consenting Second Lien Creditors, as reflected in the Plan. As provided in the Second Lien RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Second Priority Noteholders Committee and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Second Priority Noteholders Committee, after consulting with its professionals, any material impact on the legal or economic rights of the Second Lien Notes Claims, shall be approved by the Second Priority Noteholders Committee. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Second Priority Noteholders Committee and the Consenting Second Lien Creditors.

K.	Danner Settlement.

As more fully documented in the Danner Agreement, the Plan treatments provided in the Plan and the other protections for the 2016 Fee Notes resolve the action captioned Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

L.	Cash Collateral Order Amendments and Operating Cash for OpCo and the REIT.

Pursuant to the Plan and the agreements set forth in the Bank RSA and the Bond RSA, on the Effective Date the Cash Collateral Order shall be deemed amended to delete the requirement that the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims shall receive payments of Available Cash remaining on the Effective Date as adequate protection. The Debtors shall contribute $50,000,000 of the Minimum Cash Requirement to the REIT to fund the REIT’s initial balance sheet, with the remaining Minimum Cash Requirement remaining at OpCo for Cash on hand; provided that any amounts of Cash above $400,000,000 at OpCo can be used by New CEC in its sole discretion.

M.	Deferred Compensation Settlement.

On the Effective Date, OpCo and New CEC shall consummate the Deferred Compensation Settlement Agreement, and the Deferred Compensation Settlement Agreement shall become effective in accordance with its terms and the Plan.

N.	The Separation Structure.

The Separation Structure will occur through the Spin Structure, provided, however, that in lieu of the Spin Structure, the separation will be accomplished by the Partnership Contribution Structure (1) if the Company is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin Structure qualifies under section 368(a)(1)(G) of the Internal Revenue Code, with the consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, such consent not to be unreasonably withheld, (2) at the election of the Requisite Consenting Bond Creditors (after consultation with the Consenting First Lien Bank Creditors), if the Estimated REIT E&P exceeds $1.6 billion, or (3) at the election of the Debtors and CEC, with the consent of the Requisite Consenting Bank Creditors and the Requisite Consenting Bond Creditors, such consent not to be unreasonably withheld. In either Separation Structure, (1) the distribution of the New Debt and New Interests under the Plan will be made in a manner that will not generate taxable income to the Debtors other than cancellation of indebtedness income, and (2) the Debtors and CEC shall regularly consult with the advisors for the Consenting First Lien Noteholders, the advisors for the Consenting First Lien Bank Lenders, the advisors for the Second Priority Noteholders Committee, the advisors for the Subsidiary-Guaranteed Notes Trustee, and the advisors for the Unsecured Creditors Committee on the Separation Structure and all decisions that may materially affect the tax consequences thereof on the Holders of First Lien Notes Claims, the Holders of Prepetition Credit Agreement Claims, Holders of Second Lien Notes Claims, the Holders of General Unsecured Claims, the Holders of Non-Obligor Unsecured Claims, the Holders of Convenience Unsecured Claims, the Holders of Senior Unsecured Notes Claims, and/or the Holders of Subsidiary-Guaranteed Notes Claims.

If the Partnership Contribution Structure is used, New CEC shall have the option to participate in future issuances, or purchase additional equity from PropCo at fair market value if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

To meet the requirement that a real estate investment trust have at least 100 shareholders and notwithstanding anything herein to the contrary, the REIT will have the right to issue, for Cash, the REIT Series B Preferred Stock.

O.	Restructuring Transactions.

On the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, shall enter into the Restructuring Transactions, including those transactions set forth in the Restructuring Transactions Memorandum, and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein, including the Spin Structure and the Partnership Contribution Structure set forth in Article IV.N of the Plan and the CEOC Merger. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, or other corporate transactions as may be determined by the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, to be necessary or appropriate without any material adverse effects on the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, or Non-First Lien Claims, or the value of their respective recoveries. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution and delivery of the New Debt Documents, and any filings related thereto; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

P.	New Corporate Governance Documents.

On or immediately before the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, will file their respective New Corporate Governance Documents, OpCo Organizational Documents, or the New Property Entity Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation or organization in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or organization. The New Corporate Governance Documents, the OpCo Organizational Documents, and the New Property Entity Organizational Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors and the New Property Entities may amend and restate their respective New Corporate Governance Documents, OpCo Organizational Documents, or New Property Entity Organizational Documents, as applicable, as permitted by such documents and the laws of their respective states, provinces, or countries of incorporation or organization.

Q.	New Boards.

As of the Effective Date, except as set forth in this Article IV.Q, all directors, managers, and other members of existing boards or governance bodies of the Debtors, as applicable, shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the applicable New Board. Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Boards. To the extent any such director or officer of the Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable New Corporate Governance Documents, OpCo Organizational Documents, New Property Entity Organizational Documents, and other constituent documents of the Reorganized Debtors and the New Property Entities.

1.	OpCo.

The OpCo New Board shall consist of three voting members to be designated by CEC (or New CEC), one of whom shall be independent and reasonably acceptable to the Requisite Consenting Bond Creditors. The independent director shall be a member of all committees of the OpCo New Board.

There also shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite Consenting Bond Creditors. The observer shall be given notice of and an opportunity to attend the portion of all meetings, including applicable committee meetings, of the OpCo New Board concerning business and strategy session matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to OpCo board members in connection with such matters), including with regard to matters related to capital expenditures, budgeting, planning, and construction of capital improvements for existing and new casino, gaming, and related facilities, subject to appropriate limitation in respect of privilege issues.

2.	REIT.

The REIT New Board shall consist of seven voting members to be designated by the Requisite Consenting Bond Creditors. At least three voting members must be licensed by the required regulatory authorities by the Effective Date. If there are not at the Effective Date at least three voting members licensed, then to assist with Consummation of the Plan up to two of the independent directors of CEOC’s board shall be designated to the REIT New Board so that there will be three voting members at the Effective Date, with such members being removed successively as each non-voting member is licensed. Until such time as the CEOC independent members are a minority of the New Board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any members are not so licensed by the Effective Date, they shall be non-voting members until so licensed.

3.	New CEC.

Upon the effectiveness of the Plan and the occurrence of the Effective Date, the initial Board of Directors of New CEC (the “Initial Board”) shall consist of eleven members, one of whom shall be the CEO of New CEC, and ten others, eight of whom shall be “independent” directors (together with the CEO, the “Initial Directors”) based on the standard for serving as a member of an audit committee of a New York Stock Exchange listed company and, for avoidance of doubt, the eight “independent” directors shall not include anyone who is an officer, director, manager or full-time employee of any Sponsor. The Initial Board shall be comprised of (a) four members appointed by CAC and CEC, which together shall be entitled to appoint two Initial Directors that are not “independent” (which, for avoidance of doubt, can be an officer, director, manager, or full-time employee of any Sponsor), provided that the full CAC independent board committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, and the CEC Strategic Alternatives Committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, (b) three members appointed by the Second Priority Noteholders Committee, (c) two members appointed by the Requisite Consenting Bond Creditors, and (d) one member appointed together by the Requisite Consenting Bank Creditors and the Requisite Consenting SGN Creditors, in consultation with the Unsecured Creditors Committee; provided, however, that if any of such appointees has not received all necessary prior approvals from applicable gaming regulators to assume a seat on the Initial Board by the Effective Date (“Approvals”), then the Creditors or stockholders having such appointment rights shall appoint “independent” (as described above) directors from the current directors of CEC, CAC, and/or CEOC instead (the “Interim Directors”). The chairman of the Initial Board shall be one of the “independent” Initial Directors, and the selection of the chairman shall be subject to the consent of the Second Priority Noteholders Committee and the other creditors or shareholders having appointment rights.

If Interim Directors are appointed, then the persons or entities having the right to appoint such Interim Directors, as applicable, may replace the Interim Directors they appointed with the Initial Director(s) they would have appointed but for lack of Approvals once such proposed Initial Director has been “Approved.”

At any time that the New CEC board consists of more than two Interim Directors, such board shall not direct or permit New CEC or any subsidiary to take any actions outside of the ordinary course of business of their respective businesses without (i) approval of such action by a committee of the board that excludes the Interim Directors and any Initial Directors who are not independent or (ii) a stockholder vote by the stockholders of New CEC.

New CEC shall use its reasonable best efforts to cause the individuals appointed as Initial Directors to receive all Approvals, including adopting such internal governance structures as may be required to enable an appointee herein contemplated to serve on the New CEC Board of Directors. Upon receipt of Approvals for at least nine of the eleven members appointed as Initial Directors, including at least two of the three members appointed by the Second Priority Noteholders Committee and at least one of the two members appointed by the Requisite Consenting Bond Creditors, the Initial Board shall have the powers of a board of directors under Delaware law and New CEC’s Bylaws.

Director terms of the directors on the Initial Board will be classified. Class I directors, whose initial term will expire at New CEC’s 2018 annual meeting of stockholders, will include the CEO, one of the appointees of the Second Priority Noteholders Committee, one of the non-independent appointees of CEC/CAC, and one of the appointees of the Requisite Consenting Bond Creditors. Class II directors, whose term will expire at New CEC’s 2019 annual meeting of stockholders, will be likewise composed except that the appointee of the Requisite Consenting Bank Creditors/Requisite Consenting SGN Creditors shall be in that class instead of the CEO, and the independent director appointed by the CEC Strategic Alternative Committee shall be in that class instead of one of the non-independent appointees of CEC/CAC. Class III directors, whose term will expire at New CEC’s 2020 annual meeting of stockholders, shall be the remaining appointees. Any new directors elected on or after the expiration of the terms of the Initial Directors shall be elected by cumulative voting, and the terms of such new directors shall be declassified (i.e., one year).

For the avoidance of doubt, all of the above is subject to New CEC’s duties and obligations under applicable law as a regulated company, along with any required approvals.

R.	New Employment Contracts.

On the Effective Date, OpCo and PropCo, as applicable, shall enter into the New Employment Contracts with the employees covered by such New Employment Contracts, and such New Employment Contracts shall become effective in accordance with their terms and the Plan.

S.	Shared Services.

On or before the Effective Date, the CES LLC Agreement and the CES Shared Services Agreement shall be amended or modified as necessary or appropriate to reflect the formation of OpCo and PropCo, including to reflect all of the following provisions in this Article IV.S: (1) to provide that Total Rewards® and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo or OpCo, and (2) for so long as New CEC, the Manager, or any of their respective affiliates or subsidiaries manages pursuant to the Management and Lease Support Agreements or otherwise, CES shall ensure that, in the event New CEC, the Manager, or any of their respective affiliates and subsidiaries cease to provide the resources and services provided by such agreements, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if New CEC, the Manager, or any of their respective affiliates or subsidiaries are terminated as manager under the applicable management agreement other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with New CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

CES shall at the request of the REIT New Board have meetings or conference calls once a quarter with a designee of the REIT New Board to discuss, and consult on, the strategic and financial business plans, budgeting (including capital expenditures), and other topics as reasonably requested by the REIT New Board. The REIT shall also have audit and information rights with respect to CES.

T.	Exemptions.

Pursuant to section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance, and distribution of the 1145 Securities in respect of Claims as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The 1145 Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Reorganized Debtors or any of the New Property Entities elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors or the New Property Entities, as the case may be, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Each of the (1) OpCo Common Stock and PropCo Common Equity issued pursuant to the New CEC OpCo Stock Purchase and the New CEC PropCo Common Stock Purchase, respectively, and (2) REIT Series B Preferred Stock will be issued without registration in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

U.	New Interests.

Before the Effective Date, the Board of Directors of CEOC, and on and after the Effective Date, the REIT New Board shall each use its reasonable best efforts to have the REIT Common Stock (a) registered for resale under the Securities Act and any other applicable state securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date. A registration statement covering the resale of REIT Common Stock shall be filed as soon as practicable following the Effective Date and in any event within 75 days thereafter.

The Board of Directors of CEOC shall consult with the professionals to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders on the form and substance of the registration statement for the REIT Common Stock. The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any Holder of Secured First Lien Notes Claims that cannot freely transfer its equity pursuant to section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate the U.S. Securities and Exchange Commission filings by reference up to date.

New CEC shall use commercially reasonable efforts to have the New CEC Common Equity (a) registered for resale under the Securities Act and any other applicable state Securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date.

V.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, bonds, indentures, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, and other documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to Claims or Interests, including the Prepetition Credit Agreement Claims (provided, however, for the avoidance of doubt, all claims pursuant to the Guaranty and Pledge Agreement shall survive until consummation of the Bank Guaranty Settlement, including payment of the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims), Secured First Lien Notes Claims, First Lien Notes Deficiency Claims, Second Lien Notes Claims, Senior Unsecured Notes Claims, Subsidiary Guaranteed Notes Claims, and CEOC Interests, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto and the obligations of the Debtors or Reorganized Debtors, as applicable, and any non-Debtor parties, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock; provided, however, that notwithstanding Confirmation or Consummation, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (1) allowing Holders to receive distributions as specified under the Plan, (2) allowing each of the Indenture Trustees to make distributions pursuant to the Plan on account of the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes, as applicable, (3) preserving each of the Indenture Trustees’ rights to compensation and indemnification as against any money or property distributable to Holders of Notes Claims, including without limitation, permitting each of the Indenture Trustees to maintain, enforce, and exercise their respective Indenture Trustee Charging Liens against such distributions, (4) preserving all rights, including rights of enforcement, of the Indenture Trustees against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the applicable Notes Claims pursuant and subject to the terms of the applicable Indenture as in effect on the Effective Date, (5) permitting each of the Indenture Trustees to enforce any obligation (if any) owed to such Indenture Trustee under the Plan, and (6) permitting each of the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other Court; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (2) except as otherwise provided herein, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. Each of the Indenture Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, each of the Indenture Trustees shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Indenture Trustees, including costs of their respective professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Reorganized Debtors in the ordinary course.

W.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan, if taken in compliance with the Plan, shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, the New Property Entities, or any other Entity or Person, including, without limitation: (1) adoption or assumption, as applicable, of the agreements with existing management and New Employment Contracts; (2) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (3) selection of the directors, managers, members, and officers for the Reorganized Debtors and the New Property Entities; (4) implementation of the Restructuring Transactions and performance of all actions and transactions contemplated thereby; (5) the applicable Reorganized Debtors’ and New Property Entities’ entry, delivery, and performance of the New Debt Documents; (6) the distribution of New Interests as provided herein; (7) the distribution of the New CEC Convertible Notes and the New CEC Common Equity as provided herein; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, and any corporate action required by the Debtors or the

Reorganized Debtors in connection with the Plan shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable. On or, as applicable, prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors and/or the New Property Entities, including the New Debt Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.W shall be effective notwithstanding any requirements under nonbankruptcy law.

X.	Effectuating Documents; Further Transactions.

On and after the Effective Date, as applicable, the Debtors, the Reorganized Debtors, the New Property Entities, and the directors, managers, officers, authorized persons, and members thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Debt Documents, the New Corporate Governance Documents, the OpCo Organizational Documents, the New Property Entity Organizational Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and the New Property Entities (including the New Interests), without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Y.	Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property or any Interests pursuant to the Plan, including the recording of any amendments to such transfers, or any new mortgages or liens placed on the property in connection with such transfers, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto or pursuant to the New Debt Documents shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct and shall be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption specifically applies to: (1) the creation of any mortgage, deed of trust, Lien, or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution, and/or sale of any of the New Interests, the New Debt, and any other Securities of the Debtors, the Reorganized Debtors, or the New Property Entities; and (5) the making or delivery of any deed or other instrument of transfer in furtherance of or in connection with the Plan, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, and (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

Z.	Corporate Existence.

Except as otherwise provided in the Plan (including as necessary and/or advisable to implement the Separation Structure), each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.

AA.	Vesting of Assets.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, notwithstanding any prohibition of assignability under applicable non-bankruptcy law and in accordance with section 1141 of the Bankruptcy Code, on the Effective Date, all property in each Estate, all Causes of Action (unless otherwise released or discharged pursuant to the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest, as applicable, in each respective Reorganized Debtor and the New Property Entities, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New Debt Documents and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors and New Property Entities may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

BB.	General Settlement of Claims.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan will constitute a good-faith compromise and settlement of the claims, Causes of Action, and controversies released by the Debtor Release and the Third-Party Release pursuant to the Plan.

CC.	Ordinary Course of Business Through Effective Date.

Between Confirmation and the Effective Date, the Debtors will not use, sell, or lease property of the Estates outside the ordinary course of business without approval by or authorization from the Bankruptcy Court.

DD.	Retention of Causes of Actions.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released, the Debtors and the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Debtors’ and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. In the event that the Recoverable Amount is paid pursuant to the terms of the CIE Proceeds and Reservation of Rights Agreement or otherwise, CEOC’s Cause of Action against CEC on account of the Recoverable Amount will be released.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against such Entity as any indication that the Debtors and the Reorganized Debtors will not pursue any and all available Causes of Action against such Entity. The Debtors and the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action, including with respect to rejected Executory Contracts and Unexpired Leases, against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court Final Order, the Debtors and the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is identified on the Assumed Executory Contracts and Unexpired Leases Schedule, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, if any. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumption and assignment, or rejections, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease Schedule, and the Rejected Executory Contract and Unexpired Lease Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease Schedule at any time through and including 45 days after the Effective Date, with the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee (if before the Effective Date) and PropCo (if after the Effective Date).

B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Notice and Claims Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.E of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim or Non-Obligor Unsecured Claim (depending on which Debtor such Claim is asserted against) pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned; or (3) any other matter pertaining to assumption or assumption and assignment, the cure amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or assumption and assignment; provided that the Reorganized Debtors as to any assumed or assumed and assigned Executory Contract or Unexpired Lease (other than those assigned to the New Property Entities), and the relevant New Property Entity, as to any Executory Contract or Unexpired Lease assumed and assigned to the New Property Entities, may settle any dispute regarding the amount of any such cure amount without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that, notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any dispute and approving the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute, whether by amending the Rejected Executory Contract and Unexpired Lease Schedule in accordance with Article V.A of the Plan or otherwise, subject to the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

At least forty-two days prior to the Confirmation Objection Deadline, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court; provided that the Debtors reserve all rights with respect to any such proposed assumption or assumption and assignment and proposed cure amount in the event of an objection or dispute. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, assumption and assignment, or related cure amount must be filed, served, and actually received by the Debtors no later than thirty days after service of the notice providing for such assumption or assumption and assignment and related cure amount. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, assumption and assignment, or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall constitute and be deemed to constitute the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to, action, order, or approval of the Bankruptcy Court.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed or assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan and the Reorganized Debtors’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, or agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights; provided that, for the avoidance of doubt, each of the Reorganized Debtors shall be jointly and severally liable for the foregoing obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed, and (3) as of the Effective Date, the Indemnification Provisions shall be binding and enforceable against the Reorganized Debtors. Notwithstanding the foregoing, the Reorganized Debtors shall have no obligation to indemnify any Person for any contributions made by such Person, or on such Person’s behalf, to the Debtors or to any Holder of any Claim or Interests as consideration for any releases provided pursuant to this Plan.

The New Property Entities’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the New Property Entities’ directors, officers, employees, or agents in respect of their post-Effective Date actions or inactions to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the New Property Entities shall amend and/or restate their respective governance documents before the Effective Date to terminate or materially adversely affect any of the New Property Entities’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Notwithstanding the foregoing, nothing shall impair the ability of the New Property Entities to modify the indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date.

G.	Treatment of D&O Liability Insurance Policies.

Notwithstanding anything in the Plan to the contrary, CEC shall maintain all of its unexpired D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which coverage shall be through the Effective Date of the Plan, and all directors, members, trustees, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations related to the foregoing D&O Liability Insurance Policies.

The Debtors and/or the Reorganized Debtors, as applicable, are authorized to purchase D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which D&O Liability Insurance Policies shall be effective as of the Effective Date. On and after the Effective Date, each of the Reorganized Debtors and the New Property Entities shall be authorized to purchase D&O Liability Insurance Policies for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

H.	Insurance Policies.

Each of the Debtors’ insurance policies (other than the D&O Liability Insurance Policies, which shall receive the treatment set forth in Article V.G of the Plan) and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan or the Plan Supplement, on the Effective Date, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

I.	Benefit Programs.

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, and except for (1) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 or 1129(a)(13) of the Bankruptcy Code) and (2) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts: all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Article V, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided, further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors or the Reorganized Debtors from modifying the terms and conditions of such employee benefits and retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

J.	Reservation of Rights.

Neither the exclusion nor the inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors shall have 90 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

K.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

L.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor liable thereunder in the ordinary course of its business (and will be vested in the applicable Reorganized Debtor or New Property Entity). Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

On or before forty-five days before the anticipated Effective Date (or some other date as mutually agreed to by the Debtors and the Unsecured Creditors Committee), the Debtors shall provide to the Unsecured Creditors Committee a schedule identifying (a) all Allowed Undisputed Unsecured Claims and all Allowed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the Initial Distribution Date in accordance with the treatments provided for Class I in Article III.B.9 and for Class L in Article III.B.12 hereof, and (b) all Disputed Unsecured Claims and all Disputed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the applicable Quarterly Distribution Date after such Claim becomes an Allowed Claim in accordance with the treatments provided for Class J in Article III.B.10 hereof and for Class L in Article III.B.12 hereof. The Unsecured Creditors Committee shall have seven days from receipt of such schedule to review such anticipated distributions, and the Debtors shall make themselves (or their legal and/or financial advisors) available to discuss in good faith and resolve any issues raised by the Unsecured Creditors Committee based on such review. If any issues relating to any Claims referenced in the foregoing clause (a) remain unresolved after the expiration of the seven-day review period, the Debtors shall not make any payments on account of such Claim without an order Allowing such Claim unless the Debtors and the Unsecured Creditors Committee are able to reach an agreement regarding the Allowance of such Claim reasonably acceptable to both parties. The Debtors will provide the Unsecured Creditors Committee with biweekly updates on the schedule identified herein in advance of the Effective Date.

Unless otherwise provided in the Plan, on the Initial Distribution Date or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Initial Distribution Date, on the next Quarterly Distribution Date after such Claim or Interest becomes, as applicable, an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), and except as otherwise set forth herein, each Holder of an Allowed Claim or Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class from the Disbursing Agent. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Initial Distribution Date.

The New Interests, the New Debt, the New CEC Convertible Notes, and the New CEC Common Equity issued in the CEOC Merger shall be deemed to be issued as of the Effective Date to the Holders of Claims or Interests entitled to receive the New Interests, New Debt, the New CEC Convertible Notes, and the New CEC Common Equity pursuant to Article III of the Plan.

B.	Distributions on Account of Obligations of Multiple Debtors.

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan, provided that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

C.	Distributions Generally.

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other Security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees, each of which shall act as Disbursing Agent for distributions to the respective Holders of Notes Claims under the applicable Indentures. The Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of each Indenture Trustee to assert its Indenture Trustee Charging Lien against such distributions. All distributions to be made to Holders of Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the applicable Indentures.

D.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as reasonably deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable, actual, and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.

1.	Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, as applicable, shall be deemed to have been made on the applicable Quarterly Distribution Date after they have actually been made, unless the Reorganized Debtors and the applicable Holder of such Claim or Interest agree otherwise.

2.	Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim or Interest, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Interest until the Disputed Claim or Interest has become an Allowed Claim or Interest, as applicable, or has otherwise been resolved by settlement or Final Order; provided that if the Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Holder of such Disputed Claim shall be entitled to a distribution on account of that portion of such Claim, if any, that is not disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly-situated Holders of Allowed Claims pursuant to the Plan.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distributions.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, with respect to Holders of Prepetition Credit Agreement Claims, distributions shall be made to such Holders that are listed on the register or related document maintained by the Prepetition Credit Agreement Agent. The Distribution Record Date shall not apply to the Indenture Trustees with respect to Holders of Notes Claims.

2.	Delivery of Distributions in General.

(a)	Initial Distribution Date.

Except as otherwise provided herein, and subject to Article VI.C of the Plan, on the Initial Distribution Date, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records or the register or related document maintained by, as applicable, the Prepetition Credit Agreement Agent, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the Subsidiary Guarantee Notes Indenture Trustee, or the Senior Unsecured Notes Indenture Trustee as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Disbursing Agent; provided, further, that the address for each Holder of an Allowed Claim or Interest shall be deemed to be the address set forth in, as applicable, any Proof of Claim or Proof of Interest Filed by such Holder, or, if no Proof of Claim or Proof of Interest has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

(b)	Quarterly Distribution Date.

Except as otherwise determined by the Reorganized Debtors in their sole discretion, on each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Disbursing Agent shall make the distributions required to be made on account of Allowed Claims and Interests under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim or Interest on such date, shall be distributed on the first Quarterly Distribution Date after such Claim or Interest is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A of the Plan.

3.	De Minimis Distributions; Minimum Distributions.

No fractional units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts and such fractional amount shall be deemed to be zero. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity that is not a whole number, the actual distribution of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment thereto. The total number of authorized units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity, as applicable, to be distributed to Holders of Allowed Claims and Interests shall be adjusted as necessary to account for the foregoing rounding.

The Disbursing Agent shall not make any distributions to a Holder of an Allowed Claim on account of such Allowed Claim of New Interests, New Debt, New CEC Convertible Notes, New CEC Common Equity, or Cash where such distribution is valued, in the reasonable discretion of the Disbursing Agent, at less than $100.00.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not respond to a request by the Debtors or the Disbursing Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred; provided, however, that to the extent any such property or interests in property consist of New Debt, New Interests, New CEC Convertible Notes, and/or New CEC Common Equity, such New Debt, New Interests, the New CEC Convertible Notes, and New CEC Common Equity (as well as any payments or distributions in respect thereof) shall revert to the entity that issued such New Debt, New Interest, the New CEC Convertible Note, and/or the New CEC Common Equity.

5.	Manner of Payment Pursuant to the Plan.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim, provided that the treatments under the Plan of Prepetition Credit Agreement Claims and Secured First Lien Notes Claims take into account their respective rights to postpetition interest. Additionally, and without limiting the foregoing, and except as otherwise set forth in the Plan, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final Plan Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Setoffs and Recoupment.

Each Debtor, Reorganized Debtor, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, setoff against or recoup from a Claim any claims of any nature whatsoever that the Debtors may have against the claimant, to the extent not released under the Plan, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim it may have against the Holder of such Claim.

J.	Allocation Between Principal and Accrued Interest.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Reorganized Debtors, after the Effective Date, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor, as applicable. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtors, as applicable, on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims.

1.	Allowance of Claims.

On or after the Effective Date, each of the Reorganized Debtors shall have and shall retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately prior to the Effective Date, except as otherwise provided in the Plan.

2.	Claims Objections and Settlements.

Subject to Article XII.G hereof, the Reorganized Debtors shall have the authority to: (a) File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.	Claims Estimation.

On or after the Effective Date, the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

B.	Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim that is duplicative or redundant with another Claim against the same Debtor or another Debtor may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Time to File Objections to Claims.

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

D.	Disallowance of Claims.

Any Claims held by any Entity from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR AS AGREED TO BY THE REORGANIZED DEBTORS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

E.	Amendments to Claims.

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

F.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest, unless otherwise agreed to by the Reorganized Debtors.

G.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. Unless otherwise agreed to by the Reorganized Debtors and the Disbursing Agent, on the first Quarterly Distribution Date after the date that the order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction with jurisdiction over the Disputed Claim) allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, turnover, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Debtor Release.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released by each and all of the Debtors, the Estates, and the Reorganized Debtors from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of each and all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that each and all of the Debtors, the Estates, or the Reorganized Debtors would have been legally entitled to assert in its or their own right (whether individually or collectively), or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the Restructuring Support Agreements, the Upfront Payment, the RSA Forbearance Fees, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the

Restructuring Documents or related agreements, instruments, or other documents (including the Restructuring Support Agreements), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees; provided that the foregoing Debtor Release shall not operate to waive or release any right, Claim, or Cause of Action (1) in favor of any Debtor, Reorganized Debtor, or New Property Entity, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (2) as expressly set forth in the Plan or the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any or all of the Debtors or their respective Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Third-Party Release.

Effective as of the Effective Date, each and all of the Releasing Parties (regardless of whether a Releasing Party is also a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharges and releases (and each Entity so discharged and released shall be deemed discharged and released by the Releasing Parties) each and all of the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including with respect to any rights or Claims that could have been asserted against any or all of the Released Parties with respect to the Guaranty and Pledge Agreement (but only to the extent released in connection with the Bank Guaranty Settlement), the Upfront Payment, the RSA Forbearance Fees, any derivative claims, asserted or assertable on behalf of any or all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the Restructuring Support Agreements, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring or any alleged restructuring or reorganization of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents, or related agreements, instruments, or other documents (including the Restructuring Support Agreements and, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to each and all of the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees (including but not limited to any claim under any Indenture or under the Trust Indenture Act). Notwithstanding anything to the contrary in the foregoing, the Third-Party Release shall not release (1) any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (2) any postpetition settlement agreements between any Released Party and a creditor of the Debtors or the Estates (including, for the avoidance of doubt, the Danner Agreement), or (3) any postpetition liabilities incurred in the ordinary course by the Released Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Third-Party Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Release.

D.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either of the Debtor Release or Third-Party Release, and except as otherwise specifically provided in the Plan, each Debtor, each Reorganized Debtor, each New Property Entity, each Estate, and each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any prepetition or postpetition action taken or omitted to be taken in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, administering, or implementing the Plan, or consummating the Plan (including the Restructuring Support Agreements), the Danner Agreement, the Disclosure Statement, the New Governance Documents, the Restructuring Transactions, and/or the Separation Structure or selling or issuing the New Debt, the New Interests, the New CEC Convertible Notes, the New CEC Common Equity, and/or any other Security to be offered, issued, or distributed in connection with the Plan, the Chapter 11 Cases, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, except for actual fraud, willful misconduct, or gross negligence in connection with the Plan or the Chapter 11 Cases following the Petition Date, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided, however, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Each of the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, and each Exculpated Party has, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the restructuring of Claims and Interests in the Chapter 11 Cases and in connection with the Restructuring Transactions, the negotiation, formulation, or preparation of the Restructuring Documents or related agreements, instruments, or other documents pursuant to the Plan, and the solicitation and distribution of the Plan and, therefore, is not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the Exculpation shall not release any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, or any documents, instruments, or agreements (including those set forth in the Plan Supplement) executed to implement the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged pursuant to Article VIII.A of the Plan, released pursuant to Article VIII.B or Article VIII.C of the Plan, or are subject to exculpation pursuant to Article VIII.D of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any or all of the Debtors, the Reorganized Debtors, the New Property Entities, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right prior to the Effective Date in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, exculpated, released, or settled pursuant to the Plan.

F.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for any Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall automatically revert to the applicable Debtor and its successors and assigns.

G.	Setoffs.

Except as otherwise expressly provided for in the Plan or in any court order, each Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that such Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

H.	Recoupment.

In no event shall any Holder of a Claim be entitled to recoup any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.	Subordination and Turnover Rights.

All intercreditor, subordination, and turnover rights arising pursuant to any document or under law or at equity are compromised, settled, waived, released, and otherwise deemed satisfied by the distributions in the Plan and shall be of no further force or effect upon the Effective Date, including any such rights under the Second Lien Intercreditor Agreement, the Subsidiary-Guaranteed Notes Intercreditor, and the First Lien Intercreditor Agreement.

J.	Document Retention.

On and after the Effective Date, the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Debtors or the Reorganized Debtors, as applicable.

K.	Protections Against Discriminatory Treatment.

To the maximum extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any Debtor, any Reorganized Debtor, and New Property Entities, or another Entity with whom the Debtors have been associated solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

M.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied on or prior to the Effective Date or waived pursuant to the provisions of Article IX.B of the Plan:

1. the Confirmation Order shall have been entered and such order shall not have been stayed, modified, or vacated on appeal;

2. the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of the Plan;

3. the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been Filed with the Bankruptcy Court pursuant to the terms of the Plan and the Restructuring Support Agreements;

4. the Debtors shall have received both the PropCo Tax Letter and the REIT Opinion Letter;

5. CEC and CAC shall have consummated the transactions contemplated by the Merger Agreement, creating New CEC;

6. New CEC shall have paid the New CEC Cash Contribution to the Debtors;

7. OpCo shall have been formed and the OpCo Organizational Documents shall be effective;

8. PropCo shall have been formed and the PropCo Organizational Documents shall be effective;

9. PropCo GP shall have been formed and the PropCo GP Organizational Documents shall be effective;

10. the REIT shall have been formed and the REIT Organizational Documents shall be effective;

11. if applicable, CPLV Mezz shall have been formed and the CPLV Mezz Organizational Documents shall be effective;

12. CPLV Sub shall have been formed and the CPLV Sub Organizational Documents shall be effective;

13. if applicable, the TRS(s) shall have been formed and the TRS Organizational Documents shall be effective;

14. OpCo shall have deeded or assigned, as applicable, to PropCo (and/or its applicable subsidiaries) the property to be transferred to PropCo (and/or its applicable subsidiaries) as set forth in the Restructuring Transactions Memorandum;

15. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Master Lease Agreements, and such Master Lease Agreements shall be effective in accordance with their terms;

16. OpCo, PropCo, Manager, and New CEC shall have entered into the Management and Lease Support Agreements, and such Management and Lease Support Agreements shall be effective in accordance with its terms;

17. PropCo and New CEC shall have entered into the Right of First Refusal Agreement, and such Right of First Refusal Agreement shall be effective in accordance with its terms;

18. PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall have entered into the PropCo Call Right Agreement, and such PropCo Call Right Agreement shall be effective in accordance with its terms;

19. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Transition Services Agreement, and such Transition Services Agreement shall be effective in accordance with its terms;

20. OpCo shall have syndicated the OpCo Market Debt to third parties for Cash;

21. PropCo shall have issued the PropCo First Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes as set forth herein;

22. CPLV Sub and, if applicable, CPLV Mezz, shall have issued the CPLV Market Debt (of which at least $1,800,000,000 shall have been syndicated) and, if applicable, the CPLV Mezzanine Debt as set forth herein;

23. the New Debt shall have been issued by, as applicable, OpCo, PropCo, CPLV Sub, and, if applicable, CPLV Mezz;

24. the New Interests shall have been issued by, as applicable, OpCo, PropCo, and the REIT;

25. New CEC and, as applicable, the Debtors, the Reorganized Debtors, and the REIT shall have consummated the New CEC OpCo Stock Purchase and, solely to the extent the Partnership Contribution Structure is used, the New CEC PropCo Common Stock Purchase;

26. New CEC shall have issued the New CEC Convertible Notes;

27. OpCo, PropCo, and New CEC shall have entered into the Tax Indemnity Agreement, and such Tax Indemnity Agreement shall be effective in accordance with its terms;

28. new D&O Liability Insurance Policies shall be in effect for the Reorganized Debtors’ and the New Property Entities’ post-Effective Date directors, officers, members, and managers;

29. CEC (or New CEC) shall have contributed the Bank Guaranty Settlement Purchase Price to the Debtors, and the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holders’ Bank Guaranty Accrued Amount;

30. the CEOC Merger shall have been consummated and the New CEC Common Equity shall have been exchanged in connection therewith;

31. OpCo and the REIT shall each have the Minimum Cash Requirement set forth herein as set forth in Article IV.L hereof;

32. the amount of Allowed Non-Obligor Claims shall not exceed the Non-Obligor Cash Pool;

33. the Debtors, CEC, and the National Retirement Fund shall have settled the NRF Claim and the NRF Disputes;

34. the Unsecured Creditors Committee shall have agreed in writing provided to counsel to the Debtors that, based on advice from the financial and legal advisors to the Unsecured Creditors Committee, the aggregate amount of Allowed Claims in Class I, Class J, Class K, and Class L is reasonably expected to be equal to or less than $350,000,000;

35. the RSA Forbearance Fees shall have been paid in full in Cash;

36. solely to the extent the Bond RSA becomes effective pursuant to its terms, the Bond RSA shall not have been terminated;

37. solely to the extent the Bank RSA becomes effective pursuant to its terms, the Bank RSA shall not have been terminated;

38. solely to the extent the Second Lien RSA becomes effective pursuant to its terms, the Second Lien RSA shall not have been terminated;

39. solely to the extent the SGN RSA becomes effective pursuant to its terms, the SGN RSA shall not have been terminated;

40. the UCC RSA shall not have been terminated;

41. if applicable, New CEC shall have contributed to the Debtors the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration to fund the distributions contemplated by the Plan;

42. the New CEC Common Equity Buyback shall have occurred;

43. the Debtors will have obtained and updated Phase I environmental study or environmental site assessment from an accredited environmental firm addressed to PropCo (or its designee) for each parcel of real property that will be owned by PropCo or its Subsidiaries as of the Effective Date;

44. all Gaming Approvals shall have been obtained;

45. all other authorizations, consents, and regulatory approvals required for the Plan’s effectiveness shall have been obtained; and

46. all documents and agreements necessary to implement the Plan shall have (a) been tendered for delivery, and (b) been effected or executed by all Entities party thereto, or will be deemed executed and delivered by virtue of the effectiveness of the Plan as expressly set forth herein, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

B.	Waiver of Conditions.

Subject to and without limiting the respective rights of each party to the Restructuring Support Agreements, the Debtors, with the reasonable consent of each of CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, the Unsecured Creditors Committee, and Frederick Barton Danner (only with respect to the treatment of the 2016 Fee Notes), may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan; provided that only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $916,900,000 of OpCo Market Debt to third parties for Cash; provided, further, that only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $318,100,000 of OpCo Market Debt to third parties for Cash; provided, however, that any such waivers of the condition precedent to the Effective Date set forth in Article IX.A.20 hereof will be replaced by the conditions precedent to the Effective Date that (1) OpCo issues, as applicable, the OpCo First Lien Term Loan and/or the OpCo First Lien Notes as a replacement for the unsubscribed portion of, as applicable, the OpCo Market Debt and (2) CEC and, as applicable, the OpCo First Lien Loan Agent and/or the OpCo First Lien Notes Trustee shall have entered into the OpCo Guaranty Agreement; provided, further, that, solely to the extent the Bond RSA becomes effective pursuant to its terms, only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.36 hereof that the Bond RSA shall not have been terminated; provided, further, that, solely to the extent the Bank RSA becomes effective pursuant to its terms, only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.37 hereof that the Bank RSA shall not have been terminated; provided, further, that, solely to the extent the Second Lien RSA becomes effective pursuant to its terms, only the Second Priority Noteholders Committee may in its sole discretion waive the requirement set forth in Article IX.A.38 hereof that the Second Lien RSA shall not have been terminated; provided, further, that, solely to the extent the amendments to the SGN RSA become effective pursuant to its terms, only the Requisite Consenting SGN Creditors may in its sole discretion waive the requirement set forth in Article IX.A.39 hereof that the SGN RSA shall not have been terminated; provided, further, that only the Unsecured Creditors Committee may in its sole discretion waive the requirement set forth in Article IX.A.40 hereof that the UCC RSA shall not have been terminated.

C.	Substantial Consummation of the Plan.

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article IX.A of the Plan have been satisfied or waived. Consummation of the Plan shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of Conditions to the Effective Date.

If the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any

Claims, Interests, or any claims held by the Debtors; (b) prejudice in any manner the rights of the Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person or Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to and not limiting the respective rights of each party to the Restructuring Support Agreements or the Danner Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, unless otherwise ordered by the Bankruptcy Court, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X of the Plan. Pursuant to Article XII.H hereof, any party to any effective restructuring support or similar agreement shall have their rights under such effective restructuring support or similar agreement with respect to any such modification or supplement.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan.

The Debtors reserve the right, subject to the Restructuring Support Agreements, to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any claims held by the Debtor, Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, to the extent legally permissible, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, the Rejected Executory Contract and Unexpired Lease Schedule; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and, subject to any applicable forum selection clauses, all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Disclosure Statement, the Restructuring Support Agreements, or the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, Exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such discharge, releases, Exculpations, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or, subject to any applicable forum selection clauses, any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including, subject to any applicable forum selection clauses, disputes arising under agreements, documents, or instruments executed in connection with the Plan;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of all releases set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21. enforce the injunction, release, and Exculpation provisions set forth in Article VIII of the Plan;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code; and

24. enter an order or final decree concluding or closing each of the Chapter 11 Cases.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring or receiving property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including U.S. Trustee Fees, shall be paid by each of the Reorganized Debtors for each quarter (including any fraction thereof) until such Debtor’s Chapter 11 Case is converted or dismissed, or a final decree closing such Chapter 11 Case is issued, whichever occurs first.

D.	Payment of Certain Fees and Expenses.

On the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative or Secured Claims pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) all Restructuring Support Advisors Fees incurred up to and including the Effective Date that have not previously been paid. All amounts distributed and paid as Restructuring Support Advisors Fees shall not be subject to setoff, recoupment, reduction, or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases.

Pursuant to Bankruptcy Rule 9019, and in accordance with, and subject to the terms of, the Subsidiary-Guaranteed Notes Settlement and the SGN RSA, and to the extent the Debtors or CEC have not already previously paid such fees and expenses in full in Cash on or before December 1, 2016 (as required by the SGN RSA) in accordance with a Bankruptcy Court order or otherwise, then, on the Effective Date, the Debtors shall reimburse the Subsidiary-Guaranteed Notes Indenture Trustee all of its reasonable and documented fees and expenses in full in Cash, including those fees and expenses for services of attorneys, financial advisors, and other consultants and/or professionals as may be retained by the Subsidiary-Guaranteed Notes Indenture Trustee with the prior written consent of the Debtors (on the terms and conditions set forth in the SGN RSA), in accordance with the Subsidiary Guaranteed Notes Settlement and on account of the Subsidiary-Guaranteed Notes Indenture Trustee’s substantial contribution to the Estates in developing and supporting prosecution of the Plan during the Chapter 11 Cases.

On the Effective Date and in accordance with, and subject to the terms of, the UCC RSA, the Debtors shall reimburse the reasonable and documented fees and expenses of the Senior Unsecured Notes Indenture Trustee (including reasonable and documented attorney’s fees and expenses) incurred in connection with the Chapter 11 Cases.

On the Effective Date and in accordance with, and subject to the terms of, the Second Lien RSA, the Debtors shall pay the Second Lien Bond Fees and Expenses, to the extent not previously paid by the Debtors or CEC (including certain accrued and unpaid amounts by December 20, 2016, as required by the Second Lien RSA); provided, that nothing in this Article XII.D or the Second Lien RSA shall in any way affect or diminish the rights of the Second Lien Indenture Trustees to assert their respective Indenture Trustee Charging Lien against distributions under the Plan for any unpaid Second Lien Bond Fees and Expenses arising under their respective Second Lien Indenture.

On the Effective Date and in accordance with, and subject to the terms of, the Danner Agreement, the Debtors shall reimburse the reasonable and documented fees and expenses of Frederick Barton Danner as set forth in the Danner Agreement, including the Danner Professional Fees (as defined in the Danner Agreement), including those in connection with the Chapter 11 Cases, any adversary proceedings and appeals arising therefrom, and in Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

E.	Dismissal of Involuntary Petition.

On the Effective Date, CEOC and the Petitioning Creditors shall consent to the dismissal, as moot, of the Involuntary Petition.

F.	Dismissal of Litigation and Appeals.

On the Effective Date, pursuant to the Restructuring Support Agreements, the Debtors, the Subsidiary-Guaranteed Notes Trustee, the Unsecured Creditors Committee, the Ad Hoc Group of First Lien Bank Lenders, the Ad Hoc Group of First Lien Noteholders, and the Second Priority Noteholders Committee will consent to the dismissal, as moot, of any currently pending adversary proceedings, claim objections, and appeals involving such parties related to the Chapter 11 Cases.

G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.

On the Effective Date, both the Second Priority Noteholders Committee and the Unsecured Creditors Committee shall dissolve and all members, employees, or agents thereof, including the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members, shall be released and discharged from all rights and duties, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, arising from or related to the Chapter 11 Cases, except the Second Priority Noteholders Committee and the Unsecured Creditors Committee will remain intact solely with respect to

(1) the preparation, filing, review, and resolution of applications for Professional Fee Claims; (2) pending or subsequently filed appeals, motions to reconsider, or motions to vacate, if any, related to Confirmation (including with respect to the Plan or the Confirmation Order); and (3) on and after the Effective Date, the Unsecured Creditors Committee (with the assistance of its attorneys and financial advisors) will monitor the claims resolution process and the distributions to Holders of Claims in Class H, Class I, Class J, Class K, and Class L on terms to be agreed upon by the Debtors, CEC, and the Unsecured Creditors Committee before the Effective Date, provided, that as consideration for carrying out all the Unsecured Creditors Committee’s post-Effective Date rights and duties, including the claims resolution process and distribution monitoring, the Reorganized Debtors shall pay the amount of $4,000,000 to the respective Unsecured Creditor Committee Members, based on the written allocations and instructions from the Unsecured Creditors Committee or one or both of its co-chairpersons, reflecting the Unsecured Creditors Committee Members’ respective agreements to incur the required costs and efforts to carry out the Unsecured Creditors Committee’s post-Effective Date rights and duties, which payment shall be made by the Reorganized Debtors at any time from the Effective Date through 365 days after the Effective Date, provided, further, that the Reorganized Debtors shall pay the Unsecured Creditors Committee’s legal and financial advisors for their reasonable and documented fees and expenses incurred in connection with the Unsecured Creditors Committee’s post-Effective Date rights and duties. On the Effective Date, subject to the foregoing proviso related to the functions for which such committees survive after the Effective Date, the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members shall be released and discharged from all rights and duties from or related the Chapter 11 Cases, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, and neither the Debtors, the Reorganized Debtors, nor the New Property Entities, as applicable, shall be liable or responsible for paying any fees or expenses incurred after the Effective Date by the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Second Priority Noteholders Committee Members (solely in their capacity as Second Priority Noteholders Committee Members), the Unsecured Creditors Committee Members (solely in their capacity as Unsecured Creditors Committee Members), or any advisors to either the Second Priority Noteholders Committee or the Unsecured Creditors Committee.

H.	Consent, Consultation, and Waiver Rights.

The consent, consultation, waiver, and similar rights of any party (other than the Debtors) over terms and conditions of the Plan and documents in the Plan Supplement are subject to such party (1) being party to an effective restructuring support or similar agreement with the Debtors and (2) affirmatively supporting the Plan (including through voting to accept the Plan by the Voting Deadline) as of the date such party seeks to exercise such party’s consent, consultation, waiver, or similar rights hereunder. Such consent, consultation, waiver, and similar rights are expressly incorporated herein, and all such rights will be exercised in accordance with the terms of such restructuring support or similar agreements.

I.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

J.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

K.	Service of Documents.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier, or registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtors, to:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.: James H.M. Sprayregen, P.C., David R. Seligman, P.C., and Joseph M. Graham, Esq.

Facsimile: (312) 862-2200

-and-

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn.: Paul M. Basta, P.C. and Nicole L. Greenblatt, P.C.

Facsimile: (212) 446-4900

If to CEC, to:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn.: Jeffrey D. Saferstein, Esq. and Samuel E. Lovett, Esq.

Facsimile: (212) 373-2053

-and-

Jenner & Block

353 North Clark St

Chicago, Illinois 60654

Attn.: Charles Sklarsky, Esq. and Angela Allen, Esq.

Facsimile: (312) 840-7218

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn.: Paul S. Aronzon, Esq. and Thomas R. Kreller, Esq.

Facsimile: (213) 629-5063

If to the Second Priority Noteholders Committee, to:

Jones Day

555 South Flower Street, Fiftieth Floor

Los Angeles, California 90071

Attn.: Bruce Bennett, Esq., Sidney Levinson, Esq., and Joshua Mester, Esq.

Facsimile: (213) 243-2539

If to the Unsecured Creditors Committee, to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10035

Attn.: Martin Bienenstock, Esq., Judy G.Z. Liu, Esq., Philip M. Abelson, Esq., and Vincent

Indelicato, Esq.

Facsimile: (212) 969-2900

-and-

Proskauer Rose LLP

70 West Madison Street, Suite 3800

Chicago, Illinois 60602

Attn.: Jeffrey J. Marwil, Esq. and Paul V. Possinger, Esq.

Facsimile: (312) 962-3551

If to the counsel for the Consenting First Lien Noteholders, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn.: Kenneth H. Eckstein, Esq. and Daniel M. Eggermann, Esq.

Facsimile: (212) 715-8229

If to the counsel for the Consenting First Lien Bank Lenders, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn.: Kristopher M. Hansen, Esq. and Jonathan D. Canfield, Esq.

Facsimile: (212) 806-5400

If to the counsel for the Consenting SGN Creditors, to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn.: Thomas E. Lauria, Esq., J. Christopher Shore, Esq., and Harrison L. Denman, Esq.

Facsimile: (212) 354-8113

L.	Entire Agreement.

Except as otherwise indicated, on the Effective Date, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to the subject matter of the Plan, all of which will have become merged and integrated into the Plan on the Effective Date. To the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

M.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at https://cases.primeclerk.com/CEOC or the Bankruptcy Court’s website at http://www.ilnb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control. The documents contained in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

N.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, subsidiaries, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, and other professionals will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

O.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

P.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, with the consent of each of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee; and (3) nonseverable and mutually dependent.

Q.	Conflicts.

To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control in all respects, including with respect to any component of the Plan Supplement. For the avoidance of doubt, to the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

R.	Closing of Chapter 11 Cases.

Each of the Debtors shall, promptly after the full administration of its Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close its Chapter 11 Case.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Respectfully submitted, as of the date first set forth above,

Caesars Entertainment Operating Company, Inc. (for itself and all Debtors)

By:	/s/ Randall S. Eisenberg
Name:	Randall S. Eisenberg
Title:	Chief Restructuring Officer

Exhibit A

Debtors

DEBTOR	CASE NO.
Caesars Entertainment Operating Company, Inc. (f/k/a Harrah’s Operating Company, Inc.)	15-01145
190 Flamingo, LLC	15-01263
3535 LV Corp.	15-01146
3535 LV Parent, LLC	15-01149
AJP Holdings, LLC	15-01297
AJP Parent, LLC	15-01264
B I Gaming Corporation	15-01147
Bally’s Las Vegas Manager, LLC	15-01265
Bally’s Midwest Casino, Inc.	15-01315
Bally’s Park Place, Inc.	15-01148
Benco, Inc.	15-01152
Biloxi Hammond, LLC	15-01156
Biloxi Village Walk Development, LLC	15-01208
BL Development Corp.	15-01150
Boardwalk Regency Corporation	15-01151
BPP Providence Acquisition Company, LLC	15-01180
Caesars Air, LLC	15-01267
Caesars Baltimore Acquisition Company, LLC	15-01268
Caesars Baltimore Development Company, LLC	15-01183
Caesars Baltimore Management Company, LLC	15-01165
Caesars Entertainment Canada Holding, Inc.	15-01158
Caesars Entertainment Finance Corp.	15-01153
Caesars Entertainment Golf, Inc.	15-01154
Caesars Entertainment Retail, Inc.	15-01157
Caesars Entertainment Windsor Limited	15-01190
Caesars Escrow Corporation	15-01155
Caesars India Sponsor Company, LLC	15-01194
Caesars License Company, LLC	15-01199
Caesars Marketing Services Corporation	15-01203
Caesars Massachusetts Acquisition Company, LLC	15-01270
Caesars Massachusetts Development Company, LLC	15-01166
Caesars Massachusetts Investment Company, LLC	15-01168
Caesars Massachusetts Management Company, LLC	15-01170
Caesars New Jersey, Inc.	15-01159
Caesars Operating Escrow LLC	15-01272
Caesars Palace Corporation	15-01161
Caesars Palace Realty Corp.	15-01164
Caesars Palace Sports Promotions, Inc.	15-01169
Caesars Riverboat Casino, LLC	15-01172
Caesars Trex, Inc.	15-01171
Caesars United Kingdom, Inc.	15-01174

DEBTOR	CASE NO.
Caesars World Marketing Corporation	15-01176
Caesars World Merchandising, Inc.	15-01160
Caesars World, Inc.	15-01173
California Clearing Corporation	15-01177
Casino Computer Programming, Inc.	15-01162
CG Services, LLC	15-01179
Chester Facility Holding Company, LLC	15-01313
Christian County Land Acquisition Company, LLC	15-01274
Consolidated Supplies, Services and Systems	15-01163
Corner Investment Company Newco, LLC	15-01275
Cromwell Manager, LLC	15-01276
CZL Development Company, LLC	15-01278
CZL Management Company, LLC	15-01279
DCH Exchange, LLC	15-01281
DCH Lender, LLC	15-01282
Des Plaines Development Limited Partnership	15-01144
Desert Palace, Inc.	15-01167
Durante Holdings, LLC	15-01209
East Beach Development Corporation	15-01175
FHR Corporation	15-01178
FHR Parent, LLC	15-01212
Flamingo-Laughlin Parent, LLC	15-01216
Flamingo-Laughlin, Inc.	15-01219
GCA Acquisition Subsidiary, Inc.	15-01181
GNOC, Corp.	15-01184
Grand Casinos of Biloxi, LLC	15-01221
Grand Casinos of Mississippi, LLC - Gulfport	15-01223
Grand Casinos, Inc.	15-01186
Grand Media Buying, Inc.	15-01187
Harrah South Shore Corporation	15-01224
Harrah’s Arizona Corporation	15-01213
Harrah’s Bossier City Investment Company, L.L.C.	15-01218
Harrah’s Bossier City Management Company, LLC, a Nevada limited liability company	15-01220
Harrah’s Chester Downs Investment Company, LLC	15-01283
Harrah’s Chester Downs Management Company, LLC	15-01314
Harrah’s Illinois Corporation	15-01182
Harrah’s Interactive Investment Company	15-01189
Harrah’s International Holding Company, Inc.	15-01192
Harrah’s Investments, Inc.	15-01193
Harrah’s Iowa Arena Management, LLC	15-01284
Harrah’s Management Company	15-01195
Harrah’s Maryland Heights Operating Company	15-01286
Harrah’s MH Project, LLC	15-01288
Harrah’s NC Casino Company, LLC	15-01280

2

DEBTOR	CASE NO.
Harrah’s New Orleans Management Company	15-01222
Harrah’s North Kansas City LLC	15-01266
Harrah’s Operating Company Memphis, LLC	15-01269
Harrah’s Pittsburgh Management Company	15-01197
Harrah’s Reno Holding Company, Inc.	15-01198
Harrah’s Shreveport Investment Company, LLC	15-01225
Harrah’s Shreveport Management Company, LLC	15-01185
Harrah’s Shreveport/Bossier City Holding Company, LLC	15-01188
Harrah’s Shreveport/Bossier City Investment Company, LLC	15-01262
Harrah’s Southwest Michigan Casino Corporation	15-01201
Harrah’s Travel, Inc.	15-01202
Harrah’s West Warwick Gaming Company, LLC	15-01271
Harveys BR Management Company, Inc.	15-01204
Harveys C.C. Management Company, Inc.	15-01205
Harveys Iowa Management Company, Inc.	15-01206
Harveys Tahoe Management Company, Inc.	15-01191
H-BAY, LLC	15-01273
HBR Realty Company, Inc.	15-01207
HCAL, LLC	15-01196
HCR Services Company, Inc.	15-01210
HEI Holding Company One, Inc.	15-01211
HEI Holding Company Two, Inc.	15-01214
HHLV Management Company, LLC	15-01277
HIE Holdings Topco, Inc.	15-01215
Hole in the Wall, LLC	15-01285
Horseshoe Entertainment	15-01200
Horseshoe Gaming Holding, LLC	15-01227
Horseshoe GP, LLC	15-01230
Horseshoe Hammond, LLC	15-01232
Horseshoe Shreveport, L.L.C.	15-01233
HTM Holding, Inc.	15-01217
JCC Holding Company II Newco, LLC	15-01287
Koval Holdings Company, LLC	15-01289
Koval Investment Company, LLC	15-01235
Las Vegas Golf Management, LLC	15-01237
Las Vegas Resort Development, Inc.	15-01231
Laundry Parent, LLC	15-01239
LVH Corporation	15-01234
LVH Parent, LLC	15-01241
Martial Development Corp.	15-01236
Nevada Marketing, LLC	15-01290
New Gaming Capital Partnership, a Nevada Limited Partnership	15-01244
Ocean Showboat, Inc.	15-01238
Octavius Linq Holding Co., LLC	15-01246
Parball Corporation	15-01240

3

DEBTOR	CASE NO.
Parball Parent, LLC	15-01248
PH Employees Parent, LLC	15-01249
PHW Investments, LLC	15-01291
PHW Las Vegas, LLC	15-01251
PHW Manager, LLC	15-01312
Players Bluegrass Downs, Inc.	15-01242
Players Development, Inc.	15-01253
Players Holding, LLC	15-01255
Players International, LLC	15-01292
Players LC, LLC	15-01307
Players Maryland Heights Nevada, LLC	15-01257
Players Resources, Inc.	15-01243
Players Riverboat II, LLC	15-01309
Players Riverboat Management, LLC	15-01226
Players Riverboat, LLC	15-01228
Players Services, Inc.	15-01229
Reno Crossroads LLC	15-01293
Reno Projects, Inc.	15-01245
Rio Development Company, Inc.	15-01247
Robinson Property Group Corp.	15-01250
Roman Entertainment Corporation of Indiana	15-01252
Roman Holding Corporation of Indiana	15-01254
Showboat Atlantic City Mezz 1, LLC	15-01295
Showboat Atlantic City Mezz 2, LLC	15-01296
Showboat Atlantic City Mezz 3, LLC	15-01298
Showboat Atlantic City Mezz 4, LLC	15-01300
Showboat Atlantic City Mezz 5, LLC	15-01302
Showboat Atlantic City Mezz 6, LLC	15-01303
Showboat Atlantic City Mezz 7, LLC	15-01305
Showboat Atlantic City Mezz 8, LLC	15-01306
Showboat Atlantic City Mezz 9, LLC	15-01308
Showboat Atlantic City Operating Company, LLC	15-01256
Showboat Atlantic City Propco, LLC	15-01258
Showboat Holding, Inc.	15-01261
Southern Illinois Riverboat/Casino Cruises, Inc.	15-01143
Tahoe Garage Propco, LLC	15-01310
The Quad Manager, LLC	15-01294
TRB Flamingo, LLC	15-01299
Trigger Real Estate Corporation	15-01259
Tunica Roadhouse Corporation	15-01260
Village Walk Construction, LLC	15-01304
Winnick Holdings, LLC	15-01311
Winnick Parent, LLC	15-01301

4

Exhibit B

Lease Term Sheet

LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to Opco (defined below) and its subsidiaries pursuant to at least two separate leases. [1] One lease (the “Non-CPLV Lease”)[2] will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”).[3] The other lease (the “CPLV Lease”, and together with the Non-CPLV Lease, collectively, the “Leases”) will only include CPLV.[4] To the extent that a term below does not differentiate between the Non-CPLV Lease and the CPLV Lease, such term shall be included in both Leases.

Landlord

With respect to the Non-CPLV Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the Non-CPLV Facilities (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant

With respect to the Non-CPLV Lease, reorganized Caesars Entertainment Operating Company (“CEOC” or “Opco”) and the reorganized subsidiaries of CEOC necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, CEOC and the subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

For purposes hereof, the term “Tenant” shall be deemed to mean Tenant and all subsidiaries of Tenant.

MLSA/Guaranty	In addition, Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Non-CPLV Lease and the CPLV Lease (each, an “MLSA/Guaranty”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease, the Non-CPLV Lease and the Golf Course Use Agreement (described below in the section titled “Rent”).[5] The terms of the MLSA/Guaranty are more particularly set forth in that certain Summary of Terms with respect to the MLSA/Guaranty.[6]

[1]	Bankruptcy Court to be requested to make findings that all CPLV and Non-CPLV leases are “true” and “unitary” in connection with confirmation.
[2]	Non-CPLV Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset (but with no overall increase in aggregate rent).
[3]	The parcels collectively known as the Las Vegas Land Assemblage will be incorporated into the Non-CPLV Lease, and the Lease will contain mechanics to be agreed upon relating to the development and financing of the same as mutually agreed by the parties.
[4]	The CPLV Lease may, upon mutual approval of the parties, be structured as two individual cross-defaulted leases: one for the Forum Shops and one for the balance of CPLV, if necessary for REIT compliance purposes.
[5]	Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA/Guaranty term sheet.
[6]	If additional leases are entered into for any assets (e.g., Joliet, as described above), then corresponding MLSAs shall be entered into in connection therewith.

Leased Property

With respect to the Non-CPLV Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities will not include any non-U.S. real estate assets.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility” or “CPLV Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

The golf course properties identified on Exhibit C shall be transferred to a direct, wholly-owned taxable REIT subsidiary (the “Golf TRS”) of Propco’s general partner (the “REIT”) and shall not be leased to Tenant (but will be subject to the Golf Course Use Agreement).

All U.S. real property owned by CEOC or its wholly-owned subsidiaries that is not identified on any of (x) Exhibit A as part of the Non-CPLV Facilities, (y) Exhibit B as part of the CPLV Facilities, or (z) Exhibit C as being transferred to Golf TRS and not leased back to Tenant, to the extent that it is not sold or abandoned pursuant to the bankruptcy code, in each case with the approval of the bankruptcy court, will be transferred to the applicable Landlord and leased to the applicable Tenant under the Non-CPLV Lease (if such property is not related to the ownership or operation of CPLV) or under the CPLV Lease (if such property is related to the ownership or operation of CPLV), as applicable; except, however, (subject to receipt of analysis, reasonably acceptable to the Requisite Consenting Bond Creditors and the Requisite Consenting Bank Creditors (as applicable), that the Non-SRLY E&P (as defined below) projected to be allocated to the REIT is less than a threshold amount to be mutually agreed by the parties) the assets acquired as proceeds of the 1031 exchanges from the sale of Showboat Atlantic City and Harrah’s Tunica shall not be transferred to Landlord and shall be retained by Opco. For purposes hereof, the term “Non-SRLY E&P” shall mean cumulative earnings and profits for federal income tax purposes not treated as arising in a separate return limitation year as defined in Treasury Regulation § 1.1502-1(f)(2).

For purposes hereof, the term “Facilities” and “Leased Property” shall each be deemed to mean the CPLV Facility and the Non-CPLV Facilities, collectively, or each individually, as the context may require.

Term

Each of the Leases shall have a 15 year initial term (the “Initial Term”).

Each of the Leases shall have four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option, provided that no Event of Default shall have occurred and be continuing either on the date Landlord receives the Renewal Notice (as hereinafter defined) or on the last day of the then current Term, by notifying Landlord (each, a “Renewal Notice”) (i) no earlier than 18 months prior to the then-current expiration, and (ii) no later than 12 months prior to the then-current expiration.

3

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[7]

Rent

“Rent” means the sum of Base Rent (as described below) and Percentage Rent. “Percentage Rent” means the Non-CPLV Initial Percentage Rent, the Non-CPLV Secondary Percentage Rent and the CPLV Initial Percentage Rent (each as defined below), each as adjusted as set forth below. Rent shall be paid monthly in advance.

Rent not paid when due shall be subject to default interest and late charges such that if rent is not paid within five days of the due date, a late charge in the amount of 5% of the unpaid amount will be assessed and if any rent (including the late charge) is not paid within 10 days of due date, it will accrue interest based on the overdue rate (5% above prime).

Rent under the Non-CPLV Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[8]

Non-CPLV Lease:

(a) For the first 7 Lease years, Rent of $465,000,000 per Lease year, subject to the annual Escalator (as hereinafter defined) commencing in the 6th Lease year as described below.

(b) For the 8th Lease year through the 10th Lease year, (i) Base Rent equal to 70% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the Non-CPLV Lease be less than the Base Rent in the 8th Lease year, except in connection with a Rent Reduction Adjustment.

For the 8th through 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to 30% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has increased

[7]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term. The parties intend for the useful life of each Facility to be determined at or prior to Lease inception.
[8]	Portions of each Non-CPLV Facility may be subject to a specific Rent allocation to be set forth in the definitive documents to enable proper tax reporting and compliance.

4

versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 8 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 8 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as “Non-CPLV Secondary Percentage Rent”).

At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a)

5

the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 8th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

In no event shall Percentage Rent under the Non-CPLV Lease be less than $0.00.

From and after the commencement of the 6th Lease year (with respect to the Non-CPLV Lease) or the 2nd Lease year (with respect to the CPLV Lease), as applicable, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent (provided, for purposes of applying the Escalator so as to calculate the Base Rent payable under the Non-CPLV Lease during the 8th Lease year, the Base Rent during the 7th Lease year shall be deemed to be an amount equal to 70% of the Rent for the 7th Lease year, to which sum the Escalator shall be applied in order to derive the Base Rent payable during the 8th Lease year).

In addition to Base Rent and Percentage Rent payable under the Non-CPLV Lease as described above, the Tenant under the Non-CPLV Lease shall enter into a golf course use agreement (the “Golf Course Use Agreement”) pursuant to which it will make payments to Golf TRS for use of golf courses to be owned by Golf TRS, as follows: (i) an annual payment in the amount of $10,000,000, subject to an annual escalator commencing in the 6th Lease year equal to the higher of 2% and the CPI increase with respect to such year, above the previous year’s annual payment amount, plus (ii) per-round fees based on actual use as set forth in more detail on Exhibit E attached hereto. Such Golf Course Use Agreement will be coterminous with and cross-defaulted with, but separate and distinct from, the Non-CPLV Lease. Certain of the terms of the Golf Course Use Agreement are more particularly described on Exhibit E attached hereto.[9]

CPLV Lease:

(a) For the first 7 Lease years, Rent of $165,000,000 per Lease year, subject to the annual Escalator.

(b) From and after the commencement of the 8th Lease year, (i) Base Rent equal to 80% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

[9]	The Access Payment (as defined on Exhibit E) may be increased by up to $5,000,000, as determined by Tenant, in which event the initial Rent under the Non-CPLV Lease shall be decreased by an amount equal to 60% of such increase to the Access Payment.

6

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the CPLV Lease be less than 80% of the Rent for the 7th Lease year.

For the 8th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 8 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 8 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus

7

the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

In no event shall Percentage Rent under the CPLV Lease be less than $0.00.

“Net Revenue” means: the net sum of, without duplication, (i) the amount received by Tenant from patrons at the CPLV Facility or any Non-CPLV Facility for gaming, less, to the extent otherwise included in the calculation of Net Revenue, refunds and free promotional play provided pursuant to a rewards, marketing and/or frequent users program (including rewards granted by affiliates of Tenant), and less amounts returned to patrons through winnings at the CPLV Facility or any Non-CPLV Facility (the net amounts described in this clause (i), “Gaming Revenue”); and (ii) the gross receipts of Tenant for all goods and merchandise sold, room revenues derived from hotel operations, food and beverages sold, the charges for all services performed, or any other revenues generated or otherwise payable to Tenant (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Net Revenue, the retail value of accommodations, merchandise, food and beverage, and other services furnished to guests of Tenant without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be equal to the amount of the reduction of such charge) (the amounts described in this clause (iii), “Promotional Allowances”). For purposes of clarification, (i) subject to clause 3(y) of the section of this Lease Term Sheet titled “Assignment by Tenant”, with respect to any sublease from Tenant to a party that is not a subsidiary of Tenant, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such subtenant but shall include the rent received by Tenant under such sublease, and (ii) if Gaming Revenue, Retail Sales or Promotional Allowances of a subsidiary of Tenant are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such subsidiary shall not also be taken into account in determining Net Revenue. For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. Net Revenue shall be determined separately for each Lease, with respect to the applicable Facilities subject to each such Lease.

8

Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income.

Triple Net Lease	The Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation). Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect), including, without limitation, all environmental requirements (whether arising before or after the effective date of the Leases), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations

Tenant shall be responsible for the maintenance and repair of the Leased Properties (including Capital Expenditures with respect thereto, but subject to, and in accordance with, the provisions of the immediately following eight paragraphs). For purposes hereof, the term “Capital Expenditures” shall be defined as mutually agreed by the parties.

Within 30 days after the end of each month during the term of the Lease, Tenant shall provide to Landlord on a confidential basis a report setting forth all revenues and Capital Expenditures for the preceding month for the Non-CPLV Facilities (on a Facility–by–Facility basis), in the case of the Non-CPLV Tenant, and the CPLV Facility, in the case of the CPLV Tenant, all on an unaudited basis.

In each calendar year during the Term (commencing upon the first (1st) full calendar quarter during the Term), Tenant must expend sums for Capital Expenditures (other than with respect to the limitations set forth in the final paragraph of this section) in an annual amount at least equal to [$100,000,000] every Lease year and [$495,000,000] every three Lease years, which annual and triennial amounts shall be increased or decreased with the inclusion or removal of Leased Properties from the Leases, in proportion with the EBITDAR (as defined below) of any new or sold Leased Property versus the EBITDAR of all the Leased Properties (such amounts, as adjusted, the “Minimum CapEx Amount”), which EBITDAR calculation shall be determined based on the prior 12 month period. The Minimum CapEx Amount requirement shall be allocated as follows (subject to adjustment as agreed upon by Landlord to the extent required by (or to improve the terms of) any CPLV financing): (a) with respect to the triennial

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requirement, (i) [$84,000,000] to the CPLV Lease; (ii) [$255,000,000] to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect; and (b) with respect to the annual requirement, (i) [$17,000,000] to the CPLV Lease; (ii) [$51,000,000] to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect. Neither Tenant shall be required to spend sums for Capital Expenditures in excess of the difference between the aggregate annual or triennial expenditure requirement (as applicable), minus the allocated minimum annual or triennial expenditure requirement (as applicable) applicable to the other Tenant (for example, the Tenant under the CPLV Lease is not required to spend more than [$49,000,000] each Lease year (i.e., [$100,000,000] minus [$51,000,000])). Either Tenant’s failure to expend its share of the Minimum CapEx Amount shall be deemed a default under the applicable Lease, and if such Tenant fails to expend its share of the Minimum CapEx Amount for 60 days after written notice to such Tenant, such failure shall be deemed an Event of Default under the applicable Lease. In addition, if such Tenant does not spend the full amount of its share of the Minimum CapEx Amount as required under the applicable Lease, Landlord shall have the right to seek the remedy of specific performance to require such Tenant to spend any such unspent amount. For the avoidance of doubt, Tenants’ obligations to spend the Minimum CapEx Amount shall constitute monetary obligations included in the Lease guarantor’s obligations with respect to the Leases.

The sum of the Capital Expenditures made by Tenant shall be determined in accordance with GAAP.

“EBITDAR” means, for any applicable period, the net income or loss of a Person, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses (9) unusual or non-recurring gains or items of income or loss and (10) rent expense with respect to the applicable Leased Property. In connection with any EBITDAR calculation made pursuant to the Leases, (i) Tenant shall provide Landlord all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (ii) such calculation shall be as reasonably agreed between Landlord and Tenant, and (iii) if Landlord and Tenant do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an independent expert in accordance with a process to be set forth in the Leases.

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Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding Capital Expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal quality to or better quality than the applicable portions of the existing Facility, as applicable, except to the extent alterations of lesser quality would not, in the reasonable opinion of Tenant, result in any diminution in value of the applicable existing Facility, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) add improvements to undeveloped portions of the land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000.

50% of all Capital Expenditures constituting Material Alterations will be credited toward the Minimum CapEx Amount, and the other 50% of such Capital Expenditures constituting Material Alterations will not be credited toward the Minimum CapEx Amount.

Material Alterations; Growth Capex; Development of Undeveloped Land

In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether Landlord will provide financing for such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s financing proposal. If Landlord declines to finance a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek financing from Landlord.

If Landlord agrees to finance the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s financing proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to each of the applicable Leases if financing is structured as a Rent increase).

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If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at Tenant’s own cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to finance a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal

Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby the REIT (or any holding company that directly or indirectly owns 100% of the REIT) or any of its subsidiaries (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Landlord, or CEC, or a subsidiary thereof, is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed), other than an Excluded CEC Opportunity (as defined below), Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager (or its affiliate) manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

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For purposes hereof, the term “Excluded CEC Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which Landlord and/or its affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which Landlord or its affiliates proposes to acquire a then-existing gaming facility from Landlord or its affiliates.

The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby CEC (or any holding company that directly or indirectly owns 100% of CEC) or any of its subsidiaries (including Tenant or any of its subsidiaries) (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Propco or, with Propco’s consent, CEC (or a subsidiary thereof) is otherwise no longer managing the Facilities) will own or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed) other than an Excluded Propco Opportunity (as defined below), Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager (or its affiliate)). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

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For purposes hereof, the term “Excluded Propco Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property (including for the avoidance of doubt ownership or acquisitions of the equity of entities that hold a fee or leasehold interest in real property), (iv) any transaction in which CEC and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) any transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, following the exercise of commercially reasonable, good faith efforts to obtain consent, to enter into the propco/opco structure, (vi) any transaction in which CEC or its subsidiaries proposes to acquire a then-existing gaming facility from CEC or its subsidiaries, and (vii) any transaction with respect to any asset remaining in Opco and not being transferred to Propco in accordance with this Lease Term Sheet.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Permitted Use	Tenant shall use the Leased Property only for (i) hotel and resort and related uses, (ii) gaming and/or pari-mutuel use, including, without limitation, horsetrack, dogtrack and other similarly gaming-related sporting use, (iii) ancillary retail and/or entertainment use, (iv) such other uses required under any Legal Requirements, (v) such other ancillary uses, but in all events consistent with the current use of the Leased Property or with prevailing hotel, resort and gaming industry use, and/or (vi) such other use as shall be approved by Landlord from time to time in its reasonable discretion.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager

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shall enter into a new MLSA/Guaranty with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA/Guaranty with respect to the Leases. The
Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

Notwithstanding the foregoing, Landlord may sell to a third party, without Tenant consent in each instance, any or all of the Real Property identified on Exhibit D attached hereto, and, concurrently with such sale, such Real Property being sold shall be removed from the Non-CPLV Lease (i.e., the
Non-CPLV Lease shall be terminated as to such Real Property only) with no reduction in Rent, and no severance lease or new MLSA/Guaranty shall be required in connection therewith.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant

Tenant will not have the right to assign portions of the Leases, however, the following direct or indirect assignments will be permitted, as well as others of a similar nature:

1) An assignment of the entire (i.e., including all Facilities thereunder) Non-CPLV Lease and/or CPLV Lease, as the case may be, to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, CEC is not released from any of its obligations under the applicable MLSA/Guaranty, and the foreclosing lender or any purchaser or successor purchaser must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in each of the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Non-CPLV Facilities and/or the CPLV Facility (as applicable).

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as (i) Tenant is not released from any of its obligations under the applicable Lease, and (ii) such transaction will not result in a violation of any licensing requirements (e.g., gaming, liquor, etc.), and (x) provided all covenants with respect to CEC management continue to

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be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Non-CPLV Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Non-CPLV Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA/Guaranty term sheet, neither Tenant nor CEC under the MLSA/Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including, without limitation, all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being

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acknowledged that any requirement to make Rent payments into “lockboxes” and/or Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the
Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain commercially reasonable non-disturbance agreements from its lenders.

Tenant Financing

Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under either of the Leases, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of either of the Leases, be given the opportunity to enter into a replacement lease (on terms consistent with the applicable lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the Leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the CPLV Facility and/or the Non-CPLV Facilities (as the case may be).

Financial Statements of Tenant and Landlord

Tenant shall provide to Landlord unaudited quarterly and audited annual consolidated financial statements of each of CEOC and CEC (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented, and shall consent to the inclusion or incorporation by reference of such financial statements in all public or private disclosure and offering documents of Propco and the REIT or any of their subsidiaries as required by applicable law or regulation) and unaudited quarterly and unaudited annual summary operating results of the Tenant under each Lease (collectively, the “Tenant Financial Statements”).

Tenant shall also, upon the request of Landlord, use commercially reasonable efforts to provide or cause to be provided such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure

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documents as may be reasonably requested or required in connection with the sale or registration of securities by Landlord, Propco or its direct or indirect parents, including the REIT.

In addition, the applicable Tenant shall provide to Landlord such additional customary and reasonable financial information related to CPLV or non-CPLV properties as may be required for any landlord financing pertaining to CPLV or such other non-CPLV properties.

In addition, Tenant shall provide Leased Properties fixed asset schedules to Landlord.

In the event of the required consolidation of Landlord’s, Propco’s, the REIT’s or any of their affiliates’ consolidated financial statements into CEOC’s or CEC’s consolidated financial statements in connection with the preparation of the Tenant Financial Statements, Landlord shall provide to
Tenant unaudited quarterly and audited annual consolidated financial statements of any such person required to be consolidated (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented). Landlord shall also, upon the request of Tenant, use commercially reasonable efforts to provide such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Tenant, CEOC, CEC or any of their affiliates.

Casualty	In the event of any casualty with respect to any portion of a Facility, Tenant shall be obligated to rebuild/restore such Facility to substantially the same condition as existed immediately before the occurrence of such casualty and shall have no right to terminate the CPLV Lease or the Non-CPLV Lease (as applicable), except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the CPLV Lease, except in the event that a renewal option is or shall be available to Tenant under the CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the CPLV Lease under this clause (i), (ii) for the Non-CPLV Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Non-CPLV Lease as to such individual Facility (in which event the Rent obligations under the Non-CPLV Lease in respect of the remaining Facilities shall be proportionately adjusted, based on the Rent Reduction Adjustment), except in the event that a renewal option is or shall be available to Tenant under the Non-CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the Non-CPLV Lease under this clause (ii), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

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The “Rent Reduction Adjustment” with respect to a Non-CPLV Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Non-CPLV Facilities, which EBITDAR calculation shall be determined based on the prior 12 month period and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Condemnation

If all of the CPLV Facility is permanently taken, or if a substantial portion of the CPLV Facility is taken such that the CPLV Facility is rendered Unsuitable for its Primary Intended Use (as hereinafter defined), then the CPLV Lease will terminate. If all of any individual Non-CPLV Facility under the Non-CPLV Lease is permanently taken, or if a substantial portion of such Non-CPLV Facility is taken such that the same is rendered Unsuitable for its Primary Intended Use, then the Non-CPLV Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the applicable Lease is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Leased Property, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial or non-permanent condemnation in which the applicable Leased Property is not rendered Unsuitable for its Primary Intended Use, the applicable Lease will continue unabated except that Rent shall be adjusted in proportion to the portion of the Leased Property that was taken (based on a mechanic to be set forth in the Leases, and, with respect to the Non-CPLV Facilities only, the Rent Reduction Adjustment).

For purposes hereof, “Unsuitable for Its Primary Intended Use” shall mean a state or condition of the CPLV Facility or any Non-CPLV Facility such that by reason of a partial taking by condemnation, the same cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its primary Permitted Use (or the use to which it was primarily being used immediately preceding the taking), taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such taking.

Events of Default	Standard events of default including failure to pay monetary sums and/or failure to comply with the covenants set forth in the Leases. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, (unless such default is an automatic event of default as shall be provided in the Leases (e.g., bankruptcy of the Tenant or Guarantor)) Tenant shall be entitled to notice and, to the extent the Leases do not otherwise specify a cure period, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently attempt to cure the applicable non-monetary default, such non-monetary default shall not become an Event of Default

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unless it is not cured within 180 days, provided, however, such 180-day outside date shall not apply during the first five (5) years of the term of the Leases. Each of the Leases shall require Landlord to deliver all notices of default to CEC and Tenant concurrently. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA/Guaranty term sheet.

A default under the Non-CPLV Lease shall not be a default under the CPLV Lease. With respect to the Non-CPLV Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Non-CPLV Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Non-CPLV Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default

If Landlord elects to terminate the Non-CPLV Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be entitled to seek damages from Tenant and any guarantor with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.
Effect of Lease Termination:

If the Non-CPLV Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

The foregoing is subject to the express terms of the MLSA/Guaranty in the event of a Non-Consented Lease Termination (as defined in the MLSA/Guaranty term sheet) of the Non-CPLV Lease or CPLV Lease.

20

REIT Provisions

Each Lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

- Tenant shall not sublet, assign or enter into any management arrangements for the Leased Property pursuant to which subtenant rent would be based on net income or profits of the subtenant in any manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the applicable Lease to fail to qualify as “rents received from real property” within the meaning of Section 856(d) of the Code (or any similar or successor provision thereto), or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

- Landlord shall have the right to assign the Leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

- Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory

Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Non-CPLV Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Non-CPLV Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the Leased Property shall be governed by the law of the state where the Facility is located.

21

EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA	HBR Realty Company, Inc.

2. Harrah’s Council Bluffs	Council Bluffs	IA	Harvey’s Iowa Management Company, Inc. Caesars Entertainment Operating Company, Inc. (parking lot)

3. Harrah’s Metropolis	Metropolis	IL	Players Development, Inc. Southern Illinois Riverboat/Casino Cruises, Inc.

4. Horseshoe Southern Indiana - Vessel	New Albany and Elizabeth	IN	Caesars Riverboat Casino, LLC

5. Horseshoe Hammond	Hammond	IN	Horseshoe Hammond, LLC With Harrah’s Entertainment, Inc. for west parking structure, walkway and pavilion

6. Horseshoe Bossier City	Bossier City	LA	Horseshoe Entertainment Bossier City Land Corporation Bonomo Investment Co LLC

22

7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA	Harrah’s Bossier City Harrah’s Bossier City Investment Company, LLC

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO	Harrah’s North Kansas City, LLC Caesars Entertainment Operating Company

9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS	Biloxi Casino Corp Grand Casino of Mississippi, Inc. Grand Casinos of Biloxi, LLC East Beach Development Corp Grand Casinos Inc.

10. Horseshoe Tunica	Robinsonville	MS	Robinson Property Group LP Sheraton Tunica Corporation (50%) Tunica Partnership LP

11. Tunica Roadhouse	Robinsonville	MS	Tunica Roadhouse Corporation

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ	Boardwalk Regency Corporation Caesars New Jersey Inc

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13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ	Bally’s Park Place, Inc.

14. Harrah’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc.

15. Harvey’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc. Reno Projects Inc. Caesars Entertainment Operating Company

16. Harrah’s Reno	Reno	NV	Reno Crossroads LLC Caesars Entertainment Operating Company, Inc.

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL	Des Plaines Development Limited Partnership

Racetracks

18. Bluegrass Downs	Paducah	KY	Bluegrass Downs of Paducah, Inc. Players Bluegrass Downs Inc.

Miscellaneous

19. Las Vegas Land Assemblage	Las Vegas	NV	TRB Flamingo LLC Winnick Holdings LLC Koval Investment Company LLC

24

DCH Exchange LLC Las Vegas Resort Development Inc. 190 Flamingo LLC Hole in the Wall LLC

20. Harrah’s Airplane Hangar	Las Vegas	NV	Caesars Entertainment Operating Company, Inc.

25

EXHIBIT B

CPLV Facilities

1. Caesars Palace (including the leasehold for Octavius Tower[11])	Las Vegas	NV	Caesars Palace Realty Corp

[11]	Inclusion of Octavius Tower is subject to compliance with debt documents to which the landlord of the Octavius parcel is subject.

26

EXHIBIT C

Real Property to be Transferred to Golf TRS and not Leased to Tenant

GOLF COURSES

Property	City	State	Owner
1. Cascata Golf Course	Boulder City	NV	Park Place Entertainment Corp.

2. Grand Bear Golf Course and Casino	Saucier	MS	Grand Casinos, Inc.

3. Rio Secco Golf Course	Henderson	NV	Rio Development Company, Inc.

4. Chariot Run Golf Course (Horseshoe Southern Indiana)	Elizabeth	IN	Caesars Riverboat Casino LLC

27

EXHIBIT D

Real Property for Potential Sale

LAND PARCELS

Property	City	State	Owner
25. [ ][12]

[12]	To include certain to-be-determined parcels of land not necessary for the operation of the Non-CPLV Facilities or the CPLV Facility.

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EXHIBIT E

Term Sheet re Golf Course Use Agreement[1]

Parties:	[Golf Course TRS/course subsidiaries (“Owner”)] [OpCo]

Overview

Owner and OpCo will enter into a Golf Course Use Agreement pursuant to which OpCo will be granted the right to use each golf course pursuant to the terms and conditions of the Golf Course Use Agreement and Owner will be obligated to grant such use and to operate and maintain each golf course pursuant to the terms and conditions of the Golf Course Use Agreement.

The parties recognize that the golf courses are an amenity relating to the casinos as well as a third-party business open to the public. The terms and conditions of the Golf Course Use Agreement are expected to reflect such understanding.

Term:

The initial term of the Golf Course Use Agreement will be 15 years, with 4 5-year renewals. The initial term and renewals will be coterminous with the Non-CPLV Lease.

OpCo will be required to exercise renewals in connection with the exercise of renewals under the Non-CPLV Lease and will be prohibited from exercising renewals if OpCo elects not to exercise renewal rights under the Non-CPLV Lease. In other words, the Golf Course Use Agreement and the Non-CPLV Lease will be in effect for the same periods. In the event that Opco properly exercises a renewal under the Non-CPLV Lease, the Golf Course Use Agreement will automatically be extended in the same manner without further action by OpCo.

In the event that the Non-CPLV Lease is terminated in accordance with its terms, the Golf Course Use Agreement shall also terminate.

Charges:

OpCo shall pay an amount, based upon the parties’ agreed budget, for the right to use the courses for the first year of the agreement equal to $10.0 million (which $10.0 million sum, as increased in accordance with the terms hereof (including, without limitation, pursuant to the section above title “Rent”), is referred to herein as the “Access Payment”).

The Access Payment shall increase each year during the term of the Golf Course Use Agreement by the Escalator (as defined in the Leases), commencing in the 6th Lease year.

The agreement may contain provisions for additional charges for additional services requested by OpCo.

Payments will be made in monthly installments.

For the avoidance of doubt, OpCo’s obligations to pay the Access Payment and all additional charges due under the Golf Course Use Agreement shall constitute monetary obligations included in the guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

Access:

Owner and OpCo shall agree on the terms under which OpCo will be entitled to priority use of the golf courses.

Such agreement may include, agreements for (i) minimum round guarantees, (ii) exclusive or priority right to rounds during certain times of day for certain days of week/weeks, (iii) exclusive use for certain days for sponsored events, and/or (iv) [other rights to use].

[1]	NTD: The terms of this Exhibit E are subject to golf course due diligence by, and further negotiation with, first lien bondholders.

1

For the avoidance of doubt, Opco may continue to be charged for greens fees and other goods and services at the golf courses (e.g., food and beverage, pro shop, etc.) in a manner consistent with past practice, and Owner will be entitled to all such revenues from Opco, as well as third parties and affiliates (e.g., CERP or CGP).

Maintenance, repair, capital expenditures, taxes, utilities, insurance, etc.:

Owner shall be required to operate and maintain (including, maintenance, repairs and capital expenditures) each course in a manner substantially consistent with past practice.

Owner shall be obligated to provide reasonable and customary insurance coverage as agreed and shall be responsible for all taxes, utilities, and other costs of ownership of the golf courses.

Termination:

Except in the case of casualty or condemnation, the Golf Course Use Agreement may not be terminated by Owner. In the case of casualty or condemnation, the Golf Course Use Agreement will provide for appropriate provisions for relief of Owner’s obligations to permit use of the affected course or courses and to maintain, etc. such courses. It is expected that any insurance or condemnation proceeds will inure to the benefit of Owner. The casualty and condemnation provisions in the Golf Course Use Agreement are expected to reflect provisions substantially similar to those set forth in the Non-CPLV Lease.

The Golf Course Use Agreement may be terminated by OpCo with respect to one or more courses, but such termination shall not relieve or diminish OpCo’s obligation to pay the Access Payments described herein, nor shall any such termination relieve or diminish guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

2

Exhibit A-1

CAESARS ENTERTAINMENT CORPORATION,

as Issuer

5.00% Convertible Senior Notes due 2024

INDENTURE

Dated as of [●], 2017

[●],

as Trustee1

[1]	Second Lien Noteholders to appoint Trustee

-ii-

-iii-

-iv-

-v-

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
312	(a)	2.06
	(b)	13.03
	(c)	13.03
313	(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06
	(c)	7.06
	(d)	4.02; 4.09; 7.06
314	(a)	4.02; 4.09
	(b)	N.A.
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	13.05
	(f)	4.10
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	13.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	13.01

N.A. Means Not Applicable.

Note:	This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

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INDENTURE, dated as of [●], 2017, between CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (together with its successors and assigns, the “Issuer”), and [●], as trustee (the “Trustee”).

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of (i) $[1,119,060,000] aggregate principal amount of the Issuer’s 5.00% Convertible Senior Notes due 2024 issued on the date hereof (the “Original Notes”) and (ii) any Additional Notes issued from time to time (together with the Original Notes, the “Notes”):

Article I.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

“Acquired Indebtedness” means, with respect to the Issuer or its Restricted Subsidiaries:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into the Issuer or its Restricted Subsidiaries or became a Restricted Subsidiary of the Issuer, and

(2) Indebtedness secured by a Lien encumbering any asset that is acquired by the Issuer or any Restricted Subsidiary.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person merges, consolidates or amalgamates with or into the Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of any such acquisition of such assets.

“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (1) beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to give rise to control with respect to the Issuer and (2) each of the Restricted Holders will be deemed to constitute an Affiliate of the Issuer and each Restricted Subsidiary for all purposes of this Indenture, provided that this clause (2) shall not apply, with respect to any Restricted Holder, at any time at which (a) such Restricted Holder does not beneficially own, directly or indirectly, any Equity Interests of the Issuer or any Restricted Subsidiary and (b) no employee, appointee, director, managing member or other agent or representative of such Restricted Holder serves as a director, or has the right to designate a director, on the board of directors of the Issuer or any Restricted Subsidiary.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depository, if any, that are applicable to such matter at such time.

“Asset Sale” means:

(1) the sale, lease, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) by the Issuer or any Restricted Subsidiary, including by means of a merger, consolidation, amalgamation or similar transaction (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer, whether in a single transaction or a series of related transactions, other than to the Issuer or a Wholly-Owned Restricted Subsidiary of the Issuer,

in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment, in each case, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Fundamental Change and with respect to which the Issuer complies with Article XI;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition (in a transaction or series of related transactions) of assets of the Issuer or any Restricted Subsidiary or any issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued, as applicable, have an aggregate Fair Market Value of less than $25.0 million;

(e) any disposition of property or assets, or the issuance of Equity Interests, by (i) a Restricted Subsidiary to the Issuer, or (ii) by a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary of the Issuer;

(f) any exchange (other than with a Person that is an Affiliate of the Issuer) of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business or services (including in connection with any outsourcing arrangements), in each case of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole and, as an additional condition, the Issuer shall have determined that the requirements of this clause (f) have been satisfied;

(g) foreclosure or any similar action with respect to any property or other asset of the Issuer or any Restricted Subsidiary;

(h) any sales or other dispositions of inventory in the ordinary course of business and consistent with past practice;

(i) (i) any grant of any non-exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business or (ii) any grant of any exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business for which the Issuer or a Restricted Subsidiary receives Fair Market Value and which would not materially impair or degrade the value or goodwill of such patents, trademarks, know-how or other intellectual property;

(j) any disposition deemed to arise or occur in connection with any grant of a Permitted Lien;

(k) any disposition of property pursuant to the Call Right Agreements;

(l) any disposition deemed to arise or occur in connection with performance of obligations under an Operations Management Agreement;

(m) [Reserved];

(n) dispositions of accounts receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (exclusive of factoring or similar arrangements);

(o) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur, with respect to this clause (o), in the ordinary course of business;

(p) any disposition expressly contemplated by the Transactions;

(q) any leases, subleases, easements (including grants of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefitting tenants), rights of way, rights of access, dedications of space or other dispositions of property (including in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of a Project (collectively, “Venue Easements”)), licenses or sublicenses with respect to any real or personal property entered into by the Issuer or a Restricted Subsidiary, provided that (A) the Issuer or a Restricted Subsidiary of the Issuer shall be required, as applicable, to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space, to the extent applicable, and (B) such transaction, lease, sublease, easement, license or sublicense (i) is in the ordinary course of business and consistent with past practice and (ii) would not reasonably be expected to materially interfere with, or materially impact or detract from, the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

With respect to clause (f) (with respect to the determination of whether assets of comparable or greater value or usefulness are to be received) above, prior to entering into any such exchange to be recorded under such clause (f), and as a condition to the making of any such exchange, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined, based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of any such exchange exceeds $75.0 million, that such exchange is permitted, setting forth the basis upon which the calculations required by such clause (f) were computed, together with a copy of any required resolutions of the Board of Directors and of any fairness opinion or appraisal required by this Indenture.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement Documents, (including after termination of any such Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, including, without limitation, amounts pursuant to letters of credit.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially own” and “beneficially owned” have a corresponding meaning.

“Bid Solicitation Agent” means the Person appointed by the Issuer, from time to time, to solicit secondary market bid quotations for the Trading Price of the Notes in accordance with Section 10.01(b)(ii) hereof. The Trustee will be the initial Bid Solicitation Agent. The Issuer may appoint another person (other than an Affiliate) as the Bid Solicitation Agent without prior notice to holders.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. Unless otherwise indicated in this Indenture, all references to Board of Directors shall mean the Board of Directors of the Issuer.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary, the General Counsel or an Officer of such Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City or in the city where the Corporate Trust Office of the Trustee is located.

“Call Right Agreements” means each of (i) the Call Right Agreement among [●] and Caesars Entertainment Corporation relating to Harrah’s Atlantic City, (ii) the Call Right Agreement among [●] and Caesars Entertainment Corporation relating to Harrah’s Laughlin and (iii) the Call Right Agreement among [●] and Caesars Entertainment Corporation relating to Harrah’s New Orleans, in each case, as amended, restated, supplemented or otherwise modified from time to time, provided that any such amendment, restatement, supplement or other modification is not less favorable than the terms of such agreements as in effect on the Issue Date, taken as a whole, to the Issuer and its Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares of corporate stock (however designated);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Issuer or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Issuer and its Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Issuer as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Issuer and its Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations or long-term financial obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuer and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are required to be reflected as capitalized costs on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) U.S. dollars and, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, pounds sterling, euros , the national currency of any member state in the European Union (other than Greece, Spain, Portugal or Italy) or such local currencies held by it from time to time in the ordinary course of business;

(2) (i) securities issued or directly and fully guaranteed or insured by the U.S. government or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, securities issued or directly and fully guaranteed or insured by any country that is a member of the European Union (other than Greece, Spain, Portugal or Italy) or, with respect to clauses (i) and (ii), any agency or instrumentality thereof in each case maturing not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization (as defined in Section 3(a)(62) of the Exchange Act) or any international Affiliate thereof);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization (as defined in Section 3(a)(62) of the Exchange Act) or any international Affiliate thereof) and, in each case, maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding one year from the date of acquisition; and

(7) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, subject to Section 10.08, the shares of common stock, par value $0.01 per share, of the Issuer authorized at the date of this Indenture as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Issuer and its Restricted Subsidiaries, determined in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income, including, without duplication, (i) amortization of original issue discount and debt issuance costs, (ii) the interest component of Capitalized Lease Obligations, the lease payments under the Master Lease Agreements, (iii) net payments and receipts (if any) pursuant to interest rate Hedging Obligations (including the amortization of fees), (iv) any non-cash interest payments, (v) interest expense attributable to the actual or implied Indebtedness Incurred in connection with any Sale/Leaseback Transaction, (vi) commissions, discounts and other fees and charges incurred in respect of any financing, letter of credit or bankers’ acceptances; plus (vii) any of the foregoing interest expense on Indebtedness of another Person that is guaranteed by the Issuer or one of its Restricted Subsidiaries or secured by a Lien on assets of the Issuer or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus (viii) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Issuer or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; plus

(2) consolidated capitalized interest of the Issuer and the Restricted Subsidiaries for such period, whether paid or accrued; minus

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to the Issuer and its Restricted Subsidiaries on a consolidated basis, at any date, the ratio of (i) Consolidated Total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the aggregate amount of cash and Cash Equivalents in excess of all Restricted Cash that would be stated on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries and held by the Issuer and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of the Issuer and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case, with respect to an operating unit of a business that the Issuer or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) or discontinued operations (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case, with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in accordance with Regulation S-X of the SEC.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the aggregate of the consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis in accordance with GAAP; provided, however, that, without duplication:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, including one time costs and expenses relating to, (a) curtailments or modifications to pension and post-retirement employee benefit plans, (b) reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and facilities closing costs, (c) acquisition integration costs, (d) facilities opening costs, (e) project start-up costs, (f) business optimization costs, (g) the hiring of professionals in connection with IT, accounting and systems optimization programs or the implementation of programs for efficiency gains, and (h) the Transactions, in each case, shall be excluded up to a maximum of (i) $20.0 million for fiscal year 2017, and (ii) the greater of (x) $10.0 million and (y) [●]% of Consolidated Net Income [ clause (ii)(y) will initially be set to reflect $10.0 million] per year thereafter.

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, or charges resulting from the adoption of fresh start accounting (including reorganization charges and election of push-down accounting principles), shall be excluded;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of the Issuer, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) [Reserved];

(10) any impairment charges or asset write-offs, and the amortization of intangibles, in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash compensation charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12) [Reserved];

(13) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes in accruals and reserves as a result of adoption or modification of accounting policies shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of the Issuer and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17) (a) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period), provided that any amounts included based on this clause (b) of this paragraph (17) that exceed $25.0 million shall be approved by the Board of Directors for purposes of compliance with clause (b) of this paragraph (17); and

(18) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Net Income).

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from the Issuer’s Subsidiaries (both Restricted Subsidiaries and Unrestricted Subsidiaries) to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section 4.04 pursuant to clauses (4) of the definition of “Cumulative Credit.”

“Consolidated Non-Cash Charges” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of the Issuer and the Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the provision for taxes based on income, profits or capital, including, without limitation, federal, state, franchise, property, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations).

“Consolidated Total Indebtedness” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (excluding any Hedging Obligations, undrawn letters of credit and the deferred and unpaid purchase price of any property or services), plus (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” means a director who either was a member of the Board of Directors of the Issuer on the Issue Date or who becomes a member of the Board of Directors of the Issuer subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Issuer is duly approved by a majority of the Continuing Directors on the Board of Directors of the Issuer at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Issuer on behalf of the entire Board of Directors of the Issuer in which such individual is named as nominee for director.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Indenture is located at [●], or such other address as the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).

“Conversion Price” means, in respect of each Note, as of any date, $1,000 divided by the Conversion Rate in effect on such date.

“Conversion Rate” means initially 20.405542 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“Credit Agreement” means (i) (A) the credit agreement, dated as of the Issue Date, among CEOC, LLC, the guarantors named therein, the financial institutions named therein, and [●], as Administrative Agent and Collateral Agent (the “OpCo Credit Agreement”), (B) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC and the other borrowers named therein, the institutions named therein and Citicorp North America, Inc., as Administrative Agent and (C) First Lien Credit Agreement, dated as of May 8, 2014, among Caesars Growth Properties Parent, LLC, Caesars Growth Properties Holdings, LLC, the institutions named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreements referred to in clause (i) remain outstanding, if designated by the Issuer in

[2]

Based on (i) the assumptions reflected in the Summary of Principal Economic Terms in Exhibit B to Exhibit 99.1 of the Current Report on Form 8-K of Caesars Entertainment Corp. dated September 27, 2016, (ii) an assumed 100 million shares outstanding, prior to giving effect to the conversion of any Notes and (iii) the assumption that the Issuer repurchases $1,200 million shares of Common Stock in connection with the Plan. To be updated based on actual share count.

connection with a concurrent refinancing of Bank Indebtedness to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period), from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case of such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or trust established by the Issuer or any of its Restricted Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash after the Issue Date (other than Refunding Capital Stock and Disqualified Stock), plus

(4) 100% of the aggregate amount received by the Issuer or any of its Restricted Subsidiaries in cash received by the Issuer or any of its Restricted Subsidiaries after the Issue Date from:

(a) the sale or other disposition (other than to the Issuer or any of its Restricted Subsidiaries) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions in cash of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any Restricted Subsidiary), in each case excluding Restricted Investments in any Unrestricted Subsidiaries, equal to the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, or

(b) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value of the Investment of the Issuer or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such investment shall exceed $25.0 million shall be approved pursuant to a board resolution by the Board of Directors) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

“Daily Conversion Value” means, for each of the 20 consecutive VWAP Trading Days during any Observation Period, one-twentieth (1/20th) of the product of (i) the Conversion Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP on such VWAP Trading Day.

“Daily VWAP” means, for each of the 20 consecutive VWAP Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CZR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disclosure Statement” means the disclosure statement to the Plan, as amended and supplemented, filed in the jointly administered proceedings commenced by [CEOC] and certain affiliated debtors, titled In re Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 in the United States Bankruptcy Court for the Northern District of Illinois.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the Consolidated Net Income for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-Cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence, modification or repayment of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Incurrence of the Notes and the Bank Indebtedness and (ii) any amendment or other modification of the Notes or other Indebtedness; plus

(6) [Reserved]; plus

(7) [Reserved]; plus

(8) any costs or expense Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9) Pre-Opening Expenses;

less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock).

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means the Indebtedness of the Issuer and its Restricted Subsidiaries that is outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or property other than cash, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing, able and unaffiliated buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Tier Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned directly by such Person (and not by one or more Subsidiaries of such Person).

“Fixed Charges” means, with respect to the Issuer and its Restricted Subsidiaries, on a consolidated basis, for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; and

(2) all cash and non-cash dividends paid, declared, accrued or accumulated on any series of Preferred Stock or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries except for dividends payable in the Issuer’s Capital Stock (other than Disqualified Stock) or paid to the Issuer or to a Wholly Owned Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Subsidiary.

A “Fundamental Change” will be deemed to have occurred if any of the following occurs after the time the Original Notes are originally issued:

(1) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2) the consummation of (A) any share exchange, exchange offer, tender offer, reclassification, recapitalization, consolidation, amalgamation or merger of the Issuer pursuant to which all of the Common Stock will be converted into cash, securities or other property; or (B) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than one of the Restricted Subsidiaries; provided that a transaction described in clause (A) above pursuant to which the persons that “beneficially owned”, directly or indirectly, Issuer’s Voting Stock immediately prior to such transaction “beneficially own”, directly or indirectly, at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Fundamental Change”;

(3) the holders of Issuer’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with this Indenture);

(4) the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

(5) the first day on which Continuing Directors cease to constitute at least a majority of the Board of Directors of the Issuer;

provided, however, a “Fundamental Change” will not be deemed to have occurred if at least 90% of the consideration paid for Common Stock in a transaction or transactions described under clause (2) above, excluding cash payments for any fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common equity listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market, or The NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted promptly after such transaction, and, as a result thereof, such consideration becomes the Reference Property for the Notes.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary (but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment) or any other Person that does not constitute a Subsidiary of such Person.

“Gaming Authorities” means, in any jurisdiction in which the Issuer or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Issue Date have, jurisdiction over the gaming activities of the Issuer or any of its Subsidiaries, or any successor to such authority or (b) is, or may at any time after the Issue Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino or gaming businesses or activities of the Issuer or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, or take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part (including, without limitation, by way of pledge of assets or through letters of credit and reimbursement agreements in respect thereof); provided, that the term “guarantee” does not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any:

(1) currency exchange, interest rate (whether from fixed to floating or from floating to fixed) or commodity swap agreements, currency exchange, interest rate or commodity cap and/or collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Indebtedness and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred on such date for the purposes of Section 4.03 but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.06. The accretion of original issue discount will not be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, including, without limitation, indebtedness evidenced by bonds, notes, debentures or similar instruments, (b) in respect of letters of credit, bankers’ acceptances or other similar instruments (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property or services (except any such balance that constitutes (i) trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto or such services are completed, as the case may be, (d) in respect of Capitalized Lease Obligations, and (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than (a) by endorsement of negotiable instruments for collection in the ordinary course of business and (b) ordinary course performance guarantees that do not guarantee Indebtedness); and

(3) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed (A) not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under the Master Leases (including, for the avoidance of doubt, the guarantee of such Obligations) and (B) for the avoidance of doubt, to include, without duplication, the guarantee by the Issuer of any Indebtedness of CEOC LLC or any of the Subsidiaries of CEOC LLC.

The amount of Indebtedness of any Person will be deemed to be:

(A) with respect to Contingent Obligations that constitute Indebtedness, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Indebtedness secured by a Lien on an asset of such Person, but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness;

(C) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; provided, however, that (1) the amount of Indebtedness outstanding at any date of determination will include the increase in the amount of such Indebtedness in connection with any amortization of original issue discount and (2) in the event of any bankruptcy or reorganization of the Person which has Incurred the Indebtedness, then the full face amount of such Indebtedness will be deemed to be outstanding;

(D) with respect to any Hedging Obligation, the net amount payable if the applicable Hedging agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Restricted Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States (other than Greece, Spain, Portugal or Italy) customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct and indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or other extensions of credit, or capital contributions (excluding travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, as applicable, together with all items that are, or are required to be, classified as investments on a balance sheet prepared in accordance with GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 4.18, the Issuer or Restricted Subsidiary, as applicable, will be deemed to have made an Investment on the date of any such sale or disposition or designation, as applicable, equal to the Fair Market Value of the Issuer’s or Restricted Subsidiary’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.04. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.18. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which the Original Notes are issued under this Indenture.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, the “Last Reported Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the mid-point of the last bid and last ask prices for the Common Stock on the relevant Trading Day obtained by a nationally recognized independent investment banking firm selected by the Issuer for this purpose. Any such determination will be conclusive absent manifest error.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or a Master Lease or an agreement to sell assets or property be deemed to constitute a Lien.

“Make-Whole Fundamental Change” means any event that (i) is a Fundamental Change (subject to any exceptions or exclusions to the definition thereof) or (ii) would be a Fundamental Change, but for the proviso in clause (2) of the definition of “Fundamental Change.”

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Common Stock of the Issuer on the date of the declaration of an annual dividend multiplied by (ii) the arithmetic mean of the Last Reported Sale Price per share of such Common Stock for the 30 consecutive Trading Days immediately preceding the date of declaration of such dividend.

“Market Disruption Event” means, if the Common Stock is listed for trading on The NASDAQ Stock Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Master Lease” means each of (i) the Master Lease (CPLV) among the Issuer, each Subsidiary of the Issuer party thereto and [CPLV Landlord] and (ii) the Master Lease (Non-CPLV) among the Issuer, each Subsidiary of the Issuer party thereto and [Non-CPLV Landlord], in each case, as amended, restated, supplemented or otherwise modified from time to time so long as such amendments, restatements, supplements or modifications are not less favorable than the terms of such agreements as in effect on the Issue Date, taken as a whole, to the Issuer and its Restricted Subsidiaries.

“Maturity Date” means [●], 2024.

“MLSA” means each of (i) the Management and Lease Support Agreement (CPLV) among OpCo, [●], as Manager, the Issuer, as Guarantor, and [CPLV Landlord] and (ii) the Management and Lease Support Agreement (Non-CPLV) among OpCo, [●], as Manager, the Issuer, as Guarantor, and [Non-CPLV Landlord], in each case, as amended, restated, supplemented or otherwise modified from time to time so long as such amendments, restatements, supplements or modifications are not less favorable than the terms of such agreements as in effect on the Issue Date, taken as a whole, to the Issuer and its Restricted Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration actually received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto or whether such Asset Sale qualifies for non-recognition treatment under Section 1031 of the Code), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction, and any amounts as a reserve in respect of the sale price of such asset or assets in accordance with GAAP.

“New CEC Common Equity Additional Buyback Amount” shall have the meaning set forth in the Plan as in effect on the Issue Date.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or a Restricted Subsidiary which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, provided that guarantees of performance by any Person shall not constitute a guarantee of a guarantor, as contemplated by clause (1)(b) so long as any such performance guarantee does not include or constitute a guarantee of Indebtedness;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on any Indebtedness or cause the payment of any Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Notes Obligations” means Obligations in respect of the Notes and this Indenture.

“Obligations” means all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of any principal (when due upon acceleration, upon redemption, upon mandatory repayment or repurchase, or otherwise), premium, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and other amounts accruing during the pendency of any bankruptcy, insolvency, reorganization or similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Observation Period” means, with respect to any Note surrendered for conversion, the 20 consecutive VWAP Trading Days beginning on, and including, the third VWAP Trading Day after the Conversion Date.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in this Indenture, and delivered to the Trustee.

“OpCo First Lien Notes” means CEOC LLC’s First-Priority Senior Secured Floating Rate Notes due 2023 to be issued on the Issue Date in an aggregate principal amount of $[●].

“OpCo Second Lien Notes” means CEOC LLC’s Second-Priority Senior Secured Notes due 2024 to be issued on the Issue Date in an aggregate principal amount of $[●].

“Open of Business” means 9:00 a.m., New York City time.

“Operations Management Agreement” means each MLSA and any other operating management agreement or shared services agreement that is in effect on the Issue Date entered into by the Issuer or any of the Restricted Subsidiaries with the Issuer or with any other direct or indirect Subsidiary of the Issuer and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means, with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received as consideration in connection with an Asset Sale made pursuant to and in compliance with the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or any Investment consisting of any extension or renewal of any Investment existing on the Issue Date on the same terms as in existence on the Issue Date; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) [Reserved];

(7) any Investment acquired by the Issuer or any Restricted Subsidiary from persons who are not Affiliates (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments represented by Hedging Obligations permitted under Section 4.03(b)(x);

(9) any Investment by the Issuer or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed $300.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $650.0 million million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) (x) loans and advances to officers or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice and (y) advances to employees in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock), provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) or (3) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (viii), (xi) and (xii)(B) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business and consistent with past practice;

(15) [Reserved];

(16) Investments consisting of (a) any grant of any non-exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business; or (b) any grant of any exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business for which the Issuer or a Restricted Subsidiary receives Fair Market Value and which would not materially impair or degrade the value or goodwill of such patents, trademarks, know-how or other intellectual property;

(17) [Reserved];

(18) [Reserved];

(19) [Reserved];

(20) additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, of $300.0 million; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business and consistent with past practice; and

(23) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, not to exceed $200.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

With respect to clauses (9), (10), (20) and (23) above, if any such proposed Permitted Investment or series of related Permitted Investments involves the transfer of assets or property, other than cash, then prior to making any such Permitted Investment or series of related Permitted Investments, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined, based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of any such investment exceeds $75.0 million, that the Investment (or series of related Investments) is permitted, setting forth the basis upon which the calculations required by such to clauses (9), (10), (20) and (23) were computed, together with a copy of any required resolutions of the Board of Directors and of any fairness opinion or appraisal required by this Indenture.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for taxes contested in good faith or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) solely with respect to Restricted Subsidiaries of the Issuer, Liens securing Obligations in an aggregate principal amount not to exceed the aggregate principal amount of Indebtedness Incurred pursuant to Section 4.03(a);

(7) Liens existing on the Issue Date after giving effect to the Transactions (other than those permitted by clause (6) of this definition) and Liens required to be Incurred, to the extent required, pursuant to the Master Leases, provided that, except as permitted by this paragraph (7) pursuant to any Master Lease, in no event shall the Issuer, subsequent to the Issue Date, directly or indirectly create, Incur, assume or suffer to exist any Lien on the Capital Stock or Equity Interests of (i) any Subsidiary that is a First-Tier Subsidiary on the Issue Date or (ii) any newly-created First-Tier Subsidiary that, subsequent to the Issue Date, acquires or otherwise owns or controls any Equity Interests of such First-Tier Subsidiaries identified in (i);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including any after acquired property to the extent it would have been subject to the original Lien); provided, however: that (1) such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary and (2) that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, consolidation or amalgamation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness incurred pursuant to clause (xvi) of Section 4.3(b)) are not created or Incurred in connection with, or in contemplation of, such acquisition or transaction; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition or property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) [Reserved];

(11) Liens securing Hedging Obligations permitted to be Incurred under this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the assets securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases (including, without limitation, the Master Leases) and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15) Solely with respect to Restricted Subsidiaries of the Issuer, Liens in favor of the Issuer or any Restricted Subsidiary;

(16) [Reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) [Reserved];

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (11) and (15) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6);

(21) Liens on equipment of the Issuer or its Restricted Subsidiaries granted in the ordinary course of business to the client of the Issuer or the applicable Restricted Subsidiary at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) [Reserved];

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to, and required by, any joint venture or similar agreement, entered into in the ordinary course of business and consistent with past practice;

(27) [Reserved];

(28) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29) [Reserved];

(30) easements, covenants, rights of way or similar instruments described in (q) of the definition of “Asset Sale” or otherwise entered into in connection with the Transactions, which in each case do not materially impact a Project in an adverse manner; and

(31) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Issuer or a Restricted Subsidiary designed (A) to merge one or more of the separate parcels thereof together so long as the entirety of each such parcel shall be owned by the Issuer or a Restricted Subsidiary, (B) to separate one or more of the parcels thereof together so long as the entirety of each resulting parcel shall be owned by the Issuer or a Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means that certain confirmed [    ] Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code for Caesars Entertainment Operating Company and certain affiliated debtors, dated [•], 2016 filed in the jointly administered proceedings commenced by Caesars Entertainment Operating Company, Inc. and certain affiliated debtors, titled In re Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 in the United States Bankruptcy Court for the Northern District of Illinois.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses,” “project open costs” or any similar or equivalent caption on the applicable financial statements of the Issuer and the Restricted Subsidiaries for such period, prepared in accordance with GAAP and consistent with industry practice.

“Project” means each project of the Issuer or a Restricted Subsidiary to develop, construct or operate a Similar Business which is either a new Project or a new feature of an existing Project.

“[PropCo]” means [●].

“[PropCo Merger Sub]” means [●].

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Date” has the meaning specified in Exhibit A hereto.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under this Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting customary “cage cash.”

“Restricted Holders” means (i) Hamlet Holdings, LLC and any of its Affiliates, (ii) Apollo Global Management, LLC and any of its Affiliates and (iii) TPG Capital, L.P. and any of its Affiliates, including, in each case, for the avoidance of doubt, any of their respective portfolio companies. For the avoidance of doubt, Restricted Holders shall not include the Issuer or any of its Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer. As of the Issue Date, the companies identified on Schedule I to this Indenture are Restricted Subsidiaries.

“Reversion Date” means the date on which one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the credit rating assigned to the Notes below an Investment Grade Rating.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to another Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means any business conducted by the Issuer and its Subsidiaries as of the Issue Date and any reasonable extension, development or expansion thereof or any business or activity of the kind that is reasonably similar, related or complementary thereto or incidental or ancillary thereto.

“Stated Maturity” means (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of, or interest on, any Indebtedness, the date specified as the fixed date on which such installment is due and payable, as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Indebtedness” means any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Trading Day” means a Scheduled Trading Day on which (i) there is no Market Disruption Event, and (ii) trading in the Common Stock generally occurs on The NASDAQ Stock Market or, if the Common Stock is not then listed on The NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

“Transactions” means (i) the issuance of the Notes, the OpCo First Lien Notes and the OpCo Second Lien Notes and the entry into of the OpCo Credit Agreement, (ii) the formation of [PropCo] and its Subsidiaries and the transfer of assets from the Issuer and its Subsidiaries to [PropCo] and its Subsidiaries as contemplated by the Plan, (iii) the formation of [PropCo Merger Sub] and the merger of [PropCo Merger Sub] with and into [PropCo], with [PropCo] as the surviving entity, (iv) the execution, delivery and performance of each Master Lease and MLSA, (v) the merger of Caesars Acquisition Company with and into the Issuer, with the Issuer remaining as the surviving entity, (vi) other transactions referred to in or expressly contemplated by the Plan, and (vii) in each case, the other transactions expressly contemplated by or entered into in connection therewith.

“Transfer Agent” means, initially, Computershare Trust Company, N.A., in its capacity as the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.07, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time from Persons who are not Affiliates of the Issuer;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, provided that, clause (a) shall not apply to the extent the Issuer or any Restricted Subsidiaries is able to make, and does make, any such subscription by using an available Permitted Investment; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

As of the Issue Date, the following companies are Unrestricted Subsidiaries: [            ].

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or other governing body of such Person.

“VWAP Trading Day” means a Scheduled Trading Day on which (i) there is no VWAP Market Disruption Event and (ii) trading in the Common Stock generally occurs on The NASDAQ Stock Market or, if the Common Stock is not then listed on The NASDAQ Stock Market, on the principal other

U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “VWAP Trading Day” means a “Business Day.”

“VWAP Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02         Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Applicable Price”	10.07(c)
“Asset Sale Offer”	4.06(b)
“Asset Sale Offer Period”	4.06(e)
“Bankruptcy Law”	6.01
“Clearstream”	Appendix A
“Conversion Agent”	2.04(a)
“Conversion Notice”	10.02(a)
“Covenant Suspension Event”	4.16
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Disqualified Holder”	2.15
“Distributed Property”	10.05(c)
“Euroclear”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Excess Shares”	10.03(a)(iv)
“Fundamental Change Expiration Time”	11.03(a)
“Fundamental Change Notice”	11.02(a)
“Fundamental Change Purchase Date”	11.01
“Fundamental Change Purchase Offer”	11.01
“Fundamental Change Purchase Price”	11.01
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Increased Amount”	4.12(c)
“Initial Default”	6.01
“Issuer”	Preamble
“Make-Whole Applicable Increase”	10.07(b)
“Make-Whole Cap”	10.07(b)
“Make-Whole Consideration”	10.07(a)
“Make-Whole Conversion Period”	10.07(a)
“Make-Whole Effective Date”	10.07(b)
“Mandatory Conversion”	10.13(a)
“Mandatory Conversion Date”	10.13(b)
“Mandatory Conversion Notice”	10.13(b)
“Mandatory Conversion Notice Date”	10.13(b)
“Mandatory Conversion Trigger Period”	10.13(a)
“Notes”	Preamble
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Expiration Date”	10.05(e)
“Original Notes”	Preamble
“Ownership Limit”	10.03(a)(iv)
“Paying Agent”	2.04(a)

Term	Defined in Section
“protected purchaser”	2.08
“Reference Property”	10.08(a)
“Refinancing Indebtedness”	4.03(b)
“Refunding Capital Stock”	4.04(b)
“Registrar”	2.04(a)
“Regulatory Compliance”	10.03(a)(iv)
“Restricted Payment”	4.04(a)
“Retired Capital Stock”	4.04(b)
“Reversion Date”	4.16
“Settlement Amount”	10.03(a)(ii)
“Share Exchange Event”	10.08(a)
“Spin-Off”	10.05(c)
“Successor Issuer”	5.01(a)(i)
“Suspended Covenants”	4.16
“Trigger Event”	10.05(c)
“Valuation Period”	10.05(c)
“Venue Easements”	1.01

SECTION 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated in and made part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer thereof dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(j) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Article II.

THE NOTES

SECTION 2.01    Amount of Notes. The aggregate principal amount of Original Notes which may be authenticated and delivered under this Indenture on the Issue Date is $[1,119,060,000].

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 4.06(f), 11.06 or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Original Notes, including any Additional Notes, shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Original Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number, if applicable.

SECTION 2.02 Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Original Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $2,000.

SECTION 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer (a) Original Notes for original issue on the date of this Indenture in an aggregate principal amount of $[1,119,060,000], (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Original Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess of $2,000.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04 Registrar, Paying Agent and Conversion Agent.

(a) The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”) and (iii) an office or agency where the Notes may be presented for conversion (the “Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer, exchange, repurchase, redemption and conversion. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as Registrar, Paying Agent, Conversion Agent and the Notes Custodian with respect to the Global Notes.

(b) The Issuer may enter into an appropriate agency agreement with any Registrar, Paying Agent or Conversion Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent, Registrar or Conversion Agent.

(c) The Issuer may remove any Registrar, Paying Agent or Conversion Agent upon written notice to such Registrar, Paying Agent or Conversion Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent or Conversion Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar, Paying Agent or Conversion Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, Paying Agent or Conversion Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent, Registrar or Conversion Agent only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05 Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and cash interest on any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and cash interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and cash interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

SECTION 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuer and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the

Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuer and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 [Reserved.]

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, conversion, repurchase, redemption or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, conversion, repurchase, redemption, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus 1% per year and interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13 CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.14 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

SECTION 2.15 Mandatory Disposition Pursuant to Gaming Laws. Each Person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any Gaming Authority requires such Person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a Person fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority) or is notified by a Gaming Authority that it shall not be licensed, qualified or found suitable (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) by notice given at least 30 days, but not more than 60 days, before the redemption date, to redeem such Notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to (a) the price required by applicable law or by order of any Gaming Authority, if applicable, or (b) the lesser of (1) the price that such person paid for the Notes (which will be deemed to be 100% of the principal amount of the Notes with respect to the issuance of the Original Notes on the Issue Date) and (2) 100% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, to the earlier of (x) the redemption date or (y) the date of the denial of a license or qualification and/or a finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.

Immediately upon a determination by a Gaming Authority that a holder of Notes shall not be licensed, qualified or found suitable, such Person shall not have any further rights with respect to the Notes to:

(a) exercise, directly or indirectly, any right conferred by the Notes; or

(b) receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Issuer for services rendered or otherwise, except the redemption price of the Notes.

The Issuer shall notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. The Issuer shall not be responsible for any costs or expenses any such holder may Incur in connection with its application for a license, qualification or finding of suitability.

Article III.

NO REDEMPTION

SECTION 3.01 No Redemption. Except as set forth in Section 2.15, the Notes are not subject to redemption or any sinking fund payments.

Article IV.

COVENANTS

SECTION 4.01 Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 12:00 p.m. (New York City time) money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02 Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it is required to file them with the SEC),

(i) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(ii) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(iv) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. In addition, the Issuer will post the reports on its website within the time periods specified in the rules and regulations applicable to such reports and the Issuer will file a copy of each of the reports referred to in sub-clauses (i), (ii) and (iii) of clause (a) above with the SEC for public availability within those time periods (unless the SEC will not accept such a filing).

(c) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and if any such Unrestricted Subsidiaries or any group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

The Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

(d) The Issuer will also hold quarterly conference calls, beginning with the first fiscal quarter ending after the Issue Date, for all holders of the Notes, prospective investors, and securities analysts to discuss such financial information (which conference call may be satisfied by an earnings conference call by the Issuer consistent with past practice) no later than ten Business Days after the distribution of such information required by clauses (i) or (ii) of Section 4.02(a) and, prior to the date of each such conference call, will announce the time and date of such conference call and either include all information necessary to access the call or inform holders of the Notes, prospective investors and securities analysts how they can obtain such information, including, without limitation, the applicable password or login information (if applicable).

SECTION 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Issuer shall not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may Incur, contingently or otherwise, any Indebtedness (including Acquired Indebtedness) and issue any shares of Disqualified Stock, and Restricted Subsidiaries may issue shares of Preferred Stock, in each case, if the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.0 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period;

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) [Reserved];

(ii) [Reserved];

(iii) [Reserved];

(iv) [Reserved];

(v) Indebtedness Incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business and consistent with past practice, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Issuer owed to any Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Restricted Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary is expressly subordinated in right of payment to the Obligations of the Issuer under the Notes and unsecured; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations in the ordinary course of business and that are not Incurred for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice or industry practice;

(xii) [Reserved];

(xiii) [Reserved];

(xiv) any guarantee by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Issuer or Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of the Issuer, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to such obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes;

(xv) the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary which serves to renew, refund, refinance, replace or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (xv) and (xvi) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced or defeased (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being renewed, refunded, refinanced, replaced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, or defeased is subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) any Indebtedness of a Restricted Subsidiary may only be refinanced by that Restricted Subsidiary or another Restricted Subsidiary, any Indebtedness of the Issuer may only be refinanced by the Issuer, and neither the Issuer nor any Restricted Subsidiary may refinance any Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (2) of this clause (xv) will not apply to any refunding or refinancing of any Secured Indebtedness;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred solely to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of the Restricted Subsidiaries in accordance with the terms of this Indenture, provided that after giving effect to such acquisition or merger, consolidation or amalgamation:

(A) either (1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.03(a), or (2) the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries would be no greater than such ratio immediately prior to such acquisition or merger, consolidation or amalgamation;

(B) the Consolidated Leverage Ratio of the Issuer or the Restricted Subsidiary, as the case may be, that Incurred the Indebtedness, Disqualified Stock or Preferred Stock, calculated on a standalone basis (without consolidation), would be no greater than such ratio immediately prior to such acquisition or merger, consolidation or amalgamation; and

(C) the Person to be merged or consolidated into, or amalgamated with, the Issuer or the Restricted Subsidiary, as the case may be, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test (calculated with respect to such Person and its subsidiaries) set forth in Section 4.03(a).

(xvii) [Reserved];

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix) [Reserved];

(xx) [Reserved];

(xxi) [Reserved];

(xxii) [Reserved];

(xxiii) [Reserved]; and

(xxiv) [Reserved].

(c) [Reserved]

The amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness. Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(d) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(e) The amount of any Indebtedness outstanding as of any date will be, in respect of indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of the Indebtedness of the other Persons.

SECTION 4.04 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer or indirect holders of the Issuer’s Equity Interests in their capacity as such (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary of the Issuer;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii) make any payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Issuer except payments of regularly scheduled interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i) and (ii) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (B) thereof), (iv), (x) and (xix) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 4.04(a) shall not prohibit the following provided that, except with respect to clause (i) below, at the time of, and after giving effect to, any Restricted Payment, no Default shall have occurred and be continuing or would occur as a consequence thereof:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration of such dividend or distribution or the consummation of such redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(B) the declaration and payment of dividends on Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to the Issuer) of Refunding Capital Stock;

(C) [Reserved]

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value and is not secured,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any Restricted Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year;

(v) any dividend or distribution on the Equity Interests of Des Plaines Development, L.P., so long as the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(vi) [Reserved];

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved];

(x) other Restricted Payments (other than dividends or distributions on account of the Issuer’s Equity Interests), taken together with all other Restricted Payments made pursuant to this clause (x), in an aggregate amount not to exceed $125.0 million;

(xi) [Reserved];

(xii) [Reserved];

(xiii) [Reserved];

(xiv) any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter (other than dividends, distributions or other payments in respect of Issuer’s Equity Interests), in each case, to the extent permitted by Section 4.07;

(xv) any Restricted Payment made pursuant to an Operations Management Agreement or Master Lease;

(xvi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvii) [Reserved];

(xviii) Restricted Payments by the Issuer or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xix) Dividends or distributions on account of the Issuer’s Equity Interests not otherwise permitted hereby in an aggregate amount per fiscal year of $125.0 million, plus if on the date of declaration of such dividend or distribution by the Issuer with respect to a fiscal year, the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date of declaration is made would have been no greater than 5.5 to 1.00 determined on a pro forma basis, as if the dividend had been made at the beginning of such four-quarter period, dividends for such fiscal year in an amount equal to 10.0% of the amount by which Issuer’s Market Capitalization exceeds $5.0 billion;

(xx) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Fundamental Change Purchase Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Fundamental Change Purchase Offer have been repurchased, redeemed or acquired for value; and

(xxi) the purchase of Common Stock of the Issuer in an amount up to the unused portion of the New CEC Common Equity Additional Buyback Amount.

(c) The amount of any Restricted Payments (other than cash) to be made pursuant to this Section 4.04 (including in connection with any related determination or calculations required by Section 4.18), will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, as a Restricted Payment. Prior to making any Restricted Payment (other than cash) in an amount greater than $25.0 million, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined, based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of any such Restricted Payment exceeds $75.0 million, that such Restricted Payment is permitted, setting forth the basis upon which the calculations required by this Section 4.04 were computed, together with a copy of any required resolutions of the Board of Directors and of any fairness opinion or appraisal required by this Indenture.

SECTION 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Credit Agreement Documents, the Master Leases, and any agreement or other instrument entered into on the Issue Date in connection with the Transactions;

(2) this Indenture and the Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(5) contracts or agreements for the sale of assets, including any restriction with respect to the Issuer or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of the Issuer or Restricted Subsidiary pending the sale or other disposition;

(6) [Reserved];

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary transfer restriction provisions contained in joint venture agreements and other similar agreements entered into in the ordinary course of business and consistent with industry practice;

(9) [Reserved];

(10) customary anti-assignment provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business and consistent with past practice;

(11) [Reserved];

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Issuer or (b) of any Restricted Subsidiary, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(13) [Reserved];

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(15) [Reserved].

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by any the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06 Asset Sales.

(a) The Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(x) the Issuer or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets sold or otherwise disposed of; provided, that consideration reflecting a discount of up to 25% of the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets sold or otherwise disposed of, will satisfy this clause (x) if the Asset Sale (A) relates to the disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), (B) the terms of any such Asset Sale were set forth in the original agreement or other obligation and (C) the Asset Sale is required by an agreement with that Person at the time of such acquisition, and

(y) at least 75% of the consideration therefor received by the Issuer or the Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents, provided that the amount of:

(i) any liabilities of the Issuer or any Restricted Subsidiary (other than liabilities that are owed to Affiliates or that are by their terms subordinated to the Notes), as shown on the Issuer’s or the Restricted Subsidiary’s most recent balance sheet or in the notes thereto, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee, and

(ii) any notes or other obligations or other securities or assets received by the Issuer or any Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 12 months after the Issuer’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary shall apply the Net Proceeds from such Asset Sale, at the Issuer’s option:

(i) to repay Obligations under a Credit Agreement or Secured Indebtedness of the Issuer or a Restricted Subsidiary; provided that, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto in an amount equal to the principal amount so repaid; or

(ii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), fixed assets or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale.

In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that the Issuer or such Restricted Subsidiary shall be deemed to have applied Net Proceeds in accordance with clause (b)(ii) within such 12-month period if, within such 12-month period, it has entered into a binding commitment or agreement to invest such Net Proceeds and applies such Net Proceeds within 18 months after the receipt of such Net Proceeds; provided further, that in the event that such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below) unless the Issuer or such Restricted Subsidiary applies the Net Proceeds to a permitted application within 3 months of such cancellation or termination of the binding commitment. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

Any Net Proceeds in cash from Asset Sales that are not invested or applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all holders of Notes (an “Asset Sale Offer”), and, if required by the terms of any Pari Passu Indebtedness, to holders of any Pari Passu Indebtedness) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness, if applicable), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof, if applicable), plus accrued and unpaid interest (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness, if applicable) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing, or delivering electronically if held by DTC, the notice required pursuant to the terms of Section 4.06(g), with a copy to the Trustee.

To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(f). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or suffer to exist any agreement (other than any agreement governing a Credit Agreement for Indebtedness permitted to be incurred pursuant to Section 4.03(a) and any agreement governing Existing Indebtedness) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Issuer to make an Asset Sale Offer.

(e) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On or before the purchase date, the Issuer shall irrevocably deposit by 10:00 a.m. New York City time with the Paying Agent an amount equal to the purchase price in respect of all Notes or portions of Notes that have been properly tendered to and are to be accepted by the Issuer. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Asset Sale Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price.

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Asset Sale Offer Period more Notes (and Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness, as applicable, shall be made pursuant to the terms of such Pari Passu Indebtedness.

(g) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.07 Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, convey, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) unless the following conditions are satisfied, provided that this Section 4.07 shall not apply in connection with any Affiliate Transaction for which (i) the aggregate consideration is less than $25.0 million and (ii) Affiliate status is not the result of any Restricted Holder being a party to the prospective Affiliate Transaction:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or such Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving (i) aggregate consideration in excess of $50.0 million or (ii) Affiliate status resulting from any Restricted Holder being a party to the prospective Affiliate Transaction, the Issuer delivers to the Trustee a resolution adopted in good faith by the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving (i) aggregate considerations in excess of $75.0 million or (ii) Affiliate status resulting from any Restricted Holder being a party to the prospective Affiliate Transaction, the Issuer delivers an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing, provided that the requirements of this clause (iii) shall not apply with respect to an Affiliate Transaction where the sole basis for Affiliate status is Issuer’s ownership of 10% or more of a class of Equity Interests of a Person and no Restricted Holder holds any Equity Interests of such Person.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) [Reserved];

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary, or any direct or indirect parent of the Issuer;

(v) [Reserved];

(vi) [Reserved];

(vii) payments or loans (or cancellation of loans) to officers, directors or employees which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

(viii) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not any less favorable to the holders of Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(ix) the entering into of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of any transaction, agreement or arrangement [described in the [Disclosure Statement]3] and, in each case, any amendment thereto; provided, however, that the entering into, or the performance by the Issuer or any Restricted Subsidiary of its obligations under, any amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not any less favorable to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(x) the execution of the Transactions, and the payment of all fees and expenses related to the Transactions or contemplated by the Transactions;

(xi) any transactions made pursuant to any Operations Management Agreement or Master Lease in the ordinary course of business;

(xii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are on terms at least as favorable as could be obtained at such time from an unaffiliated party;

(xiii) [Reserved];

(xiv) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(xv) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

[3]	Note to Draft: To be confirmed.

(xix) [Reserved];

(xx) [Reserved];

(xxi) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(xxii) any employment agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business.

(c) With respect to the value of any Affiliate Transactions whose consideration is to be made in assets or property (meaning, other than cash), the value of any such consideration will be the Fair Market Value on the date of the Affiliate Transaction of such assets or property. Prior to making an Affiliate Transaction involving aggregate consideration in excess of $50.0 million, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the disinterested members of the Board of Directors of the Issuer have determined that such Affiliate Transaction is permitted, together with a copy of any required resolutions of the Board of Directors.

(d) Notwithstanding anything in this Section 4.07 to the contrary, in no event shall the Issuer or any of its Restricted Subsidiaries enter into, or make any payments under, any management agreement or other similar agreement with any Restricted Holder that provides for the payment of management, advisory or other similar fees to any such Restricted Holder.

SECTION 4.08 [Reserved].

SECTION 4.09 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on December 31, 2017, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee promptly and in any event within ten days after any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.10 Further Instruments and Acts. The Issuer shall, and shall cause its Restricted Subsidiaries to, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11 [Reserved].

SECTION 4.12 Liens.

(a) (i) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, Incur, assume or suffer to exist any Lien that secures any Indebtedness on any asset or property of the Issuer or any Restricted Subsidiary unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien, (A) except Permitted Liens, and (B) notwithstanding the above or any other provision of this Indenture (including with respect to any Permitted Lien other than paragraph (7) thereof, to the extent set forth therein), in no event shall the Issuer, directly or indirectly create, Incur, assume or suffer to exist any Lien on the Capital Stock or Equity Interests of (i) any Subsidiary that is a First-Tier Subsidiary on the Issue Date or (ii) any newly-created First-Tier Subsidiary that, subsequent to the Issue Date, acquires or otherwise owns or controls any Equity Interests of such First-Tier Subsidiaries identified in (i).

(ii) Any Lien that is granted to secure the Notes under this Section 4.12(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes.

(a) For purposes of determining compliance with this Section 4.12, (a) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (b) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the clauses of the definition of “Permitted Liens” or pursuant to Section 4.12(a) and in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a).

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of any of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

SECTION 4.13 Business Activities. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

SECTION 4.14 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange or conversion and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee as set forth in Section 13.02.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.15 Payments for Consents. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.16 Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Issuer and the Restricted Subsidiaries shall not be subject to Sections 4.03 and 4.04 (collectively the “Suspended Covenants”).

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

The Issuer shall promptly upon its occurrence (1) deliver to the Trustee an Officer’s Certificate notifying the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date, and the date thereof and (2) notify or disclose to Note holders the occurrence of any Covenant Suspension Event. The Trustee shall not have any obligation to monitor the occurrence or dates of any Covenant Suspension Event or Reversion Date and may rely conclusively on such Officer’s Certificate.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or 4.03(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03(a) or 4.03(b) such Indebtedness or Disqualified Stock or

Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.04(a). As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or their Restricted Subsidiaries during the Suspension Period.

For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

SECTION 4.17 Taxes. The Issuer will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Notes.

SECTION 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i) the Issuer could make the Restricted Payment which is deemed to occur upon such designation under Section 4.04 equal to the Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such Subsidiary at the time of such designation;

(ii) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(iii) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation; and

(iv) the Issuer delivers to the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.04.

(b) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.04 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer.

(c) If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an “Unrestricted Subsidiary,” then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.03, the Issuer will be in default of such covenant.

(d) The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer if:

(i) the Issuer and its Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under the covenant described under Section 4.03, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period following such designation;

(ii) the designation would not constitute or cause a Default or Event of Default; and

(iii) the Issuer delivers to the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under the covenant described above under Section 4.03.

Article V.

SUCCESSOR ISSUER

SECTION 5.01 When Issuer May Merge or Transfer Assets.

(a) Subject to the provisions of Section 5.01(b), the Issuer shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a corporation that is a wholly-owned Restricted Subsidiary shall become a co-obligor of the Notes;

(ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.03(a); or

(B) the Consolidated Leverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be no greater than or equal to such ratio for such prior Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(v) [Reserved]

(vi) the Successor Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or sale, assignment, transfer, lease, conveyance or other disposition, as the case may be, and such supplemental indentures (if any) comply with this Indenture.

For the purposes of this Section 5.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Issuer to another Person, which properties and assets, if held by the Issuer instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer to another Person.

(b) The Successor Issuer (if other than the prior Issuer) will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of Section 5.01(a), (a) the Issuer or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) This Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Article VI.

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. An “Event of Default” occurs with respect to Notes if:

(a) there is a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) the failure by the Issuer or any Restricted Subsidiary to comply (for 60 days following notice with respect to such failure to comply) with its other agreements and obligations contained in the Notes or this Indenture (other than a default referred to in clause (a) or (b) above); provided that in the case of a failure to comply with Section 4.02, such period of continuation of such default or breach shall be 90 days following notice with respect to such failure to comply);

(d) the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(e) either the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against either the Issuer or a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of either the Issuer or a Significant Subsidiary or for any substantial part of their property; or

(iii) orders the winding up or liquidation of either the Issuer or a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(g) failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(h) [Reserved];

(i) the Issuer fails to satisfy its conversion obligations upon exercise of holder’s conversion rights pursuant hereto (including the failure to pay the Make-Whole Consideration, if any, in connection with such conversion) or upon a Mandatory Conversion and such failure continues for a period of five Business Days; or

(j) the Issuer fails to timely provide a Fundamental Change Notice as required by the provisions of this Indenture, or fails to timely provide any notice pursuant to, and in accordance with, Section 10.07(e), and such failure continues for a period of five Business Days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a default under clause (c) above shall not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (c) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Issuer shall deliver to the Trustee, within five (5) Business Days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or propose to take with respect thereto.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then, at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action. In addition, any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.02 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.02 Acceleration. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in Section 6.01(d) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy.  To the extent required by law, all available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuer, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05 Control by Majority. The holders of a majority in principal amount of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Trust Officers shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture unless:

(i) such holder has previously given the Trustee notice that an Event of Default is continuing,

(ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii) such holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense,

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

SECTION 6.07 Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuer its creditors or its property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10 Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuer’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (acting in any capacity hereunder or in connection herewith, including any predecessor Trustee) for amounts due under Section 7.07;

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article VII.

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (d) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

(h) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

SECTION 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely on any and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) Subject to Section 7.01(c), the Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be deemed to have knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or breach of any representation, warranty, covenant or duty made in this Indenture. Delivery of reports, information and documents under Section 4.02 of this Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any of the information therein including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates provided to it by the Issuer).

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Conversion Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, if any, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. In accepting the trust hereby created, the Trustee acts solely as Trustee for the holders of the Notes and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warrant, or covenant, or agreement of any Person, other than the Trustee made in this Indenture.

SECTION 7.05 Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each holder notice of the Default within 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice if it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the holders. The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

SECTION 7.06 Reports by Trustee to the Holders. As promptly as practicable after each [●] beginning with the [●] following the date of this Indenture, and in any event prior to [●] in each year, the Trustee shall mail to each holder a brief report dated as of such [●] that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to the holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee (acting in any capacity hereunder or in connection herewith) from time to time such compensation, as the Issuer and the Trustee shall from time to time agree in writing, for the Trustee’s acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee (acting in any capacity hereunder or in connection herewith) upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee (acting in any capacity hereunder or in connection herewith), including its officers, directors, employees and agents, and shall hold them harmless, against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any holder or any other Person). The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer needs not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or gross negligence.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section shall survive the satisfaction and discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee or the termination for any reason of this Indenture. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08 Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuer. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation or banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated herein.

Article VIII.

DISCHARGE OF INDENTURE

SECTION 8.01 Discharge of Liability on Notes.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust pursuant to the second paragraph of Section 8.04) have been delivered to the Trustee for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer has paid all other sums payable under this Indenture; and

(iii) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Notwithstanding clause (a) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII and Article X shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07 and 8.06 shall survive such satisfaction and discharge.

SECTION 8.02 [Reserved].

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money deposited with it pursuant to this Article VIII. It shall apply the deposited money through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged.

SECTION 8.04 Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money held by it as provided in this Article which, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05 [Reserved].

SECTION 8.06 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or shares of Common Stock, or both, as the case may be, in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or and shares of Common Stock in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or shares of Common Stock, if any, held by the Trustee or any Paying Agent.

Article IX.

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of the Holders.

(a) The Issuer and the Trustee may amend this Indenture or the Notes without notice to or consent of any holder, provided that such amendment does not adversely affect the rights of any holder of Notes, it being understood that the taking of any action otherwise expressly contemplated by this Indenture shall not be adverse to the rights of such holders:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under this Indenture and the Notes;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv) to add a guarantor or collateral with respect to the Notes or to secure the Notes;

(v) to permit the Transactions in accordance with their terms;

(vi) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer;

(vii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of this Indenture under the TIA;

(viii) to make changes to provide for the issuance of any Additional Notes (including, without limitation, to add customary registration rights, exchange mechanics and related provisions), which shall have terms substantially identical in all material respects to the Original Notes (other than with respect to customary registration rights), and which shall be treated, together with any outstanding Original Notes, as a single issue of securities; or

(ix) upon the occurrence of a Share Exchange Event, solely (x) to provide that the Notes are convertible into Reference Property, as required under Section 10.08, and (y) to effect the related changes to the terms of the Notes required under Section 10.08, in each case, in accordance with the applicable provisions hereof.

(b) After an amendment under this Section 9.01 becomes effective, the Issuer shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02 With Consent of the Holders.

(a) The Issuer and the Trustee may amend this Indenture with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1) reduce the amount of Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III,

(5) make any Note payable in money other than that stated in such Note,

(6) expressly subordinate the Notes to any other Indebtedness of the Issuer,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8) adversely affect the conversion rights of any holder or impair the right to receive delivery of the number of shares of Common Stock due upon conversion pursuant to the terms of this Indenture or to provide for settlement of the Notes upon conversion in cash or a combination of cash and shares,

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(10) reduce the Fundamental Change Purchase Price of any Note or amend or modify in any manner adverse to the rights of the holders of the Notes the Issuer’s obligation to pay the Fundamental Change Purchase Price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuer shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03 Compliance with Trust Indenture Act. From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03) and that all conditions precedent to the execution and delivery of the supplemental indenture have been complied with.

SECTION 9.07 Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14.

Article X.

CONVERSION

SECTION 10.01 Conversion Rights. Subject to and upon compliance with the provisions of this Article X, each holder of a Note shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple of $1,000 in excess thereof) of such Note at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date at the Conversion Rate.

(a) [Reserved]

SECTION 10.02 Conversion Procedures.

(a) General. To exercise the conversion right with respect to a beneficial interest in a Global Note, the owner of such beneficial interest must (i) comply with the Applicable Procedures for converting a beneficial interest on a Global Note, (ii) pay the funds, if any, required by Section 10.02(f) and (iii) pay any taxes or duties if required pursuant to Section 10.02(g).

To exercise the conversion right with respect to any Definitive Note, the holder of such Definitive Note must (i) complete and manually sign a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice; (ii) deliver such signed and completed Conversion Notice, which is irrevocable, and the Definitive Note to the Conversion Agent; (iii) if required, furnish appropriate endorsements and transfer documents; (iv) if required, pay all transfer or similar governmental charges or duties as set forth in Section 10.02(g); and (v) if required, make any payment required under Section 10.02(f).

If a Note has been submitted for repurchase pursuant to a Fundamental Change Purchase Notice such Note may not be converted except to the extent such Note has been withdrawn by the holder and is no longer submitted for repurchase pursuant to a Fundamental Change Purchase Notice or unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 11.04 hereof prior to the relevant Fundamental Change Expiration Time.

For any Note, the date on which the holder of such Note satisfies all of the applicable requirements set forth above with respect to such Note shall be the “Conversion Date” with respect to such Note.

(b) Holder of Record. Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) surrendered for conversion at the Close of Business on the applicable Conversion Date; provided, however, the Person in whose name any shares of Common Stock shall be issuable upon conversion, if any, shall be treated as a stockholder of record as of the Close of Business on the Conversion Date. For the avoidance of doubt, until a holder is deemed to become the holder of record of shares of Common Stock issuable upon conversion of such holder’s Notes as contemplated in the immediately preceding sentence, such holder shall not have any rights as a holder of the Common Stock with respect to the shares of Common Stock issuable upon conversion of such Notes. At the Close of Business on the Conversion Date for a Note, the converting holder shall no longer be the holder of such Note.

(c) Endorsement. Any Notes surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Issuer duly executed by, the holder or its duly authorized attorney.

(d) Definitive Notes. If any Definitive Notes in a denomination greater than $1,000 shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to the holder of the Definitive Notes so surrendered, without charge, new Definitive Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Definitive Notes.

(e) Global Notes. Upon the conversion of a beneficial interest in Global Notes, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(f) Interest Due Upon Conversion. If a holder converts a Note after the Close of Business on a Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Record Date, such holder must accompany such Note with an amount of cash equal to the amount of interest that will be payable on such Note on the corresponding Interest Payment Date; provided, however, that a holder need not make such payment (1) if the Conversion Date follows the Record Date immediately preceding the Maturity Date; (2) if the Issuer has specified a redemption date that is after a Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the relevant Conversion Date occurs after such Record Date and on or prior to such Interest Payment Date; (3) if the Issuer has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the relevant Conversion Date occurs after such Record Date and on or prior to such Interest Payment Date; or (4) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.

(g) Taxes Due upon Conversion. If a holder converts a Note, the Issuer will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the holder requests that any shares be issued in a name other than the holder’s name, in which case the holder will pay that tax. The Conversion Agent may refuse to deliver the Common Stock to be issued in a name other than such holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

SECTION 10.03 Settlement Upon Conversion.

(a) Settlement. Subject to this Section 10.03 and Sections 10.05 and 10.07 hereof, upon conversion of any Note, the Issuer shall deliver to holders, in full satisfaction of its conversion obligation under Section 10.01 hereof, in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount consisting of a number of shares of Common Stock equal to the applicable Conversion Rate, together with cash in lieu of any fractional shares of Common Stock pursuant to Section 10.03(b).

(i) [Reserved].

(ii) Settlement Amount. The shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows: the Issuer shall deliver to the converting holder, in respect of each $1,000 principal amount of its Notes being converted, a number of shares of Common Stock equal to the applicable Conversion Rate, together with cash in lieu of any fractional shares of Common Stock pursuant to Section 10.03(b).

(iii) Delivery Obligation. The Issuer shall deliver the Settlement Amount due in respect of its conversion obligation under Section 10.03 hereof, on the third Business Day immediately following the relevant Conversion Date.

(iv) Regulatory Limitation. Notwithstanding anything herein or in the Notes to the contrary, no holder shall be entitled to receive shares of Common Stock that, when added to Common Stock Beneficially Owned by such holder immediately prior to the Conversion Date, would cause such Holder to Beneficially Own an aggregate number of shares of Common Stock equal to or greater than five percent, by value, vote or number, of the shares of Common Stock outstanding (“Ownership Limit”), unless such holder provides satisfactory evidence to the Issuer that such holder is licensed, qualified or has obtained a waiver from one or more applicable gaming regulatory authorities (such licenses, qualifications and/or waivers, “Regulatory Compliance”). If such holder has not provided satisfactory evidence to the Issuer of Regulatory Compliance by the fifth (5th) Business Day following receipt of a request therefor from the Issuer (such fifth Business Day, the “Compliance Deadline”), the Issuer shall pay to the converting holder (i) an amount in cash equal to the sum of the Daily Conversion Values for each of the 20 consecutive VWAP Trading Days during the related Observation Period of the shares of Common Stock that, if issued to the holder upon conversion, would cause the holder to exceed the Ownership Limit (the “Excess Shares”) plus (ii) the total Settlement Amount due such holder upon such conversion minus the Settlement Amount attributable to the Excess Shares.

(b) Fractional Shares. Notwithstanding the foregoing, the Issuer will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Note. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Issuer will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of such fraction of a share and the Daily VWAP on the relevant Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), rounded to the nearest whole cent.

(c) Conversion of Multiple Notes by a Single Holder. If a holder surrenders more than one Note for conversion on a single Conversion Date the Issuer will calculate the number of shares of Common Stock due with respect to such Notes as if such holder had surrendered for conversion one Note having an aggregate principal amount equal to the sum of the principal amounts of each of the Notes surrendered for conversion by such holder on the same Conversion Date.

(d) Settlement of Accrued Interest and Deemed Payment of Principal. If a holder converts a Note, the Issuer will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Issuer’s delivery or payment of shares of Common Stock into which a Note is convertible will be deemed to satisfy and discharge in full the Issuer’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding, the Conversion Date; provided, however, that subject to Section 10.02(f), if a holder converts a Note after the Close of Business on a Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Issuer will still be obligated to pay the interest due on such Interest Payment Date to the holder of such Note on such Record Date. As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(e) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Open of Business on the Business Day immediately following such Conversion Date, deliver to the Issuer and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the holders that converted Notes on such Conversion Date.

SECTION 10.04 Common Stock Issued Upon Conversion.

(a) The Issuer shall at all times reserve out of its authorized but unissued shares of Common Stock a number of shares of Common Stock sufficient to permit the conversion, in accordance herewith, of all of the then-outstanding Notes.

(b) Any shares of Common Stock delivered upon the conversion of the Notes will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the holder or other Person to whom such shares of Common Stock will be delivered). In addition, the Issuer will comply with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Notes. The Issuer will also cause any shares of Common Stock issuable upon conversion of a Note to be listed on whatever stock exchange(s) the Common Stock is listed on the date the converting Holder becomes a record holder of such Common Stock.

(c) If any shares of the Common Stock issued upon conversion will, upon delivery, be “restricted securities” (within the meaning of Rule 144 or any successor provision in effect at such time), such shares of Common Stock (i) will be issued in physical, certificated form; (ii) will not be held in book-entry form through the facilities of the Depository; and (iii) will bear any restrictive legends the Issuer or the Transfer Agent deem necessary to comply with applicable law.

SECTION 10.05 Adjustment of Conversion Rate. The Conversion Rate will be adjusted as described in this Section 10.05 from time to time, except that the Issuer shall not make any adjustment to the Conversion Rate if holders participate (other than in the case of a share split or share combination) at the same time and upon the same terms as holders of the Common Stock and as a result of holding the Notes, in any of the transactions described below without having to convert their Notes, as if they held a number of shares of Common Stock equal to the applicable Conversion Rate in effect immediately prior to the adjustment thereof in respect of such transaction, multiplied by the principal amount of Notes held by such holder.

(a) Stock Dividends and Share Splits. If the Issuer issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as the case may be;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as the case may be; and

OS’	=	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 10.05(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 10.05(a) is declared but not so paid or made, or any share split or combination of the type described in this Section 10.05(a) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) Rights, Options and Warrants. If the Issuer distributes to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock, at a price per share less than the average of the Last Reported Sale Price of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Issuer’s announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of Common Stock that are outstanding immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Issuer’s announcement of such distribution.

Any increase made under this Section 10.05(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. The Issuer shall not issue any such rights, options, or warrants in respect of shares of Common Stock held in treasury by the Issuer. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Dividend Date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices for the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Issuer’s announcement of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Spin-Offs and Other Distributed Property. If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness or other of its assets, securities or property, excluding (i) dividends or distributions covered by Sections 10.05(a) and 10.05(b), (ii) dividends or distributions paid exclusively in cash covered by Section 10.05(d), and (iii) Spin-Offs to which the provisions set forth in the latter portion of this Section 10.05(c) shall apply (any of such shares of Capital Stock, indebtedness or other assets, securities or property, the “Distributed Property”), to all or substantially all holders of shares of Common Stock, then, in each such case the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the Fair Market Value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding shares of Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as used in the formula above) is equal to or greater than the “SP0” (as used in the formula above), in lieu of the foregoing increase, each holder of Notes shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as the holders of the Common Stock, the amount and kind of Distributed Property that such holder would have received as if such holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the record date for such distribution.

Any increase made under the portion of this Section 10.05(c) above shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 10.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock (determined for purposes of the definition of “Last Reported Sale Price” as if such Capital Stock or similar equity interest were Common Stock) applicable to one share of Common Stock over the first ten consecutive Trading Day period after, but excluding, the effective date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

For purposes of the second adjustment formula set forth in this Section 10.05(c), (i) the Last Reported Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Last Reported Sale Price of the Common Stock in the definition of “Last Reported Sale Price” set forth in Section 1.01 hereof, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the Common Stock, and (iii) whether a day is a Trading Day to be included in a Valuation Period will be determined based on whether a day is a Trading Day for both the Common Stock and such Capital Stock or similar equity interest.

Subject in all respects to Section 10.05(g), rights, options or warrants distributed by the Issuer to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of the Issuer’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 10.05(c) (and no adjustment to the Conversion Rate under this Section 10.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 10.05(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10.05(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

For purposes of Section 10.05(a), Section 10.05(b) and this Section 10.05(c), if any dividend or distribution to which this Section 10.05(c) is applicable also includes one or both of:

(i) a dividend or distribution of shares of Common Stock to which Section 10.05(a) is applicable (the “Clause A Distribution”); or

(ii) an issuance of rights, options or warrants entitling holders of the Common Stock to subscribe for or purchase shares of the Common Stock to which Section 10.05(b) is applicable (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 10.05(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10.05(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 10.05(a) and Section 10.05(b) with respect thereto shall then be made, except that, if determined by the Board of Directors (I) the Ex-Dividend Date of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 10.05(a) or “outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution” within the meaning of Section 10.05(b).

(d) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

where

	CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

	CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

	SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

	C	=	the amount in cash per share of Common Stock the Issuer distributes to holders of its Common Stock.

Such increase shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the Company’s right to readjust the Conversion Rate as described in the immediately preceding sentence).

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of Notes shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of the Common Stock, the amount of cash such holder would have received as if such holder had owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such dividend or distribution.

(e) Tender Offers or Exchange Offers. If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock (other than an odd-lot tender offer), if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where

	CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

	CR’	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

	AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

	OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

	OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

	SP’	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 10.05(e) shall occur at the Close of Business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references in this Section 10.05(e) to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date for such conversion. If the Issuer or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but the Issuer or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be immediately decreased to the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f) Special Settlement Provisions.

Notwithstanding this Section 10.05 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Common Stock as of the related Conversion Date as described under Section 10.02 based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 10.05, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the Common Stock on an unadjusted basis and participate, following conversion, as a holder of Common Stock, in the related dividend, distribution or other event giving rise to such adjustment.

(g) Poison Pill. If a holder converts a Note, to the extent that the Issuer has a rights plan in effect, on the Conversion Date applicable to such Note the holder converting such Note will receive, in addition to any shares of Common Stock otherwise received in connection with such conversion on such Conversion Date, the rights under the rights plan, unless prior to such Conversion Date, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Issuer distributed to all holders of the Common Stock, Distributed Property as described in Section 10.04(c) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. Notwithstanding anything to the contrary herein or in the Notes, the Issuer will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (w) the Make-Whole Effective Date for any Make-Whole Fundamental Change, (x) prior to the Close of Business on the Conversion Date, (y) [Reserved] and (z) prior to the Close of Business on any other date on which the Conversion Rate is referred to for purpose of determining the consideration deliverable upon settlement of a Note. In addition, the Issuer shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of Common Stock a holder would have held on a given day had it converted its Notes.

(i) Limitation on Adjustments. Except as stated in this Section 10.05, the Issuer will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 10.05(a) through (e) hereof would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination).

In addition, notwithstanding anything to the contrary herein, and without limiting the foregoing paragraph, the Conversion Rate will not be adjusted:

(i) on account of stock repurchases that are not tender offers referred to in Section 10.05(e) hereof, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by the Board of Directors or otherwise;

(ii) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Issuer or any of its Subsidiaries;

(iv) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 10.05(i)(iii) immediately above and outstanding as of the date the Notes were first issued;

(v) for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid interest on the Notes, if any.

(j) Calculations. All calculations under this Article X shall be made to the nearest cent or to the nearest one-millionth of a share, as the case may be.  Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th.

SECTION 10.06 Discretionary and Voluntary Adjustments.

(a) Discretionary Adjustments. Whenever any provision of this Indenture requires the Issuer to calculate the Last Reported Sale Prices, the Daily VWAPs or any function thereof over a span of multiple days (including during an Observation Period), the Issuer will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, Ex-Dividend Date or Offer Expiration Date of the event occurs, at any time during the period when such Last Reported Sale Prices, the Daily VWAPs or function thereof is to be calculated.

(b) Voluntary Adjustments. To the extent permitted by applicable law and applicable requirements of the securities exchange on which the Common Stock is then listed, the Issuer is permitted (but not required) to increase the Conversion Rate of the Notes (i) by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Issuer’s best interest or (ii) to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

SECTION 10.07 Adjustments Upon Certain Fundamental Changes.

(a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with this Article X, at any time during the period (the “Make-Whole Conversion Period”) that begins on, and includes, the effective date of a Make-Whole Fundamental Change and ends on, and includes, the date that is 35 Business Days after the actual effective date of such Make-Whole Fundamental Change (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date applicable to such Fundamental Change) shall be increased to an amount equal to the Conversion Rate that would, but for this Section 10.07, otherwise apply to such Note pursuant to this Article X, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if such Make-Whole Fundamental Change is announced by the Issuer but not consummated.

The additional consideration deliverable or payable hereunder on account of any Make-Whole Applicable Increase with respect to a Note surrendered for conversion is herein referred to as the “Make-Whole Consideration.”

(b) As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, the number of shares set forth in the following table, which corresponds to the effective date of such Make-Whole Fundamental Change (the “Make-Whole Effective Date”) and the Applicable Price of such Make-Whole Fundamental Change:

Number of Additional Shares

(per $1,000 principal amount of Notes) 4, 5

Applicable Price

Make-Whole Effective Date	$44.43	$49.01	$55.54	$66.65	$77.75	$88.86	$106.63	$124.40	$142.18	$159.95
, 2017	6.896	5.825	4.666	3.340	2.499	1.940	1.374	1.030	0.804	0.646
, 2018	6.317	5.212	4.028	2.710	1.916	1.418	0.952	0.693	0.534	0.428
, 2019	5.781	4.600	3.334	1.959	1.200	0.789	0.475	0.334	0.257	0.208
, 2020	5.428	4.171	2.760	1.022	0.021	—	—	—	—	—
, 2021	5.161	3.931	2.577	0.947	0.020	—	—	—	—	—
, 2022	4.718	3.522	2.261	0.817	0.020	—	—	—	—	—
, 2023	3.880	2.703	1.602	0.543	0.020	—	—	—	—	—
, 2024	2.102	—	—	—	—	—	—	—	—	—

provided, however, that:

(i) if the actual Applicable Price of such Make-Whole Fundamental Change is between two (2) prices listed in the table above under the column titled “Applicable Price,” or if the actual Make-Whole Effective Date of such Make-Whole Fundamental Change is between

[4]	Based on (i) the assumptions reflected in the Summary of Principal Economic Terms in Exhibit B to Exhibit 99.1 of the Current Report on Form 8-K of Caesars Entertainment Corp. dated September 27, 2016, (ii) an assumed 100 million shares outstanding, prior to giving effect to the conversion of any Notes and (iii) the assumption that the Issuer repurchases $1,200 million shares of Common Stock in connection with the Plan. To be updated based on actual share count.

[5]	The parties are continuing to diligence the table set forth above and agree to negotiate in good faith to resolve any differences of opinion regarding the calculation of the table, with respect to any errors and unsupportable assumptions, based on the purpose of the table and how it is customarily calculated, adjusting that customary calculation for the valuation of the Notes reflected in the term sheet referred to in the above footnote.

two dates listed in the table above in the column immediately below the title “Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such two prices, or for such two dates based on a three hundred and sixty five (365) day year, as applicable;

(ii) if the actual Applicable Price of such Make-Whole Fundamental Change is greater than $[●] per share (subject to adjustment as provided in Section 10.07(b)(iii)), or if the actual Applicable Price of such Make-Whole Fundamental Change is less than $[●] per share (subject to adjustment as provided in Section 10.07(b)(iii)), then the Make-Whole Applicable Increase shall be equal to zero;

(iii) if an event occurs that requires, pursuant to this Article X (other than solely pursuant to this Section 10.07), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, (A) each price set forth in the table above in the row titled “Applicable Price” shall be deemed to be adjusted so that such price, at and after such time, shall be equal to the product of (1) such price as in effect immediately before such adjustment to such price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article X, immediately after such adjustment to the Conversion Rate; and (B) each Make-Whole Applicable Increase amount set forth in the table above shall be deemed to be adjusted so that such Make-Whole Applicable Increase, at and after such time, shall be equal to the product of (1) such Make-Whole Applicable Increase as in effect immediately before such adjustment to such Make-Whole Applicable Increase and (2) a fraction whose numerator is the Conversion Rate to be in effect, in accordance with this Article X, immediately after such adjustment to the Conversion Rate and whose denominator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate; and

(iv) in no event shall the Conversion Rate applicable to any Security be increased pursuant to this Section 10.07 to the extent, but only to the extent, such increase shall cause the Conversion Rate applicable to such Note to exceed 6.896 shares per $1,000 principal amount (the “Make-Whole Cap”); provided, however, that the Make-Whole Cap shall be adjusted in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to this Article X.

(c) As used herein, “Applicable Price” shall have the following meaning with respect to a Make-Whole Fundamental Change: (a) if such Make-Whole Fundamental Change is a transaction or series of related transactions described in clause (2) of the definition of “Fundamental Change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the shares of Common Stock in such Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid per share of Common Stock in such Make-Whole Fundamental Change; and (b) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the average of the Last Reported Sale Prices per share of Common Stock for the five consecutive Trading Days immediately preceding the Make-Whole Effective Date of such Make-Whole Fundamental Change, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination (which determination shall be described in a Board Resolution), to account for any adjustment, pursuant to this Indenture, to the Conversion Rate that shall become effective, or any event requiring, pursuant to this Indenture, an adjustment to the Conversion Rate where the Ex-Dividend Date of such event occurs, at any time during such five consecutive Trading Days.

(d) The Make-Whole Consideration due upon a conversion of a Note by a holder shall be paid as soon as practicable after the Conversion Date of such conversion, but in no event later than the third Business Day after the date such holder surrenders such Security for such conversion. The consideration in which the Make-Whole Consideration is payable shall be determined in accordance herewith, including, without limitation, in accordance with Section 10.03 and, to the extent applicable, Section 10.08.

(e) No later than the fifth Business Day after the Make-Whole Effective Date of each Make-Whole Fundamental Change, the Issuer shall mail to holders, in accordance with Section 13.02, written notice of, and shall publicly announce, through a reputable national newswire service, and publish on the Issuer’s website, such Make-Whole Effective Date and the Make-Whole Applicable Increase applicable to such Make-Whole Fundamental Change.

(f) For avoidance of doubt, the provisions of this Section 10.07 shall not affect or diminish the Issuer’s obligations, if any, pursuant to Article XI with respect to a Make-Whole Fundamental Change.

(g) Nothing in this Section 10.07 shall prevent an adjustment to the Conversion Rate pursuant to Section 10.05 in respect of a Make-Whole Fundamental Change.

SECTION 10.08 Effect of Reclassification, Consolidation, Merger or Sale.

(a) In the case of:

(i) any reclassification or change in the Common Stock issuable upon conversion of Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Common Stock),

(ii) any consolidation, statutory arrangement, merger, combination or binding share exchange involving a third party in which the Issuer is not the surviving party or

(iii) any sale, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s property or assets,

in each case pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (a “Share Exchange Event”), then the Issuer or such successor or purchasing Person, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee providing that, at and after the effective time of such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the holder of each Note then outstanding shall have the right to convert each $1,000 principal amount of Notes into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable upon such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition by a holder of a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition (assuming, if holders of Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, that the Collective Election shall have been made with respect to such election). In the event that the Issuer is the surviving party in a consolidation, statutory arrangement, merger or binding share exchange involving a third party, such supplemental indenture shall provide that the Reference Property to be provided for upon conversion, if other than the Common Stock, would be payable by another party to the transaction; provided that the Issuer shall not enter into such transaction if as a result thereof holders would be subject to a greater risk of not receiving in full the Reference Property upon conversion. If the Reference Property consists solely of cash, such consideration shall be paid by the Issuer no later than the third Trading Day after the relevant Conversion Date. If holders of Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the Reference Property shall be deemed to be the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election (or, if no holders of Common Stock make such an election, the types and amounts of consideration actually received by holders of Common Stock) (the “Collective Election”). The Issuer shall notify holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

(b) The supplemental indenture referred to in the clause (a) of this Section shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article X. The foregoing, however, shall not in any way affect the right a holder of a Note may otherwise have, pursuant to Section 10.05(g), to receive rights or warrants upon conversion of a Note. If, in the case of any such consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the holders of the Notes as the Board of Directors in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 10.08 shall similarly apply to successive consolidations, statutory arrangements, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.

(c) In the event the Issuer shall execute a supplemental indenture pursuant to this Section 10.08, the Issuer shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by holders of the Notes upon the conversion of their Notes after any such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition and any adjustment to be made with respect thereto.

(d) The Issuer shall not become a party to any such reclassification, change, consolidation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition unless the terms thereof are consistent with this Section 10.08.

SECTION 10.09 Responsibility of Trustee. Neither the Trustee nor the Conversion Agent has any duty or responsibility to calculate the Conversion Price or to determine when an adjustment under this Article X should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 10.10 hereof. Neither the Trustee nor the Conversion Agent makes any representation as to the validity or value of any securities or assets issued upon conversion of Notes, and neither the Trustee nor the Conversion Agent shall be responsible for the failure by the Issuer to comply with any provisions of this Article X. The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 10.08, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 10.08 hereof.

Neither the Trustee nor the Conversion Agent shall be responsible for any failure of the Issuer to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock or share certificates or other securities or property upon the surrender of any Note for the purpose of conversion; and neither the Trustee nor the Conversion Agent shall be responsible or liable for any failure of the Issuer to comply with any of the covenants of the Issuer contained in this Article X. Without limiting the generality of the foregoing, neither the Trustee nor the Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.08 relating either to the kind or amount of shares of stock or securities or other property or assets (including cash) receivable by holders upon the conversion of their Notes after any event referred to in such Section 10.08 or to any adjustment to be made with respect thereto, but may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

SECTION 10.10 Notice of Adjustment. Whenever the Conversion Rate is adjusted, the Issuer shall promptly mail, cause to be mailed or delivered electronically (if held at DTC) to holders at the addresses appearing on the Registrar’s books a notice of the adjustment and file with the Trustee an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

SECTION 10.11 Notice of Certain Transactions. The Issuer shall deliver written notices of the events specified below at the times specified below and containing the information specified below unless, in each case (i) pursuant to this Indenture, the Issuer is already required to deliver notice of such event containing at least the information specified below at an earlier time or (ii) the Issuer, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Issuer shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Issuer, deliver notice to each Holder containing such information. In each case, the failure by the Issuer to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(i) Issuances, Distributions, and Dividends and Distributions. If the Issuer (A) announces any issuance of any rights, options or warrants that would require an adjustment in the Conversion Rate pursuant to Section 10.05(b) hereof; (B) authorizes any distribution that would require an adjustment in the Conversion Rate pursuant to Section 10.05(c) hereof (including any separation of rights from the Common Stock described in Section 10.05(g) hereof); or (C) announces any dividend or distribution that would require an adjustment in the Conversion Rate pursuant to Section 10.05(d) hereof, then the Issuer shall deliver to the holders, as promptly as practicable after the holders of the Common Stock are notified of such event, notice describing such issuance, dividend or distribution, as the case may be, and stating the expected Ex-Dividend Date and record date for such issuance, dividend or distribution, as the case may be. In addition, the Issuer shall deliver to the holders written notice if the consideration included in such issuance, dividend or distribution, or the Ex-Dividend Date or record date of such issuance, dividend or distribution, as the case may be, changes.

(ii) Tender and Exchange Offers. If the Issuer announces any tender or exchange offer that could require an adjustment in the Conversion Rate pursuant to Section 10.05(e) hereof, the Issuer shall deliver a written notice of such tender or exchange offer to the holders on the day it announces such tender or exchange offer.

(iii) Voluntary Increases. If the Issuer increases the Conversion Rate pursuant to Section 10.06(b), the Issuer shall deliver notice to the holders at least two Scheduled Trading Days prior to the date on which such increase will become effective, which notice shall state the date on which such increase will become effective and the amount by which the Conversion Rate will be increased.

(iv) Dissolutions, Liquidations and Winding-Ups. If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer, the Issuer shall deliver notice to the holders at promptly as possible, but in any event prior to the earlier of (A) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (B) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of the Common Stock is expected to be entitled, or may elect, to receive in such event. The Issuer shall deliver an additional written notice to holders, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of the Common Stock is expect to be entitled to receive in such event, changes.

SECTION 10.12 Exchange in Lieu of Conversion.

(a) Notwithstanding any other provision of this Article X, when a holder surrenders a Note for conversion, the Issuer may, at its election, direct the Conversion Agent to surrender, on or prior to the second Business Day immediately following the relevant Conversion Date, such Notes to a financial institution designated by the Issuer for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to deliver in exchange for such Notes, all of the shares of Common Stock due upon conversion, all in accordance with Section 10.02. By the Close of Business on the second Business Day immediately following the relevant Conversion Date, the Issuer shall notify the holder surrendering Notes for conversion that the Issuer has directed the designated financial institution to make an exchange in lieu of conversion.

(b) If the designated financial institution accepts any such Notes, it will deliver the shares of Common Stock due upon conversion to the Conversion Agent, and the Conversion Agent shall deliver such shares of Common Stock (and cash in lieu of fractional shares) to such holder on the third Business Day immediately following the relevant Conversion Date. Any Notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any Notes for exchange but does not timely deliver the related shares of Common Stock or if such designated financial institution does not accept the Notes for exchange, the Issuer shall convert the Notes and deliver the shares or Common Stock due upon conversion on the third Business Day immediately following the relevant Conversion Date as set forth in Section 10.02. The Issuer’s designation of a financial institution to which the Notes may be submitted for exchange does not require the financial institution to accept any Notes (unless the financial institution has separately made an agreement with the Issuer to do so). The Issuer may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

SECTION 10.13 Mandatory Conversion.

(a) The Issuer may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted (the “Mandatory Conversion”) at any time following the third anniversary of the Issue Date and prior to the Close of Business on the Business Day immediately preceding the Maturity Date, if the Last Reported Sale Price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (any such period, a “Mandatory Conversion Trigger Period”), ending on the Trading Day prior to the Mandatory Conversion Notice Date.

(b) In order to exercise the Mandatory Conversion pursuant to Section 10.13(a), the Issuer or, at the written request and expense of the Issuer, the Trustee on behalf of the Issuer, shall deliver to each holder of the Notes a notice (a “Mandatory Conversion Notice”) of exercise of the Mandatory Conversion within five Business Days after the end of the Mandatory Conversion Trigger Period (the date such Mandatory Conversion Notice is sent to the Holders in the manner herein provided, the “Mandatory Conversion Notice Date”). The Issuer will select the date on which the Notes will be converted pursuant to the Mandatory Conversion, which shall be not more than 60 calendar days after the Mandatory Conversion Notice Date (such date, the “Mandatory Conversion Date”). The Issuer shall also deliver a copy of such Mandatory Conversion Notice to the Trustee concurrently with the delivery thereof to the holders to the extent that the Trustee does not deliver such Mandatory Conversion Notice on behalf of the Issuer. If such Mandatory Conversion Notice is to be given by the Trustee, the Issuer shall prepare and provide the form and content of such Mandatory Conversion Notice to the Trustee. With respect to Definitive Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depository. The Mandatory Conversion Notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not any holder receives such Mandatory Conversion Notice.

(c) The Mandatory Conversion Notice shall state:

(i) the Mandatory Conversion Notice Date;

(ii) the Mandatory Conversion Trigger Period;

(iii) the aggregate principal amount of Notes to be mandatorily converted;

(iv) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being converted;

(v) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(vi) the Mandatory Conversion Date;

(vii) the Conversion Rate and Conversion Price then in effect;

(viii) that on and after the Mandatory Conversion Date interest on the Notes to be converted will cease to accrue; and

(ix) the name and address of each Paying Agent and Conversion Agent and the place or places where such Notes are to be surrendered for conversion.

(d) Each holder of a Note, by the holder’s acceptance thereof, agrees to take the following actions prior to the Mandatory Conversion Date in respect of its Notes subject to a Mandatory Conversion: (i) if a Definitive Note, surrender the mandatorily converted Note to the Conversion Agent (or in respect of a Global Note, take any actions required for the surrender of a beneficial interest in such Note pursuant to the Applicable Procedures), (ii) furnish appropriate endorsements and transfer documents if required by the Registrar, the Conversion Agent or the Applicable Procedures, (iii) pay any transfer or other tax, if required by Section 10.02(g), (iv) if the Note is a Global Note, complete and deliver to the Depository any required instructions pursuant to the Applicable Procedures and (v) any other action necessary to effectuate the Mandatory Conversion as may be reasonably requested by the Issuer. In the event that a holder of Notes does not take any of the actions set forth in the immediately preceding sentence prior to the Mandatory Conversion Date, each holder of a Note, by such holder’s acceptance thereof, authorizes and directs the Issuer to take any action on such holder’s behalf to effectuate the Mandatory Conversion and appoints the Issuer such holder’s attorney-in-fact for any and all such purposes.

(e) The Issuer will deliver to the holders of Notes, on the third Business Day immediately following the Mandatory Conversion Date for such Notes, (i) a number of shares of Common Stock equal to the product of (A)(x) the aggregate principal amount of such Notes to be converted divided by (y) $1,000 and (B) the Conversion Rate in effect on such Conversion Date, rounded down to the nearest whole number, (ii) an amount of cash equal to the product of (A) the fraction of a share of Common Stock eliminated by such rounding and (B) the Last Reported Sale Price of the Common Stock on such Conversion Date (or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (iii) an amount of cash equal to accrued and unpaid interest to the Mandatory Conversion Date, unless the Mandatory Conversion Date occurs during the period after the Close of Business on any regular Record Date and before the Close of Business on the related Interest Payment Date, in which case interest will be payable on such Interest Payment Date to the holders of Notes in whose names the Notes are registered at the Close of Business on the relevant regular Record Date. Upon the Mandatory Conversion Date, unless the Issuer defaults in delivering or paying the amounts due pursuant to the foregoing sentence, interest on the Notes or portion of Notes so called for the Mandatory Conversion shall cease to accrue and the holders thereof shall have no right in respect of such Notes except the right to receive the shares of Common Stock and cash, if any, to which they are entitled pursuant to this Section 10.13. Upon a conversion pursuant to this Section 10.13, the Person in whose name such shares of Common Stock will be registered will become the holder of record of such shares of Common Stock at the Close of Business on the Mandatory Conversion Date for such Note.

(f) If any of the provisions of this Section 10.13 are inconsistent with applicable law at the time of such Mandatory Conversion, such law shall govern.

Article XI.

REPURCHASE OF NOTES AT OPTION OF HOLDERS

SECTION 11.01 Purchase at Option of Holders upon a Fundamental Change. In the event any Fundamental Change occurs, the Issuer shall offer to purchase for cash (a “Fundamental Change Purchase Offer”) all outstanding Notes (or portions thereof that are $1,000 in principal amount or integral multiples of $1,000 in excess thereof), on a date selected by the Issuer (the “Fundamental Change Purchase Date”), which Fundamental Change Purchase Date shall be no later than thirty five (35) calendar days, nor earlier than twenty (20) calendar days, after the date the Fundamental Change Notice (as defined below) is delivered in accordance with Section 11.02, at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so purchased (the “Fundamental Change Purchase Price”), plus accrued and unpaid interest, if any, to, but excluding, the

Fundamental Change Purchase Date; provided, however, that if the Issuer purchases a Note on a Fundamental Change Purchase Date that is after a Record Date and on or prior to the Interest Payment Date corresponding to such Record Date, the Issuer shall instead pay the full amount of such accrued and unpaid interest on such Note on the Interest Payment Date to the holder of record of such Note as of such Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note the Issuer purchases on such Fundamental Change Purchase Date; provided, further, that the Fundamental Change Purchase Date may be delayed to allow the Issuer to comply with applicable law. Notwithstanding the foregoing, there shall be no purchase of any Notes pursuant to this Section 11.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes). The Paying Agent will promptly return to the respective holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes) and shall deem to be cancelled any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

SECTION 11.02 Fundamental Change Notice.

(a) General. Within twenty (20) Business Days after the occurrence of a Fundamental Change, the Issuer shall deliver, or cause to be delivered, to all holders of record of the Notes at their addresses shown in the register of the Registrar, and to beneficial owners as required by applicable law, a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and the Fundamental Change Purchase Right arising as a result thereof. Such notice shall be sent by first class mail or, in the case of any Global Notes, in accordance with the Applicable Procedures for providing notices. Simultaneously with providing such Fundamental Change Notice, the Issuer shall publish a press release and publish such information on the Issuer’s website. Each Fundamental Change Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of such Fundamental Change;

(iii) the Fundamental Change Purchase Date;

(iv) the date by which the Fundamental Change Purchase Offer must be accepted;

(v) the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date;

(vi) the names and addresses of the Paying Agent and the Conversion Agent;

(vii) a description of the procedures which a holder must follow to accept the Fundamental Change Purchase Offer;

(viii) that, in order to accept the Fundamental Change Purchase Offer, a holder must surrender the Notes for payment of the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, payable as provided in this Article XI;

(ix) that the Fundamental Change Purchase Price, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date, for any Note as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable, but in no event later than the later of such Fundamental Change Purchase Date and the time of delivery of the Note (together with all necessary endorsements) as described in clause (viii) above; provided, however, that if such Fundamental Change Purchase Date is after a Record Date and on or prior to the Interest Payment Date corresponding to such Record Date, the Issuer shall instead pay the full amount of such accrued and unpaid interest on such Note on the Interest Payment Date to the holder of record of such Note as of such Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note the Issuer purchases on such Fundamental Change Purchase Date;

(x) that, except as otherwise provided herein, on and after such Fundamental Change Purchase Date (unless there shall be a Default in the payment of the Fundamental Change Purchase Price plus accrued and unpaid interest, if any, payable as provided in this Article XI), interest on Notes subject to the Fundamental Change Purchase Offer will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer;

(xi) that a holder will be entitled to withdraw its election in the Purchase Notice prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, or such longer period as may be required by law;

(xii) the Conversion Rate and any adjustments to the Conversion Rate that will result from such Fundamental Change;

(xiii) that Notes with respect to which a Purchase Notice is given by a holder may be converted pursuant to Article X only if such Purchase Notice has been withdrawn in accordance with Article XI or if there shall be a Default in the payment of the Fundamental Change Purchase Price or in the accrued and unpaid interest, if any, payable as provided in Article XI;

(xiv) the CUSIP number or numbers, as the case may be, of the Notes; and

(xv) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b) No failure of the Issuer to give the foregoing notices and no defect therein shall limit the holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to Section 11.01.

(c) At the Issuer’s request, upon five (5) Business Days prior notice (unless a shorter period shall be acceptable to the Trustee), the Trustee shall mail (or deliver if the Notes are held through DTC) such Fundamental Change Notice in the Issuer’s name and at the Issuer’s expense; provided, however, that the form and content of such Fundamental Change Notice shall be prepared by the Issuer.

SECTION 11.03 Repurchase Procedures.

(a) In order to accept such Fundamental Change Purchase Offer, a holder must:

(i) deliver to the Issuer (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice, no later than the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”), a Purchase Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto, in each case, duly completed and signed, with appropriate signature guarantee, stating:

(1) the certificate number(s) of the Notes which the holder will deliver to be purchased pursuant to such Fundamental Change Purchase Offer, if such Notes are in certificated form;

(2) the principal amount of Notes to be purchased pursuant to such Fundamental Change Purchase Offer, which must be $1,000 or an integral multiple of $1,000 in excess thereof; and

(3) that such principal amount of Notes are to be purchased pursuant to such Fundamental Change Purchase Offer; and

(ii) delivery to the Issuer (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice, at any time after the delivery of such Purchase Notice, of such Notes (together with all necessary endorsements) to be purchased pursuant to such Fundamental Change Purchase Offer;

provided, however, that if such Notes are held in book-entry form through the Depository for the Notes, the Purchase Notice shall comply with the Applicable Procedures and delivery of the Notes, by book-entry transfer, must be in compliance with the Applicable Procedures and the satisfaction of any other requirements of the Depository in connection with delivering beneficial interests in a Global Note for purchase, by the Fundamental Change Expiration Time.

SECTION 11.04 Withdrawal of Fundamental Change Purchase Notice. Notwithstanding anything herein to the contrary, any holder that has delivered the Purchase Notice contemplated by this Section 11.02(a) to the Issuer (if it is acting as its own Paying Agent) or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice shall have the right to withdraw such Purchase Notice by delivery, at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, of a written notice of withdrawal to the Issuer (if acting as its own Paying Agent) or the Paying Agent, which notice shall contain the following information:

(i) the name of such holder;

(ii) a statement that such holder is withdrawing its election to have Notes purchased by the Issuer on such Fundamental Change Purchase Date pursuant to the Fundamental Change Purchase Offer;

(iii) the certificate number(s) of such Notes to be so withdrawn, if such Notes are in certificated form;

(iv) the principal amount of the Notes of such holder to be so withdrawn, which amount must be $1,000 or an integral multiple of $1,000 in excess thereof; and

(v) the principal amount, if any, of the Notes of such holder that remain subject to the Purchase Notice delivered by such holder in accordance with this Article XI, which amount must be $1,000 or an integral multiple of $1,000 in excess thereof;

provided, however, that if the Notes are Global Notes, the notice must comply with the Applicable Procedures. The Paying Agent will promptly return to the respective holders thereof any Physical Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 11.04.

SECTION 11.05 Payment of Fundamental Change Purchase Price.

(a) Subject to the provisions of this Article XI, the Issuer shall pay, or cause to be paid, the Fundamental Change Purchase Price, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date, with respect to each Note as to which the Fundamental Change Purchase Right shall have been exercised to the holder thereof as promptly as practicable, but in no event later than the later of the Fundamental Change Purchase Date and the time such Note is surrendered to the Paying Agent; provided, however, that if such Fundamental Change Purchase Date is after a Record Date for the payment of an installment of interest and on or before the corresponding Interest Payment Date, then the accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the holder of record of such Note at the Close of Business on such Record Date.

(b) Prior to 11:00 a.m., New York City time, on a Fundamental Change Purchase Date, the Issuer shall deposit with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided herein) money, in funds immediately available on the Fundamental Change Purchase Date, sufficient to pay the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer for all of the Notes that are to be purchased by the Issuer on such Fundamental Change Purchase Date pursuant to the Fundamental Change Purchase Offer. The Paying Agent shall return to the Issuer, as soon as practicable, any money not required for that purpose.

(c) Once the Fundamental Change Notice and the Purchase Notice have been duly given in accordance with this Article XI, the Notes to be purchased pursuant to the Fundamental Change Purchase Offer shall, on the Fundamental Change Purchase Date, become due and payable in accordance herewith, and, on and after such date (unless there shall be a Default in the payment of the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer), except as otherwise herein provided, such Notes shall cease to bear interest, and all rights of the holders of such Notes shall terminate, other than the right to receive, in accordance herewith, such consideration.

SECTION 11.06 Notes Purchased in Whole or in Part. Any Note which is to be submitted for purchase pursuant to a Fundamental Change Purchase Offer only in part shall be delivered pursuant to this Article XI (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the holder thereof or its attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, of the same tenor and in aggregate principal amount equal to the portion of such Note not duly submitted for purchase pursuant to such Fundamental Change Purchase Offer.

SECTION 11.07 Covenant to Comply with Applicable Laws upon Purchase of Notes. In connection with any offer to purchase Notes under Section 11.01, the Issuer shall, in each case if required by law (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the

Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all U.S. federal or state securities laws applicable to the Issuer in connection with such purchase offer, in each case, so as to permit the rights and obligations under this Article XI to be exercised in the time and in the manner specified under this Article XI.

SECTION 11.08 Conversion of Notes Subject to Purchase Notice. Notes with respect to which a Purchase Notice has been duly delivered in accordance with this Article XI may be converted pursuant to Article X only if such Purchase Notice has been withdrawn in accordance with Section 11.04 or if there shall be a Default in the payment of the consideration payable as herein provided pursuant to the Fundamental Change Purchase Offer.

Article XII.

[RESERVED]

Article XIII.

MISCELLANEOUS

SECTION 13.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA, the TIA shall control.

SECTION 13.02 Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89101-8969

Telephone: [(702) 407-6000]

Facsimile: [(702) 407-6418]

Attn: General Counsel

if to the Trustee:

[●]

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

(d) If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt by the Trustee at its Corporate Trust Office.

SECTION 13.03 Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 13.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (other than the authentication of the Original Notes), the Issuer shall furnish to the Trustee at the request of the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.06 When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded.  Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07 Rules by Trustee, Paying Agent, Conversion Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar, a Conversion Agent and a Paying Agent may make reasonable rules for their functions.

SECTION 13.08 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.09 GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

THE ISSUER IRREVOCABLY CONSENTS AND SUBMITS, FOR ITSELF AND IN RESPECT OF ANY OF ITS ASSETS OR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR ANY UNITED STATES FEDERAL COURT SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, NEW YORK, UNITED STATES OF AMERICA, AND ANY APPELLATE COURT THEREOF IN ANY SUIT, ACTION OR PROCEEDING THAT MAY BE BROUGHT IN CONNECTION WITH THIS INDENTURE OR THE NOTES, AND WAIVES ANY IMMUNITY FROM THE JURISDICTION OF SUCH COURTS. THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE BROUGHT IN SUCH COURTS WHETHER ON THE GROUNDS OF VENUE, RESIDENCE OR DOMICILE OR ON THE GROUND THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE ISSUER AGREES, TO THE FULLEST EXTENT THAT IT LAWFULLY MAY DO SO, THAT FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON THE ISSUER, AND IT WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO THE ENFORCEMENT BY ANY COMPETENT COURT IN THE ISSUER’S JURISDICTION OR ORGANIZATION OF JUDGMENT VALIDLY OBTAINED IN ANY SUCH COURT IN NEW YORK ON THE BASIS OF SUCH SUIT, ACTION OR PROCEEDING.

SECTION 13.10 No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.11 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

SECTION 13.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 13.15 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.16 Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY (AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 13.17 Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.17. The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of the Notes shall be proved by the register of the Notes kept by the Registrar.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the holder of any Note shall bind every future holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

If the Issuer shall solicit from the holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of the Board of Directors or any committee thereof of the Issuer, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the holders of record at the close of business on such record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 13.18 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties hereto agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CAESARS ENTERTAINMENT CORPORATION, as Issuer

By:
Name:
Title:

[Signature Page to Indenture]

[●], as Trustee

By:
Name:
Title:

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1.	Definitions.

1.1	Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, société anonyme or any successor or securities clearing agency.

“Definitive Note” means a certificated Note that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

1.2	Other Definitions.

Term:	Defined in Section:
Agent Members	2.1	(b)
Global Notes	2.1	(b)

2.	The Notes.

2.1	Form and Dating; Global Notes.

(a) The Original Notes will be issued on the date hereof. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.

(b) Global Notes. (i) In the case of Original Notes, one or more Global Notes in fully registered form without interest coupons and bearing the Global Notes Legend (collectively, the “Global Notes”) shall be issued on the Issue Date, deposited with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture.

Appendix A-1

In the case of Original Notes, the Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member and (ii) be delivered to the Trustee as custodian for such Depository.

Members of, or direct or indirect participants in, the Depository, Euroclear and Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or the Trustee as its custodian or under the Global Notes. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository, Euroclear or Clearstream and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

None of the Company, the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner in a Global Note, an Agent Member or other Person with respect to the accuracy of the records of the Depository or its nominee or of any Agent Member, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the holders and all payments to be made to holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depository or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depository subject to the Applicable Procedures. The Company, the Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Agent Members, participants and any beneficial owners. The Company, the Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depository, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Company, the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depository with respect to such Global Note, for the records of any such depository, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depository and any Agent Member or between or among the Depository, any such Agent Member and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(ii) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or its respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Original Notes, the Depository (a) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not appointed, (y) the Issuer, at its option and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes and a request has been made for such exchange. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

Appendix A-2

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

2.2	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with subparagraph (i) below as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. In connection with all transfers and exchanges of beneficial interests in any Global Note, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository, directing the Registrar to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository, containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.l(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).

Appendix A-3

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) below:

(i) A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (i) at a time when a Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Notes transferred or exchanged pursuant to this subparagraph (i).

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information required pursuant to the following provisions of this Section 2.2(e).

(i) A Holder of a Definitive Note may transfer such Definitive Notes to a Person who takes delivery thereof in the form of a Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

Appendix A-4

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 4.06, 9.05 and 11.06 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent, Conversion Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, Conversion Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository, Euroclear or Clearstream or any other Person with respect to the accuracy of the records of the Depository, Euroclear or Clearstream or any nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or any nominee thereof in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository, subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to any members, participants and any beneficial owners thereof.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of the Depository, Euroclear or Clearstream, as applicable, in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-5

EXHIBIT A

[UNDER REVIEW]

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Definitive Note shall bear the following additional legends:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF NOTE]

No.	CUSIP No. ISIN No.	[ ] [ ]

5.00% Convertible Senior Notes due 2024

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on [●], 2024.

Interest Payment Dates: [●] and [●]

Record Dates: [●] and [●]

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CAESARS ENTERTAINMENT CORPORATION

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF

    AUTHENTICATION

[●]

as Trustee, certifies that this is

one of the Notes

referred to in the Indenture.

By:
Authorized Signatory

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF NOTE]

5.00% Convertible Senior Notes due 2024

1.	Interest

(a) CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (such Person, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semi-annually on [●] and [●] of each year (each an “Interest Payment Date”), commencing [●]. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the Close of Business on the [●] and [●] (each a “Record Date”) next preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent, Conversion Agent and Registrar

Initially, [●] (the “Trustee”) will act as the Trustee, Paying Agent, Conversion Agent and Registrar. The Issuer may appoint and change any Paying Agent, Conversion Agent or Registrar without notice. The Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Conversion Agent or Registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of [●], 2016 (the “Indenture”), among the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa 77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior unsecured obligations of the Issuer. This Note is one of the Original Notes referred to in the Indenture. The Notes include the Original Notes and any Additional Notes issued pursuant to the Indenture. The Original Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Issuer and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

There are no guarantors of the Notes on the Issue Date.

5.	No Redemption

Except as set forth in Section 2.15 of the Indenture, the Notes are not subject to redemption or any sinking fund payments.

6.	Repurchase of Notes at the Option of the Holders

Upon the occurrence of a Fundamental Change, each holder shall have the right, at such holder’s option, subject to certain conditions in the Indenture, to require the Issuer to purchase this Note (or portions thereof that are $1,000 in principal amount or integral multiples of $1,000 in excess thereof) on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price for such Fundamental Change Purchase Date.

In accordance with Sections 4.06 and 11.01 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

7.	Conversion

Subject to, and upon compliance with, the provisions of Article X of the Indenture, a holder may, at its option, convert all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, into a number of shares of Common Stock, determined in accordance with Article X of the Indenture.

The Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with the Note and Article X of the Indenture, at any time during the Make-Whole Conversion Period with respect to a Make-Whole Fundamental Change shall be increased to an amount equal to the Conversion Rate that would, but for Section 10.07 of the Indenture, otherwise apply to such Note pursuant to Article X of the Indenture, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if such Make-Whole Fundamental Change is announced by the Issuer but shall not be consummated.

The Issuer may elect at its option to cause all (but not less than all) of the Notes to be mandatorily converted at any time following [●], 2020 and prior to the Close of Business on the Business

Day immediately preceding the Maturity Date, if the Last Reported Sale price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, upon the terms and conditions set forth in Section 10.13 of the Indenture.

8.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

9.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

10.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuer at their written request unless an abandoned property law designates another Person. After any such payment, the holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

11.	Discharge

Subject to certain conditions, the Issuer at any time may terminate some of or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any holder, the Issuer and the Trustee may amend the Indenture or the Notes, provided that such amendment does not adversely affect the rights of any holder of Notes, it being understood that the taking of any action otherwise expressly contemplated by the Indenture shall not be adverse to the rights of such holders: (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (iv) to add a guarantor or collateral with respect to the Notes or to secure the Notes; (v) to permit the Transactions in accordance with their terms; (vi) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer; (vii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA; (viii) to make changes to provide for the issuance of any Additional Notes (including, without limitation, to add customary registration rights, exchange mechanics and related provisions), which shall have terms substantially identical in all material respects to the Original Notes, or and which shall be treated, together with any outstanding Original Notes, as a single issue of securities; (ix) upon the occurrence of a Share Exchange Event, solely (A) to provide that the Notes are convertible into Reference Property, as required under Section 10.08, and (B) to effect the related changes to the terms of the Notes required under Section 10.08 of the Indenture, in each case, in accordance with the applicable provisions thereof.

13.	Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Issuer, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

14.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or of any of its Subsidiaries or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.	CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                 agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CONVERSION NOTICE

To:	Caesars Entertainment Corporation

[Conversion Agent Information]

The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion thereof (that has a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof) below designated, into a number of shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any shares of Common Stock deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be delivered to the registered holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered after the Close of Business on a Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (if less than all):	Certificate No.(s) (if in certificated form):	Beneficial Ownership of Issuer Common Stock (prior to conversion):

$		shares
(in an integral multiple of $1,000)

If you want the share certificate representing the Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Dated:	Signed:

(Sign exactly as your name(s) appear(s) on the other side of this Note)
Signature(s) guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

PURCHASE NOTICE

To:	Caesars Entertainment Corporation

[Conversion Agent Information]

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Caesars Entertainment Corporation (the “Issuer”) as to the occurrence of a Fundamental Change with respect to the Issuer and specifying the Fundamental Change Purchase Date and requests and instructs the Issuer to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (i) the entire principal amount of this Note, or the portion thereof (that has a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof) below designated, and (ii) if such Fundamental Change Purchase Date does not occur during the period after a Record Date and on or prior to the Interest Payment Date corresponding to such Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date.

Principal amount to be converted (if less than all):	Certificate Number(s) (if in certificated form):

$
(in an integral multiple of $1,000)

Dated:	Signed:

(Sign exactly as your name(s) appear(s) on the other side of this Note)

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $        . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 11.01 (Fundamental Change) of the Indenture, check the box:

Asset Sale  ☐                                         Fundamental Change  ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 11.01 (Fundamental Change) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:	Signature must be guaranteed by a participant in a recognized signature guaranty medallion programor other signature guarantor program reasonablyacceptable to the Trustee

Exhibit B

None.

44

Exhibit C

None.

45

Exhibit D

Instruction Letter for 12.75% Second-Priority Senior Secured Notes due 2018

BOKF, N.A.

Attn: George F. Kubin, Senior Vice President

1600 Broadway, 3rd Floor

Denver, CO 80202

Direct Dial: (303) 864-7206

Facsimile: (303) 864-7219

E-mail: gkubin@bokf.com

Reference is made to (i) the Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”), as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”); and (ii) the Restructuring Support, Forbearance, and Settlement Agreement, dated as of September     , 2016 (the “2L RSA”), among, inter alia, CEOC, CEC and the undersigned holders of the Notes (the “Directing Holders”). Capitalized terms used in this letter and not otherwise defined have the meanings assigned to such terms in the 2L RSA.

Pursuant to section 6.05 of the Indenture, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Notes.

The Directing Holders hereby direct you (this “Direction”), solely in your capacity as successor trustee under the Indenture (solely in such capacity, the “Trustee” or “you”) to: (a) execute, file and perform under a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay of the prosecution of the case titled BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.) (the “BOKF Case”) until the occurrence of a Forbearance Termination Event (as defined in the 2L RSA); (b) use your best efforts to suspend the prosecution of the BOKF Case, except as may be necessary or appropriate to seek approval of the Stipulation or otherwise conduct ministerial acts in connection with the BOKF Case or conduct acts or actions as otherwise provided under the Stipulation, until the occurrence of a Forbearance Termination Event; and (c) if necessary, support any motion filed by the Debtors in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”) or any other court of competent jurisdiction, to grant, extend or modify an order temporarily enjoining the BOKF Case and/or any other guaranty case against Caesars Entertain Corporation (the “105 Injunction Order”) to take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction Order, unless and until a Forbearance Termination Event has occurred.

Each Directing Holder, in accordance with its Proportionate Share (as hereinafter defined), hereby agrees to, and shall, pay and reimburse and be liable to the Trustee and each director,

46

officer, and employee, agent, professional and attorney of the Trustee (the Trustee and each such other person, an “Indemnified Person”) for, and to indemnify and hold harmless each such Indemnified Person from and against, without limitation, any and all losses, liabilities, judgments, claims, causes of action, costs, and expenses (including reasonable fees and disbursements of legal counsel) (collectively, the “Losses”) incurred or suffered by an Indemnified Person pursuant to, any claim, cause of action, litigation, proceeding, action or investigation (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise and whether such Indemnified Person is a party to such litigation, proceeding or investigation) (i) in any way directly or indirectly, arising out of, related to, or connected with, the taking or omitting to take, by an Indemnified Person, any action in accordance with this Direction, or (ii) as a result of enforcement of this letter agreement; provided that the foregoing indemnity (the “Indemnity”) shall not be applicable to any Losses suffered or incurred by an Indemnified Person as a result of such Indemnified Person’s gross negligence, bad faith or willful misconduct as determined by a judgment of a court that is binding upon such Indemnified Person, final, and not subject to review on appeal.

“Proportionate Share,” as to any Directing Holder, shall mean the percentage derived by taking the principal amount of outstanding Notes owned by such Directing Holder and dividing it by the aggregate principal amount of the outstanding Notes owned by all of the Directing Holders. The determination of the Proportionate Share of liability with respect to any Losses shall be made as of the date of this letter.

As soon as practical upon receipt by an Indemnified Person of notice of any demand, claim, or commencement of any action, suit, proceeding, or investigation within the scope of the Indemnity, the Indemnified Person shall notify the Directing Holders in writing, provided that the failure to give such notice shall not relieve the Directing Holders of their obligations hereunder except to the extent such Directing Holders are materially prejudiced by such failure. As a condition to the Indemnity, the Directing Holders shall be entitled to designate counsel to defend any such claim or proceeding (which counsel shall be reasonably acceptable to the Trustee) and separately participate at their expense in the defense of any such claim or proceeding.

To the extent that any Directing Holder makes payment to or for the benefit of the Trustee under this Direction, such Directing Holder shall become subrogated to the rights of the Trustee under the Indenture to obtain reimbursement from the Issuer, the Parent Guarantor, or their affiliates therefor or from any money or property held or collected by the Trustee (but subordinated to the claims of the Trustee) to the extent such money or property is available for such use under the Indenture, including pursuant to the Trustee’s assertion of the lien to which the Trustee is entitled under Section 7.07 of the Indenture; provided, that any such payment to the Directing Holders shall be made on a basis junior to the Trustee. For the avoidance of doubt, any Directing Holder who shall become subrogated to the rights of the Trustee will retain and may enforce such rights without regard to any subsequent sales, transfers or assignments by such Directing Holder. To the extent the Trustee receives reimbursement from the Company or CEC in respect of the amounts for which the Directing Holders have previously made payments to the Trustee, the Trustee shall promptly pay the Directing Holders in an amount equal to the amount of such reimbursement, pro rata based on the amounts previously paid by such Directing Holders; provided, however, that any and all amounts owed to the Trustee have been satisfied.

47

The Indemnity authorized herein shall be in addition to any other remedies, relief, or indemnification available to each Indemnified Person. The rights and remedies conferred hereunder shall be cumulative and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

Each undersigned holder hereby represents, warrants and certifies that, as of the date hereof, (i) such holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this letter, (ii) such holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes; (iii) this letter has been duly authorized, executed and delivered by an authorized officer or director thereof; and (iv) the Trustee has not provided any advice to such holder regarding this letter or any direction contained herein.

This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf). A copy of this letter, which will not constitute notice of the Instruction Letter, must be sent by electronic mail in .pdf format to:

Andrew I. Silfen Arent Fox LLP 1675 Broadway New York, NY 10019 Tel: (212) 484-3903 Fax: (212) 484-3990 E-mail: andrew.silfen@arentfox.com	Samuel S. Ory Frederic Dorwart, Lawyers 124 East Fourth Street Tulsa, Oklahoma 74103-5010 Tel: (918) 583-9913 Fax: (918) 583-8251 E-mail: sory@fdlaw.com

[SIGNATURE PAGES FOLLOW]

48

Directing Noteholder

,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

49

Agreed and Accepted this      day of             , 2016

BOKF, N.A., as successor Indenture Trustee for the 12.75% Senior-Secured Second Priority Notes

By:
Name:
Title:

50

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 Plaintiff, v. CAESARS ENTERTAINMENT CORPORATION, Defendant.	) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 1:15-cv-01561-JSR

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff BOKF, N.A. in its capacity as successor Indenture Trustee for the Notes (“BOKF”) brings this action (the “BOKF Action”) on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, on [            ], 2016, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, certain Noteholders, BOKF, and the Official Committee of Second-Priority Noteholders appointed in the voluntary chapter 11 cases titled Caesars Entm’t Operating Co., Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.) (the “Caesars Bankruptcy Cases”) entered into a Restructuring Support, Forbearance, and Settlement Agreement (the “RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, certain Noteholders have directed BOKF to suspend the prosecution of the BOKF Action and seek a stay of the BOKF Action brought on their behalf;

51

WHEREAS, BOKF and CEC believe that a stay of the BOKF Action is reasonable and appropriate at this time and necessary in order to resolve the BOKF Action and the myriad highly contentious and complex matters relating to the Caesars Bankruptcy Cases and allow CEOC to promulgate a plan of reorganization in the Caesars Bankruptcy Cases; and

WHEREAS, BOKF and CEC represent that the parties are not in a position to dismiss the BOKF Action with prejudice at this time because the settlement embodied in the RSA is subject to Bankruptcy Court approval in connection with plan confirmation. Nevertheless, all parties have been and are working hard toward that goal and a stay of the BOKF Action is a critical step toward that goal;

BOKF AND CEC HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that the BOKF Action shall be stayed until termination of the RSA by any party who is a signatory to the RSA in accordance with its terms, or further order of the Court. Upon termination of the RSA, either BOKF or CEC may request a conference before the Court to inform the Court that the RSA has been terminated and to schedule further action in the proceeding. BOKF and CEC respectfully request that the Court sign the Stipulation and enter it on the Court’s docket at its earliest convenience.

[Signature Pages Follow]

52

Dated: New York, New York

[            ], 2016

ARENT FOX LLP

Andrew I. Silfen
Michael S. Cryan
Mark A. Angelov
Arent Fox LLP
1675 Broadway
New York, NY 10019
Tel: (212) 484-3903
Fax: (212) 484-3990

-and-

Ralph A. Taylor, Jr. (admitted pro hac vice)
Jackson D. Toof (admitted pro hac vice)
ARENT FOX LLP
1717 K Street, N.W.
Washington, D.C. 20006
Tel: (202) 857-6000
Fax: (202) 857-6395

Attorneys for Plaintiff BOKF, N.A., solely in its capacity as successor Indenture Trustee under the Indenture

53

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

By:
Lewis R. Clayton (lclayton@paulweiss.com)
Michael E. Gertzman (mgertzman@paulweiss.com)
Jonathan H. Hurwitz (jhurwitz@paulweiss.com)
1285 Avenue of the Americas
New York, New York 10019-6064
Tel: (212) 373-3000
Fax: (212) 757-3990

-and-

FRIEDMAN KAPLAN SEILER & ADELMAN LLP

Eric Seiler (eseiler@fklaw.com)
Philippe Adler (padler@fklaw.com)
Jason C. Rubinstein (jrubinstein@fklaw.com)
7 Times Square
New York, NY 10036-6516
Tel: (212) 833-1100
Fax: (212) 833-1250

Attorneys for Defendant Caesars Entertainment Corporation

IT IS SO ORDERED this      day of             , 2016

Hon. Jed S. Rakoff, U.S.D.J.

54

Instruction Letter for 10% Second-Priority Senior Secured Notes due 2018

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Telephone: (302) 888-7420

Facsimile: (302) 421-9137

Attn: Patrick J. Healy, VP and Director

Reference is made to (i) the Indenture, dated as of April 15, 2009, between CEOC, CEC, and Wilmington Savings Fund Society, FSB, as successor indenture trustee (solely in such capacity, the “Trustee” or “you”), providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018 (the “Notes”), as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”); and (ii) the Restructuring Support, Forbearance, and Settlement Agreement, dated as of September     , 2016 (the “2L RSA”), among, inter alia, CEOC, CEC and the undersigned holders of the Notes (the “Directing Holders”). Capitalized terms used in this direction and not otherwise defined have the meanings assigned to such terms in the 2L RSA.

The Directing Holders of the Notes hereby direct you to: (a) execute, file, and perform under a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay of the prosecution of the case titled Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.) (the “WSFS Case”) until the Directing Noteholders notify you in writing of the occurrence of a Forbearance Termination Event; (b) use your best efforts to suspend the prosecution of the WSFS Case, except as may be necessary or appropriate to seek approval of the Stipulation or otherwise conduct ministerial acts in connection with the WSFS Case or conduct acts or actions as otherwise provided under the Stipulation, until the Directing Noteholders notify you in writing of the occurrence of a Forbearance Termination Event; and (c) if necessary, support any motion filed by the Debtors in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”) or any other court of competent jurisdiction, to grant, extend or modify an order temporarily enjoining the WSFS Case and/or any other guaranty case against Caesars Entertainment Corporation (the “105 Injunction Order”) and to take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction Order, unless and until the Directing Noteholders notify you in writing that a Forbearance Termination Event has occurred.

Certain of the holders of Notes, some of whom may be signatories below, previously directed you to commence and prosecute the WSFS Case (the “Previous Direction”). For the sake of clarity, this direction shall constitute a revocation of the Previous Direction only until such time as a Forbearance Termination Event has occurred.

55

Each Directing Holder, in accordance with its Proportionate Share (as hereinafter defined), hereby agrees to, and shall, pay and reimburse and be liable to the Trustee and each director, officer, employee, agent, professional and attorney of the Trustee (the Trustee and each such other person, an “Indemnified Person”) for, and indemnify and hold harmless each such Indemnified Person from and against, without limitation, any and all losses, liabilities, judgments, claims, causes of action, costs, and expenses (including reasonable fees and disbursements of legal counsel) (collectively, the “Losses”) incurred or suffered by an Indemnified Person pursuant to, any claim, cause of action, litigation, proceeding, action or investigation (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise and whether such Indemnified Person is a party to such litigation, proceeding or investigation) (i) in any way directly or indirectly, arising out of, related to, or connected with, the taking or omitting to take, by an Indemnified Person, any action in accordance with this direction, or (ii) as a result of enforcement of this direction; provided that the foregoing indemnity (the “Indemnity”) shall not be applicable to any Losses suffered or incurred by an Indemnified Person as a result of such Indemnified Person’s gross negligence, bad faith or willful misconduct as determined by a judgment of a court that is binding upon such Indemnified Person, final, and not subject to review on appeal.

“Proportionate Share,” as to any Directing Holder, shall mean the percentage derived by taking the principal amount of outstanding Notes owned by such Directing Holder and dividing it by the aggregate principal amount of the outstanding Notes owned by all of the Directing Holders. The determination of the Proportionate Share of liability with respect to any Losses shall be made as of the date of this direction.

As soon as practical upon receipt by an Indemnified Person of notice of any demand, claim, or commencement of any action, suit, proceeding, or investigation within the scope of the Indemnity, the Indemnified Person shall notify the Directing Holders in writing, provided that the failure to give such notice shall not relieve the Directing Holders of their obligations hereunder except to the extent such Directing Holders are materially prejudiced by such failure. As a condition to the Indemnity, the Directing Holders shall be entitled to designate counsel to defend any such claim or proceeding (which counsel shall be reasonably acceptable to the Trustee) and separately participate at their expense in the defense of any such claim or proceeding.

To the extent that any Directing Holder makes payment to or for the benefit of the Trustee under this direction, such Directing Holder shall become subrogated to the rights of the Trustee under the Indenture to obtain reimbursement from the Issuer, the Parent Guarantor, or their affiliates therefor or from any money or property held or collected by the Trustee (but subordinated to the claims of the Trustee) to the extent such money or property is available for such use under the Indenture, including pursuant to the Trustee’s assertion of the lien to which the Trustee is entitled under Section 7.07 of the Indenture; provided, that any such payment to the Directing Holders shall be made on a basis junior to the Trustee. For the avoidance of doubt, any Directing Holder who shall become subrogated to the rights of the Trustee will retain and may enforce such rights without regard to any subsequent sales, transfers or assignments by such Directing Holder. To the extent the Trustee receives reimbursement from the Company or CEC in respect of the amounts for which the Directing Holders have previously made payments to the Trustee under this direction, the Trustee shall promptly pay the Directing Holders in an amount equal to the amount of such reimbursement, pro rata based on the amounts previously paid by such Directing Holders; provided, however, that any and all amounts owed to the Trustee have been satisfied.

56

The Indemnity authorized herein shall be in addition to any other remedies, relief, or indemnification available to each Indemnified Person. The rights and remedies conferred hereunder shall be cumulative and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

Each Directing Holder hereby represents, warrants and certifies that, as of the date hereof, (i) such Directing Holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this direction, (ii) such Directing Holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes, (iii) this direction has been duly authorized, executed and delivered by an authorized officer or director thereof, and (iv) the Trustee has not provided any advice to such Directing Holder regarding this direction or any direction contained herein.

This direction may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[SIGNATURE PAGES FOLLOW]

57

Directing Noteholder

,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

58

Agreed and Accepted this      day of             , 2016

WILMINGTON SAVINGS FUND SOCIETY, FSB, as successor Trustee

By:
Name:
Title:

59

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

WILMINGTON SAVINGS FUND SOCIETY, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,

Plaintiff,

vs.

CAESARS ENTERTAINMENT CORPORATION, et. al.,

Defendants,

and

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,

Nominal Defendant.

x ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) x	C.A. No. 10004-VCG

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff Wilmington Savings Fund Society, FSB, in its capacity as successor Indenture Trustee for the Notes (“WSFS”) brought this action on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 10% Second-Priority Senior Secured Notes due 2018 (the “Notes”);

60

WHEREAS, on [            ], 2016, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, certain Noteholders, and the Official Committee of Second-Priority Noteholders appointed in the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.) entered into a Restructuring Support, Forbearance, and Settlement Agreement (“RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, certain Noteholders have directed WSFS to seek a stay of this action brought on their behalf;

WHEREAS, WSFS agrees that a stay of this action is appropriate; and

WHEREAS, CEC agrees that a stay of this action is appropriate;

WSFS AND CEC HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that this action shall be stayed until termination of the RSA by any party in accordance with its terms or the further agreement of the parties to this action.

61

Dated: [            ], 2016

Martin S. Lessner, Esq. (No. 3109)
Richard J. Thomas (No. 5073)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Tel.: (302) 571-6698
Fax: (302) 576-3309
mlessner@ycst.com
RJThomas@ycst.com

Attorneys for Plaintiff Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second Priority Senior Secured Notes due 2018

Of Counsel:

Bruce Bennett

Geoffrey S. Stewart

Sidney P. Levinson

Joshua M. Mester

JONES DAY

555 South Flower Street, 50th Floor

Los Angeles, CA 9007

-and-

Eric R. Wilson

David Zalman

KELLEY DRYE & WARREN LLP

101 Park Avenue

New York, NY 10178

62

Kenneth J. Nachbar (#2067)

William M. Lafferty (#2755)

John P. DiTomo (#4850)

Lindsay M. Kwoka (#5772)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street

Wilmington, DE 19801

(302) 658-9200

Attorneys for Defendant

Caesars Entertainment Corporation

Of Counsel:

Eric Seiler

Philippe Adler

Jason C. Rubinstein

Christopher M. Colorado

FRIEDMAN KAPLAN SEILER & ADELMAN LLP

7 Times Square

New York, NY 10036-6516

(201) 833-1100

IT IS SO ORDERED this      day of             , 2016.

                     Vice Chancellor Sam Glasscock III

63

Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of                      (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Second Lien Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Second Lien Creditor for all purposes under the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [Credit Agreement / First Lien Indentures / Second Lien Indentures / Unsecured Indentures] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed: ,	Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Principal Amount Held

Claim	Amount

65